UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No.    )

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Filed by a Party other than the Registrant  ☐

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☐	Preliminary Proxy Statement

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

L-3 COMMUNICATIONS HOLDINGS, INC.

(Name of Registrant as Specified in Its Charter)

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L-3 COMMUNICATIONS HOLDINGS, INC.

To Our Shareholders:

On behalf of the Board of Directors, I cordially invite you to attend the Annual Meeting of Shareholders of L-3 Communications Holdings, Inc., to be held at 2:30 p.m., Eastern Daylight Time, on Tuesday, May 5, 2015, at The Ritz-Carlton New York, Battery Park, located at Two West Street, New York, New York. The notice and proxy statement for the Annual Meeting are attached to this letter and describe the business to be conducted at the Annual Meeting.

In accordance with the rules of the Securities and Exchange Commission, we sent a Notice of Internet Availability of Proxy Materials on or about March 24, 2015 to our shareholders of record as of the close of business on March 9, 2015. We also provided access to our proxy materials over the Internet beginning on that date. If you received a Notice of Internet Availability of Proxy Materials by mail and did not receive, but would like to receive, a printed copy of our proxy materials, you should follow the instructions for requesting such materials included on page 2 of this proxy statement or in the Notice of Internet Availability of Proxy Materials.

To have your vote recorded, you should vote over the Internet or by telephone. In addition, if you have requested or received a paper copy of the proxy materials, you can vote by signing, dating and returning the proxy card sent to you in the envelope accompanying the proxy materials sent to you. We encourage you to vote by any of these methods even if you currently plan to attend the Annual Meeting. By doing so, you will ensure that your shares are represented and voted at the Annual Meeting. If you decide to attend, you can still vote your shares in person if you wish. If you wish to attend the Annual Meeting in person, you will need to register and request an admission ticket in advance. You can register and request a ticket by following the instructions set forth on page 3 of this proxy statement.

On behalf of the Board of Directors, I thank you for your cooperation and look forward to seeing you on May 5, 2015.

Very truly yours,

Michael T. Strianese

Chairman, President and

    Chief Executive Officer

Notice of 2015 Annual Meeting of Shareholders and Proxy Statement	1
Proxy Statement	2
Proposal 1. Election of Directors	6
Continuing Members of the Board of Directors	9
Proposal 2. Selection of Independent Registered Public Accounting Firm	11
Proposal 3. Advisory (Non-Binding) Vote on Executive Compensation	12
Proposal 4. Approval of Amendment to the Company’s Amended and Restated Bylaws to Designate the Delaware Chancery Court as the Exclusive Forum for Certain Legal Actions	14
Proposal 5. Shareholder Proposal to Allow Shareholders to Call Special Meeting	16
The Board of Directors and Certain Governance Matters	18
Shareholder Proposals and Nominations	27
Executives and Certain Other Officers of the Company	28
Security Ownership of Certain Beneficial Owners	31
Security Ownership of Management	32
Compensation Discussion and Analysis	33
Compensation Committee Report	58
Tabular Executive Compensation Disclosure	59
Compensation of Directors	79
Report of the Audit Committee	82
Independent Registered Public Accounting Firm Fees	83
Compensation Committee Interlocks and Insider Participation	83
Certain Relationships and Related Transactions	84
Equity Compensation Plan Information	86
Section 16(A) Beneficial Ownership Reporting Compliance	87
Householding of Proxy Materials	87
General and Other Matters	88
Annex A	A-1

L-3 COMMUNICATIONS HOLDINGS, INC.

NOTICE OF 2015 ANNUAL MEETING OF

SHAREHOLDERS AND PROXY STATEMENT

Notice is hereby given that the 2015 Annual Meeting of Shareholders (the “Annual Meeting”) of L-3 Communications Holdings, Inc. (“L-3” or the “Company”) will be held at The Ritz-Carlton New York, Battery Park, located at Two West Street, New York, New York on Tuesday, May 5, 2015, at 2:30 p.m., Eastern Daylight Time, for the following purposes:

1.	Elect the seven Directors listed herein;

2.	Ratify the appointment of our independent registered public accounting firm for 2015 (the “Auditor Ratification Proposal”);

3.	Approve, in a non-binding, advisory vote, the compensation paid to our named executive officers as described herein (the “Say-on-Pay Proposal”);

4.	Approve an amendment to the Company’s Amended and Restated Bylaws to designate the Delaware Chancery Court as the exclusive forum for certain legal actions (the “Exclusive Forum Proposal”);

5.	Consider a shareholder proposal to allow shareholders to call a special meeting, if presented at the Annual Meeting (the “Special Meeting Proposal”); and

6.	Transact such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.

By Order of the Board of Directors

Steven M. Post

Senior Vice President, General Counsel and

    Corporate Secretary

March 24, 2015

IMPORTANT

Whether or not you currently plan to attend the Annual Meeting in person, please vote over the Internet or by telephone, or (if you received a paper copy of the proxy materials) complete, date, sign and promptly mail the paper proxy card sent to you. You may revoke your proxy if you attend the Annual Meeting and wish to vote your shares in person.

L-3 Communications Holdings, Inc.

600 Third Avenue

New York, New York 10016

PROXY STATEMENT

This proxy statement is being made available to the holders of the common stock, par value $0.01 per share, of L-3 Communications Holdings, Inc. (the “Common Stock”) in connection with the solicitation of proxies for use at the Annual Meeting to be held at The Ritz-Carlton New York, Battery Park, located at Two West Street, New York, New York at 2:30 p.m., Eastern Daylight Time, on Tuesday, May 5, 2015.

Record Date

Our Board of Directors has fixed the close of business on March 9, 2015 as the Record Date (the “Record Date”) for the Annual Meeting. Only shareholders of record at the Record Date are entitled to notice of, and to vote at, the Annual Meeting or at any adjournments or postponements thereof, in person or by proxy. At the Record Date, there were 82,796,381 shares of our Common Stock outstanding and entitled to vote at the Annual Meeting. Each holder of Common Stock is entitled to one vote for each share of our Common Stock held by such holder. The holders of a majority in voting power of the outstanding shares of our Common Stock, represented in person or by proxy, shall constitute a quorum at the Annual Meeting.

On or about March 24, 2015, we either mailed you a notice (the “Notice”) notifying you how to vote online and how to electronically access a copy of this proxy statement, our Summary Annual Report and our Annual Report on Form 10-K for the year ended December 31, 2014 (together referred to as the “Proxy Materials”) or mailed you a complete set of the Proxy Materials. If you have not received but would like to receive printed copies of these documents, including a proxy card in paper format, you should follow the instructions for requesting such materials contained in the Notice.

Proxies

The proxies are solicited by our Board of Directors on our behalf for use at the Annual Meeting and any adjournments or postponements of the Annual Meeting, and the expenses of solicitation of proxies will be borne by us. The solicitation will be made primarily via the Internet and by mail, but our officers and regular employees may also solicit proxies by telephone, telegraph, facsimile, or in person. We also have retained Georgeson Inc. to assist in soliciting proxies. We expect to pay Georgeson Inc. approximately $10,000 plus expenses in connection with its solicitation of proxies.

Each shareholder may appoint a person (who need not be a shareholder), other than the persons named in the proxy, to represent him or her at the Annual Meeting by completing another proper proxy. In either case, such completed proxy should be returned in the envelope provided to you for that purpose (if you have requested or received a paper copy of the Proxy Materials). If you own your shares of our Common Stock directly in your name in our stock records maintained by our transfer agent, Computershare Trust Company, N.A. (“Computershare”), your proxy card should be delivered to Broadridge Financial Solutions c/o Vote Processing, 51 Mercedes Way, Edgewood, NY 11717, not later than 11:59 p.m., Eastern Daylight Time, on May 4, 2015. If you own shares through L-3’s 401(k) plan, return completed proxy cards in the envelope provided to Broadridge Financial Solutions c/o Vote Processing, 51 Mercedes Way, Edgewood, NY 11717 by 8:00 a.m., Eastern Daylight Time on May 1, 2015.

Any proxy delivered pursuant to this solicitation is revocable at the option of the person(s) executing the proxy upon our receipt, prior to the time the proxy is voted, of a duly executed instrument revoking it, or of a duly executed proxy bearing a later date, or by such person(s) voting in person at the Annual Meeting. Unless revoked, all proxies representing shares entitled to vote that are delivered pursuant to this solicitation will be voted at the Annual Meeting and, where a choice has been specified on the proxy card, will be voted in accordance with such specification. Where a choice has not been specified on the proxy card, the proxy will be voted in accordance with the recommendations of our Board of Directors.

Voting in Person

If you wish to attend the Annual Meeting and vote in person, you must be a shareholder on the Record Date and you must register and request an admission ticket in advance. Tickets will be issued to registered and beneficial owners. If you hold your shares of our Common Stock through a bank or brokerage firm (i.e., you are not a registered holder), or if you own shares through L-3’s 401(k) plan, you may register and request an admission ticket by visiting www.proxyvote.com and following the instructions provided (you will need the 16-digit Control Number included on your Notice or your paper voting instruction form (if you received a paper copy of the Proxy Materials)). If you own your shares of our Common Stock directly in your name in our stock records maintained by Computershare, you may register and request an admission ticket by visiting www.proxyvote.com/LLL and following the instructions provided (you will need the 16-digit Control Number included on your Annual Meeting Notice card).

Requests for admission tickets will be processed in the order in which they are received and must be requested no later than May 4, 2015. Please note that seating is limited and admission to the meeting will be on a first-come, first-served basis. On the day of the meeting, each shareholder will be required to present valid picture identification such as a driver’s license or passport with their admission ticket. Seating will begin at 2:00 p.m. and the meeting will begin at 2:30 p.m. Cameras (including cell phones with photographic capabilities), recording devices and other electronic devices will not be permitted at the Annual Meeting. You will be required to enter through a security check point before being granted access to the Annual Meeting.

Even if you plan to attend the Annual Meeting, we encourage you to vote in advance by Internet, telephone or (if you received a paper copy of the Proxy Materials) by mail so that your vote will be counted even if you later decide not to attend the Annual Meeting. Voting your proxy by the Internet, telephone or mail will not limit your right to vote at the Annual Meeting if you later decide to attend in person. If you own your shares of our Common Stock through a bank, brokerage firm or other record holder and wish to vote in person at the Annual Meeting, you must request a “legal proxy” from your bank or broker or obtain a proxy from the record holder.

Please note that you may receive multiple copies of the Notice or Proxy Materials (electronically and/or by mail). These materials may not be duplicates as you may receive separate copies of the Notice or Proxy Materials for each type of account in which you hold shares of our Common Stock. Please be sure to vote all of your shares in each of your accounts in accordance with the directions on the proxy card(s) and/or voting instruction form(s) that you receive. In the case of duplicate votes for shares in a particular account, your last vote is the one that counts.

Voting by Internet, Telephone or Mail

The following sets forth how a shareholder can vote over the Internet, by telephone or by mail:

Voting By Internet

If you hold your shares of our Common Stock through a bank or brokerage firm (i.e., you are not a registered holder), or if you own shares through L-3’s 401(k) plan, you can vote at www.proxyvote.com, 24 hours a day, seven days a week. You will need the 16-digit Control Number included on your Notice or your paper voting instruction form (if you received a paper copy of the Proxy Materials).

If you own your shares of our Common Stock directly in your name in our stock records maintained by Computershare, you can vote at www. proxyvote.com/LLL, 24 hours a day, seven days a week. You will need the 16-digit Control Number included on your Annual Meeting Notice card.

Voting By Telephone

If you hold your shares of our Common Stock through a bank or brokerage firm, you can vote using a touch-tone telephone by calling the toll-free number included on your paper voting instruction form (if you received a paper copy of the Proxy Materials), 24 hours a day, seven days a week. You will need the 16-digit Control Number included on your paper voting instruction form.

If you own your shares of our Common Stock directly in your name in our stock records maintained by Computershare, you can vote using a touch-tone telephone by calling 1-800-690-6903, 24 hours a day, seven days a week. You will need the 16-digit Control Number included on your Annual Meeting Notice card.

If you hold your shares through L-3’s 401(k) plan, you can vote using a touch-tone telephone by calling 1-800-690-6903, 24 hours a day, seven days a week. You will need the 16-digit Control Number included on your paper proxy card.

If you hold your shares in street name, you may also submit voting instructions to your bank, broker or other nominee. In most instances, you will be able to do this over the Internet, by telephone, or by mail. Please refer to the information from your bank, broker or other nominee on how to submit voting instructions.

The Internet and telephone voting procedures, which comply with Delaware law and the Securities and Exchange Commission (the “SEC”) rules, are designed to authenticate shareholders’ identities, to allow shareholders to vote their shares and to confirm that their instructions have been properly recorded.

Voting By Mail

If you have received a paper copy of the Proxy Materials by mail, you may complete, sign, date and return by mail the paper proxy card or voting instruction form sent to you in the envelope provided to you with your Proxy Materials or voting instruction form.

Deadline for Submitting Votes By Internet, Telephone or Mail

If you hold your shares of our Common Stock through a bank or brokerage account, proxies submitted over the Internet or by telephone as described above must be received by 11:59 p.m., Eastern Daylight Time, on May 4, 2015.

If you own your shares of our Common Stock directly in your name in our stock records maintained by Computershare, proxies submitted over the Internet or by telephone as described above must be received by 11:59 p.m., Eastern Daylight Time, on May 4, 2015.

If you own your shares of our Common Stock through L-3’s 401(k) plan, proxies submitted over the Internet or by telephone as described above must be received by 11:59 p.m., Eastern Daylight Time, on April 30, 2015.

Proxies submitted by mail should be returned in the envelope provided to you with your paper proxy card or voting instruction form, and must be received no later than 11:59 p.m., Eastern Daylight Time, on May 4, 2015, if you own your shares of our Common Stock directly in your name in our stock records maintained by Computershare, or by 8:00 a.m., Eastern Daylight Time, on May 1, 2015, if you own your shares through L-3’s 401(k) plan.

Required Vote

The vote required to approve all of the proposals listed herein assumes the presence of a quorum. For each proposal, abstentions and instances where brokers are prohibited from exercising discretionary authority for beneficial owners who have not returned a proxy (so-called “broker non-votes”) will be counted for purposes of determining a quorum.

•

Proposal 1: Election of the seven Directors listed herein: A majority of the votes cast at the Annual Meeting is required for the election of each nominee for director. Abstentions and “broker non-votes” will have no effect on the outcome of this proposal.

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Proposal 2: Auditor Ratification Proposal: A majority of the votes cast at the Annual Meeting is required for the Auditor Ratification Proposal. Abstentions will have no effect on the outcome of this proposal.

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Proposal 3: Say-on-Pay Proposal: A majority of the votes cast at the Annual Meeting is required to approve the Say-on-Pay Proposal. Abstentions and “broker non-votes” will have no effect on the outcome of this proposal.

•

Proposal 4: Exclusive Forum Proposal: A majority of the votes cast at the Annual Meeting is required to approve the Special Meeting Proposal. Abstentions and “broker non-votes” will have no effect on the outcome of this proposal.

•

Proposal 5: Special Meeting Proposal: A majority of the votes cast at the Annual Meeting is required to approve the Exclusive Forum Proposal. Abstentions and “broker non-votes” will have no effect on the outcome of this proposal.

Revocation of Proxies Submitted by Internet, Telephone or Mail

To revoke a proxy previously submitted over the Internet, by telephone or by mail, you may simply vote again at a later date, using the same procedures, in which case your later submitted vote will be recorded and your earlier vote revoked. You may also attend the Annual Meeting and vote in person.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be held on May 5, 2015.

The following Proxy Materials are available for you to view online at http://www.L-3com.com: (1) this proxy statement (including all attachments, if any); (2) our Summary Annual Report and Annual Report on Form 10-K, in each case for the year ended December 31, 2014 (which is not deemed to be part of the official proxy soliciting materials); and (3) any amendments to the foregoing materials that are required to be furnished to shareholders. In addition, if you have not received a copy of our Proxy Materials and would like one, you may download an electronic copy of our Proxy Materials or request a paper copy at http://www.L-3com.com. You will also have the opportunity to request paper or email copies of our Proxy Materials for all future Annual Meetings.

PROPOSAL 1. ELECTION OF DIRECTORS

At the 2013 Annual Meeting, shareholders approved an amendment to our Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) to provide for the phased-in declassification of the Board, which began in 2014. Under our Certificate of Incorporation, as so amended, the directors elected at the 2014 Annual Meeting were elected for one-year terms and the directors elected at the 2015 Annual Meeting will also be elected for one-year terms. Beginning with the 2016 Annual Meeting of Shareholders, the entire Board will be elected on an annual basis.

The full Board of Directors has considered and nominated the following slate of nominees for a one-year term expiring in 2016: Ann E. Dunwoody, Lewis Kramer, Robert B. Millard, Vincent Pagano, Jr., H. Hugh Shelton, Arthur L. Simon and Michael T. Strianese. Action will be taken at the Annual Meeting for the election of these seven nominees. Each of Lewis Kramer, Robert B. Millard and Arthur L. Simon was last elected at the 2012 Annual Meeting and each of Ann E. Dunwoody, Vincent Pagano, Jr., H. Hugh Shelton and Michael T. Strianese was last elected at the 2013 Annual Meeting for, in each case, a term that expires at the 2015 Annual Meeting. Alan H. Washkowitz, who currently serves as a director, will not stand for re-election to the Board at the Annual Meeting. Mr. Washkowitz has notified the Company that he will retire on the date of the Annual Meeting. The Company is grateful to Mr. Washkowitz for his many years of service on the Board.

It is intended that the proxies delivered pursuant to this solicitation will be voted in favor of the election of Ann E. Dunwoody, Lewis Kramer, Robert B. Millard, Vincent Pagano, Jr., H. Hugh Shelton, Arthur L. Simon and Michael T. Strianese except in cases of proxies bearing contrary instructions. In the event that these nominees should become unavailable for election due to any presently unforeseen reason, the persons named in the proxy will have the right to use their discretion to vote for a substitute.

Nominees for Election to the Board of Directors in 2015

The following information describes the offices held, other business directorships and the class and term of each nominee. Beneficial ownership of equity securities of the nominees is described in “Security Ownership of Management” on page 32.

Name	Age	Principal Occupation And Other Information
Ann E. Dunwoody	62	Director since June 2013. Member of the Nominating/Corporate Governance Committee. General Dunwoody (U.S. Army — Ret.) was the first woman in U.S. military history to achieve the rank of four-star general. From 2008 until her retirement in 2012, she led and ran the largest global logistics command in the Army comprising 69,000 military and civilian individuals, located in all 50 states and over 140 countries with a budget of $60.0 billion dollars. General (Ret.) Dunwoody also served as a strategic planner for the Chief of Staff of the Army. During her 38-year military career, she was decorated for distinguished service and has received many major military and honorary awards. General (Ret.) Dunwoody is also a director of Logistics Management Institute, Republic Services and serves on the Council of Trustees the Association of United States Army.

Lewis Kramer	67	Director since July 2009. Chairman of the Audit Committee, and member of the Compensation and Executive Committees. Mr. Kramer was a partner at Ernst & Young from 1981 until he retired in June 2009 after a nearly 40-year career at Ernst & Young. At the time of his retirement, Mr. Kramer served as the Global Client Service Partner for worldwide external audit and all other services for major clients, and served on the firm’s United States Executive Board. He previously served as Ernst & Young’s National Director of Audit Services.

Name	Age	Principal Occupation And Other Information
Robert B. Millard	64	Director since April 1997. Lead Independent Director of the Board of Directors and Chairman of the Compensation and Executive Committees. Mr. Millard is currently the Chairman of the Massachusetts Institute of Technology Corporation. Prior to becoming Chairman of MIT, Mr. Millard held various positions in business, including Managing Director at Lehman Brothers and its predecessors from 1976 to 2008 and Chairman of Realm Partners L.L.C. Mr. Millard is a director of Evercore Partners Inc. He is also a current member of the Council on Foreign Relations. He has also served as a director of Gulfmark Offshore, Inc. until June 2013.

Vincent Pagano, Jr.	64	Director since April 2013. Chairman of the Nominating/Corporate Governance Committee, and member of the Audit and Executive Committees. Mr. Pagano was a partner at Simpson Thacher & Bartlett LLP until his retirement at the end of 2012. He was the head of the firm’s capital markets practice from 1999 to 2012, and, before that, administrative partner of the firm from 1996 to 1999. He was a member of the firm’s executive committee during substantially all of the 1996-2012 period. He also serves on the Board of Directors and the Audit Committee and Conflicts Committee of Cheniere Energy Partners GP, LLC, the general partner of Cheniere Energy Partners, L.P. and the Board of Directors and the Audit Committee and Corporate Governance and Nominating Committee of Hovnanian Enterprises, Inc. Mr. Pagano serves on the Engineering Advisory Council of Lehigh University.

H. Hugh Shelton	73	Director since April 2011. Member of the Nominating/Corporate Governance Committee. General (U.S. Army — Ret.) Shelton was the senior officer of the United States military and principal military advisor to the President of the United States, the Secretary of Defense and the National Security Council when he served as the fourteenth Chairman of the Joint Chiefs of Staff from 1997 until his retirement in 2001. He had previously served as Commander-in-Chief of U.S. Special Operations Command (SOCOM). He has served as the Executive Director of the General H. Hugh Shelton Leadership Center at North Carolina State University since January 2002. From January 2002 until April 2006, General (Ret.) Shelton served as the President, International Sales of M.I.C. Industries, an international manufacturing company. General (Ret.) Shelton was knighted by Queen Elizabeth II in 2001 and awarded the Congressional Gold Medal in 2002. He is Chairman of the Board of Directors of Red Hat, Inc. and has also served as a director of Anheuser Busch Companies, Inc., CACI, Anteon International and Protective Products of America, Inc. He is a designated National Association of Corporate Directors (NACD) Fellow.

Arthur L. Simon	83	Director since April 2001. Member of the Audit and Nominating/Corporate Governance Committees. Before his retirement, Mr. Simon was a partner at Coopers & Lybrand LLP, Certified Public Accountants, from 1968 to 1994 and was the co-founder of the firm’s Defense Contracting Industry Group. He also serves on the Board of Directors and the Audit Committee of Loral Space & Communications Inc.

Name	Age	Principal Occupation And Other Information
Michael T. Strianese	59	Director since October 2006. Member of the Executive Committee. Chairman, President and Chief Executive Officer. Mr. Strianese became Chairman on October 7, 2008 and has served as President and Chief Executive Officer since October 2006. Until February 2007, Mr. Strianese was also our Corporate Ethics Officer. He was our interim Chief Executive Officer and Chief Financial Officer from June 2006. Mr. Strianese became Chief Financial Officer in March 2005. From March 2001 to March 2005 he was our Senior Vice President — Finance. He joined us in April 1997 as Vice President — Finance and Controller and was our Controller until July 2000.

The nominees for election to the Board of Directors are hereby proposed for approval by the shareholders. Assuming a quorum is present, a majority of the votes cast at the Annual Meeting is required for the election of each nominee.

The Board of Directors Recommends a Vote FOR Each of the Proposed Nominees Listed Above for Election to the Board of Directors.

CONTINUING MEMBERS OF THE BOARD OF DIRECTORS

The following information describes the offices held, other business directorships and the term of each director whose term continues beyond the 2015 Annual Meeting and who is not subject to election this year.

Beneficial ownership of equity securities for these directors is described in “Security Ownership of Management” on page 32.

Directors Whose Terms Expire in 2016

Name	Age	Principal Occupation And Other Information
Claude R. Canizares	69	Director since May 2003. Member of the Audit Committee. Since 1971, Professor Canizares has been at MIT. He currently serves as Vice President, and is the Bruno Rossi Professor of Physics. In addition, he is a principal investigator on NASA’s Chandra X-ray observatory and Associate Director of its science center. Professor Canizares is a member of the National Academy of Sciences, the International Academy of Astronautics, and a fellow of the American Academy of Arts and Sciences, the American Physical Society and the American Association for the Advancement of Science. He serves on the Department of Commerce’s Emerging Technology and Research Advisory Committee and the National Research Council’s (NRC) Committee on Science, Technology and the Law. He serves on the Auditing Committee of the National Academy of Sciences. He has served on the Air Force Scientific Advisory Board, the NASA Advisory Council, and the Council of the National Academy of Sciences.

Thomas A. Corcoran	70	Director since July 1997. Member of the Audit Committee. Mr. Corcoran has been a Senior Advisor of The Carlyle Group, a private equity investment firm, and the President of Corcoran Enterprises, LLC, a private management consulting firm, since 2001. From March 2001 to April 2004, Mr. Corcoran was the President and Chief Executive Officer of Gemini Air Cargo. Mr. Corcoran was the President and Chief Executive Officer of Allegheny Teledyne Incorporated from October 1999 to December 2000. From April 1993 to September 1999, he was the President and Chief Operating Officer of the Electronic Systems Sector and Space & Strategic Missiles Sector of Lockheed Martin Corporation. Prior to that he worked for General Electric for 26 years and held various management positions with GE Aerospace. Mr. Corcoran is also a director of GenCorp Inc. and serves as a member of their Organization & Compensation Committee and their Corporate Governance & Nominating Committee. He formerly served as a director of ARINC, La Barge Inc., REMEC, Inc., Serco Ltd, Force Protection, Inc. and Aer Lingus Group plc.

Name	Age	Principal Occupation And Other Information
Lloyd W. Newton	72	Director since September 2012. Member of the Compensation Committee. General Newton (U.S. Air Force — Ret.) was a four-star General and Commander of the Air Force, Air Education and Training Command, where he was responsible for the recruiting, training and education of all Air Force personnel from 1997 until his retirement in 2000. Following his retirement from the Air Force, General (Ret.) Newton was executive vice president of Pratt & Whitney Military Engines until 2006. During his 34 year military career, General (Ret.) Newton also served as an Air Force congressional liaison officer with the U.S. House of Representatives and was a member of the Air Force’s Air Demonstration Squadron, the Thunderbirds. General (Ret.) Newton serves on the Board of Directors, Executive Compensation, Corporate Governance and Nominating and Financial Policy Committees of Sonoco Products Co., and the Board of Directors and Chairman of the Compensation Committee of Torchmark Corporation. He formerly served as a director of Goodrich Corporation.

For a discussion of the specific experience, qualifications, attributes and skills that led the Board of Directors to conclude that each of the Company’s continuing directors and its nominees for director, Ann E. Dunwoody, Lewis Kramer, Robert B. Millard, Vincent Pagano, Jr., H. Hugh Shelton, Arthur L. Simon and Michael T. Strianese, should serve on the Board of Directors, see “The Board of Directors and Certain Governance Matters — Board of Directors Composition” beginning on page 20.

PROPOSAL 2. SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the independent registered public accounting firm retained to audit the Company’s financial statements. Following its annual evaluation of its independent registered public accounting firm, the Audit Committee considered whether there should be a rotation of such a firm and decided to select PricewaterhouseCoopers LLP (“PwC”) to serve as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2015. PwC has continuously been retained as our independent registered public accounting firm since our formation in 1997, and the Audit Committee and the Board of Directors believe that the continued retention of PwC to serve as the Company’s independent registered public accounting firm is in the best interests of the Company and its shareholders. In conjunction with the mandated rotation of the independent registered public accounting firm’s lead engagement partner, the Audit Committee and its chairperson have been directly involved in the selection of PwC’s lead engagement partner. Representatives of PwC will be present at the Annual Meeting. These representatives will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

Although ratification is not required by our Bylaws or otherwise, the Board of Directors is submitting the selection of PwC to our shareholders for ratification because the Audit Committee and the Board value our shareholders’ views on the Company’s independent registered public accounting firm. If the foregoing proposal is not approved by the holders of a majority of the votes cast, it will be considered as notice to the Board of Directors and the Audit Committee to consider the selection of a different firm. Even if the selection is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our shareholders.

The Board of Directors Recommends a Vote FOR Ratification of the Appointment of PricewaterhouseCoopers LLP as our Independent Registered Public Accounting Firm.

PROPOSAL 3. ADVISORY (NON-BINDING) VOTE ON EXECUTIVE COMPENSATION

We are asking our shareholders to approve, in a non-binding, advisory vote, the compensation paid to our named executive officers as disclosed beginning on page 59 of this proxy statement. In connection with this vote, shareholders may also wish to consider the discussion appearing under “The Board of Directors and Certain Governance Matters — Compensation Committee” beginning on page 22. While the results of this vote are advisory, our Compensation Committee intends to consider the results of this vote when making future compensation decisions. The following is a summary of key points that shareholders may wish to consider in connection with their voting decision.

Our compensation program emphasizes our pay-for-performance philosophy and reflects our commitment to compensation best practices. Our compensation program highlights include:

•	Formula-Based Bonus Plan. We apply a formula-based approach for determining annual incentive awards that uses pre-established goals to assess financial and individual performance achievements.

•	Emphasis on performance-based variable pay. In 2014, 68% of our Chief Executive Officer’s target pay was in the form of performance-based annual and long-term incentives, including:

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30% of target pay in the form of performance awards that will be forfeited unless our company’s performance during fiscal 2014-2016 meets pre-established goals for cumulative diluted earnings per share and relative total shareholder return.

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22% of target pay in the form of stock options that have value only based on, and to the extent of, future increases in our stock price. In addition, these options are forfeited if vesting conditions based on 2014 financial performance are not satisfied.

•	16% of target pay under our formula-based bonus plan described above.

Our executives are subject to meaningful stock ownership and retention guidelines that align their interests with those of our shareholders. Under our policies:

•	Our Chief Executive Officer is required to hold L-3 stock worth at least 6 times his base salary, while our other executives have ownership requirements ranging from 1.5 to 3 times base salary.

•	Executives must retain 75% of their net after-tax shares earned from equity awards until their ownership requirement is met.

•	Stock options, including vested stock options, do not count towards satisfying the ownership requirement.

•	Executives are prohibited from reducing their economic exposure to L-3 stock through hedging or pledging transactions, regardless of whether they own more than their ownership requirement.

Our compensation program reflects sound pay practices. In addition to the practices described above, our compensation program reflects the following:

•	Our perquisites are modest.

•	We do not provide any tax reimbursements or “gross-ups” on severance or change in control payments.

•	Our equity plans prohibit repricings of stock options or other equity-based awards without shareholder approval.

•	We do not pay dividends on stock options, or on other equity-based awards prior to vesting.

•	Our retirement plans only provide age or service credit for years worked with L-3 and its predecessor companies.

We believe that the information disclosed in this proxy statement demonstrates that our executive compensation program is well-designed and is working as intended. In accordance with the requirements of Section 14A of the Securities Exchange Act of 1934 (the “Exchange Act”) and the related rules of the SEC, we are submitting for shareholder consideration the following resolution to approve, in a non-binding, advisory vote, the compensation paid to our named executive officers for fiscal 2014 as disclosed beginning on page 59 of this proxy statement:

“RESOLVED, that the compensation paid to the company’s named executive officers, as disclosed in this proxy statement pursuant to the rules of the SEC, including the Compensation Discussion and Analysis, compensation tables and any related narrative discussion, is hereby APPROVED.”

The Board of Directors Recommends a Vote FOR Approval of the Compensation Paid to Our Named Executive Officers.

PROPOSAL 4. APPROVAL OF AMENDMENT TO THE COMPANY’S BYLAWS DESIGNATING AN EXCLUSIVE FORUM

The Board of Directors is proposing, for approval by our shareholders, an amendment to the Amended and Restated Bylaws (“Bylaws”) of L-3 Communications Holdings, Inc. that will designate the Court of Chancery of the State of Delaware as the sole and exclusive forum for specified legal actions unless otherwise consented to by the Company. This designation of the Court of Chancery would apply to (1) any derivative action brought on behalf of the Company, (2) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Company to the Company or the Company’s shareholders, (3) any action asserting a claim arising pursuant to any provision of the General Corporation Law of the State of Delaware, or (4) any action asserting a claim governed by the internal affairs doctrine.

The proposed amendment to the Bylaws is intended to avoid subjecting the Company to multiple lawsuits in different jurisdictions on matters relating to the corporate law of Delaware, our state of incorporation. The ability to require such actions to be brought in a single forum provides numerous benefits to the Company and our shareholders. Specifically, the Company and our shareholders would benefit from having the corporate law disputes referenced in the proposed amendment to our Bylaws resolved by the Delaware Court of Chancery, which is widely regarded as the preeminent court for the determination of disputes involving a corporation’s internal affairs in terms of precedent, experience and focus. Moreover, the Delaware Court of Chancery has streamlined procedures and processes for dealing with corporate law disputes that help provide relatively quick decisions. This accelerated schedule can limit the time, cost and uncertainty of protracted litigation for all parties. The Delaware Court of Chancery is comprised of experienced jurists who have a deep understanding of Delaware corporate law and the duties of directors and officers. Delaware’s well-developed body of case law provides corporations and their shareholders with more predictability about the outcome of intra-corporate disputes. By specifying that intra-corporate disputes will be heard in the Delaware Court of Chancery, the proposed amendment is intended to ensure that (1) the Company and our shareholders avoid costly and duplicative litigation, (2) Delaware corporate law would not be misapplied by a court in another jurisdiction and (3) the risk of inconsistent outcomes from two similar cases proceeding in different courts is eliminated.

The Board of Directors believes that the proposed amendment to the Bylaws would have no impact on whether intra-corporate actions may be filed or the kinds of remedies a shareholder may seek or obtain. Accordingly, the Board believes that the proposed amendments to the Bylaws would not deprive shareholders of legitimate claims. Although some plaintiffs might prefer to litigate matters in a forum outside of Delaware because another court may be more convenient or viewed as being more favorable to them, the Board of Directors believes that the benefits to the Company and its shareholders generally outweigh these concerns.

For these reasons, the Board of Directors believes that providing for Delaware as the exclusive forum for the types of disputes listed above is in the best interests of the Company and our shareholders. At the same time, the Board of Directors believes that the Company should retain the ability to consent to an alternative forum on a case-by-case basis where the Company determines that its interests and those of its shareholders are best served by permitting such a dispute to proceed in a forum other than the Delaware Court of Chancery.

The Board of Directors is aware that certain proxy advisors, and even some institutional investors, take the view that they will not support an exclusive forum clause until the company requesting it can show it already has suffered material harm as a result of multiple shareholder suits filed in different jurisdictions regarding the same matter. The Board of Directors believes that it is more prudent and in the best interest of our shareholders to take preventative measures before the interests of the Company and most of its shareholders are materially harmed by the increasing practice of the plaintiffs’ bar to file claims in multiple jurisdictions, prior to incurring incur the litigation and related costs of attempting to have the cases consolidated or risk that foreign jurisdictions may misapply Delaware law to the detriment of the Company and its shareholders.

The Company maintains strong corporate governance practices, including a Board of Directors that, other than with respect to its Chairman and CEO, is comprised of independent directors, a majority vote standard in uncontested director elections, a separate and empowered Lead Independent Director, and the absence of a “poison pill.”

Although exclusive forum provisions such as the one we are proposing are becoming increasingly common, and we know of no reason a court in another state would not enforce its terms, we cannot be certain that other courts would enforce the provision and dismiss any competing suit in deference to the Delaware Court of Chancery.

If this amendment is approved by a majority of the votes cast by our shareholders, the Bylaws will be amended and restated to incorporate the proposed amendment. The complete text of the proposed amendment to our Bylaws is set forth in Annex A hereto.

The Board of Directors Recommends a Vote FOR Approval of the Proposed Amendment to the Company’s Bylaws Designating the Court of Chancery of the State of Delaware as the Sole and Exclusive Forum for Specified Legal Actions Unless Otherwise Consented to By the Company.

PROPOSAL 5. SHAREHOLDER PROPOSAL TO ALLOW SHAREHOLDERS TO CALL SPECIAL MEETINGS

Set forth below is a shareholder proposal that we have been advised will be presented at the Annual Meeting by John Chevedden, 2215 Nelson Ave., No 205, Redondo Beach, CA 90278, beneficial owner of at least $2,000 in market value of our Common Stock.

We are not responsible for the contents of the proposal. As explained below, the Board unanimously recommends that you vote AGAINST the proposal.

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Proposal 5 – Special Shareowner Meetings

Resolved, Shareowners ask our board to take the steps necessary (unilaterally if possible) to amend our bylaws and each appropriate governing document to give holders in the aggregate of 20% of our outstanding common stock the power to call a special shareowner meeting. This proposal does not impact our board’s current power to call a special meeting.

Delaware law allows 10% of shareholders to call a special meeting and dozens of companies have adopted the 10% threshold. Special meetings allow shareowners to vote on important matters, such as electing new directors that can arise between annual meetings. Shareowner input on the timing of shareowner meetings is especially important when events unfold quickly and issues may become moot by the next annual meeting. This is also important because there could be a 15-month span between our annual meetings. This proposal topic won more than 70% support at Edwards Lifesciences and SunEdison in 2013. Vanguard sent letters to 350 of its portfolio companies asking them to consider providing the right for shareholders to call a special meeting.

Our clearly improvable corporate governance (as reported in 2014) in an added incentive to vote for this proposal:

GMI Ratings, an independent investment research firm, rated our company D in executive pay and accounting – $12 million in 2013 Total Realized for Michael Strianese. There were also an excessive pension and perks for Mr. Strianese. Meanwhile shareholders had a 21% potential stock dilution. GMI said multiple related party transactions and other potential conflicts of interest involving our company’s board or senior managers should be reviewed in greater depth.

Three directors had 17-years long-tenure which was a negative factor in judging their independence: Alan Washkowitz, Thomas Corcoran, and Robert Millard (our lead director – a position that demands higher independence). Mr. Millard also received our highest negative votes. A weak Lead Director is a good argument for adopting an independent board chairman policy. Directors who had more than 10-years long-tenure controlled the majority of the votes on our 3 most important board committees.

Returning to the core topic of this proposal from the context of our clearly improvable corporate governance, please vote to protect shareholder value:

Special Shareowner Meetings – Proposal 5

BOARD OF DIRECTORS RESPONSE TO SHAREHOLDER PROPOSAL

The Board of Directors opposes this proposal for the following reasons:

The Board of Directors has carefully considered this proposal and the arguments for and against giving holders of 20% of the outstanding stock the power to call a special shareowner meeting. The Board of Directors has concluded that this shareholder proposal is not in the best interests of L-3 or its shareholders.

L-3 is strongly committed to good governance practices and is keenly interested in the views and concerns of its shareholders. This proposal would provide shareholders holding 20% of our outstanding common shares with an unfettered right to call a special meeting. In that regard, we would observe that calling a special meeting of shareholders is not a matter to be taken lightly. We believe that a special meeting should be held to cover extraordinary events only when fiduciary, strategic, significant transactional or similar considerations dictate that the matter be addressed on an expeditious basis, rather than waiting until the next annual meeting. Organizing and preparing for a special meeting imposes substantial legal, administrative and distribution costs and involves a significant commitment of time and focus from management.

The proposal, if implemented, would permit shareholders holding 20% of our outstanding common stock, including a large number of small shareholders who in the aggregate reach the 20% level, to call a special meeting at any time and with any frequency. If implemented, the proposal would also allow shareholders with particular interests to call special shareholder meetings solely to cover agenda items relevant to their particular interests as opposed to the interests of shareholders generally. We believe that adopting such a standard for calling special meetings would present a real risk of significant cost, management distraction and diversion of management and financial resources to address a possibly unlimited number of special meetings. We therefore believe that such a standard would not be in the best interest of shareholders.

The Board of Directors believes that our existing mechanism for calling a special meeting is appropriate. Consistent with Delaware General Corporation Law, our Amended and Restated Bylaws provides that special meetings of shareholders of L-3 may be called by the Chairman of the Board, if there be one, or the President, and shall be called by the Chairman of the Board or the President at the request in writing of a majority of the Board of Directors. The provision allows L-3’s highly qualified and experienced Board of Directors to listen and consider the interests of all of our shareholders and enables the directors, who were elected by the shareholders, to exercise their reasoned business judgment, consistent with their fiduciary obligations to all shareholders, in determining when it is in the best interest of all of the shareholders to convene a special meeting. This mechanism effectively safeguards the broader interests of all shareholders and the Company.

The Board of Directors is also responsive to shareholder input in other ways. The Company maintains open lines of communication with large and small shareholders, financial analysts and shareholder advisory services regarding important issues relating to the Company’s business and governance. We provide significant opportunity for our shareholders to raise matters at our annual meetings. Shareholders can use our annual meetings to propose business by making proposals through the proxy rules, such as this one, or to communicate their concerns by raising issues in-person at the meeting. Our Board maintains open lines of communications with our shareholders and are committed to adopting and following best practices in corporate governance. In short, when our shareholders have a desire to raise an important issue with our Board, there is already in place a meaningful process for views to be expressed and heard. The Company’s existing corporate governance mechanisms and its open lines of communication with large and small shareholders ensure accountability to all shareholders while enabling the Board of Directors to protect the Company from hostile or abusive tactics, consistent with our directors’ fiduciary duties to all of the Company’s shareholders.

For the foregoing reasons, the Board of Directors believes that this shareholder proposal is not in the best interests of the Company or in the best interests of our shareholders. Therefore, the Board of Directors unanimously recommends a vote “AGAINST” this shareholder proposal.

THE BOARD OF DIRECTORS AND CERTAIN GOVERNANCE MATTERS

Our Board of Directors oversees the management of our business and affairs, as provided by Delaware law, and conducts its business through meetings of the Board of Directors and four standing committees: the Executive, Audit, Nominating/Corporate Governance and Compensation Committees. In addition, from time to time, special committees may be established under the direction of the Board of Directors when necessary to address specific issues.

Leadership Structure

The Board of Directors determined that combining the Chief Executive Officer and Chairman positions is the appropriate leadership structure for L-3 at this time. The Board of Directors believes that “one-size” does not fit all, and the decision of whether to combine or separate the positions of Chief Executive Officer and Chairman will vary company to company and depend upon a company’s particular circumstances at a given point in time. Accordingly, the Board of Directors carefully considers from time to time whether the Chief Executive Officer and Chairman positions should be combined based on what the Board of Directors believes is best for the Company and its shareholders.

Board structures vary greatly among U.S. public corporations, with 53% of S&P 500 companies combining the positions of Chief Executive Officer and Chairman and only 28% of the S&P 500 having an independent chairman, according to a recent survey. The Board of Directors does not believe that the evidence demonstrates that any one leadership structure is more effective at creating long-term shareholder value. The Board of Directors believes that an effective leadership structure could be achieved either by combining or separating the Chief Executive Officer and Chairman positions, if the structure encourages the free and open dialogue of competing views and provides for strong checks and balances. Specifically, an effective governance structure must balance the powers of the Chief Executive Officer and the independent directors and ensure that the independent directors are fully informed, able to discuss and debate the issues that they deem important, and able to provide effective oversight of management.

The Board of Directors believes that if the positions of Chief Executive Officer and Chairman are combined, then appointing a lead independent director is necessary for effective governance. Accordingly, the Company’s Corporate Governance Guidelines provide that, in the event the Chief Executive Officer and Chairman positions are combined, the independent members of the Board of Directors will elect a “Lead Independent Director.” In addition to presiding at executive sessions of the independent directors, the responsibilities of the Lead Independent Director, which are clearly set forth in the Company’s Corporate Governance Guidelines, also include:

•	presiding at all meetings of the Board of Directors at which the Chairman is not present;

•	approving schedules for Board of Directors meetings;

•	approving the agendas for meetings of the Board of Directors;

•	approving the information sent to the Board of Directors for meetings of the Board of Directors;

•	authority to call meetings of the independent directors;

•	specifically requesting the inclusion of certain materials for Board of Directors meetings, when appropriate;

•	being available for consultation and direct communication with major shareholders, if requested;

•	recommending, as appropriate, that the Board of Directors retain consultants who will report directly to the Board of Directors; and

•	acting as a liaison between the independent directors and the Chairman.

The Board of Directors believes that the responsibilities delegated to the Lead Independent Director are substantially similar to many of the functions typically fulfilled by a board chairman. The Board of Directors believes that its Lead Independent Director position balances the need for effective and independent oversight of management with the need for strong, unified leadership. The Board of Directors believes that one of the key elements of effective, independent oversight is that the independent directors meet in executive session on a regular basis without the presence of management. Accordingly, in 2014, the independent directors met in executive session four times with the Lead Independent Director presiding at such meetings.

While L-3’s approach regarding its leadership structure has varied depending on what was best for L-3 at a particular point in time, the Board of Directors believes that its current structure of combining the roles of Chairman and Chief Executive Officer and a strong independent Lead Director is in the best interest of L-3 at this time as it allows for a balance of power between the Chief Executive Officer and the independent directors and provides an environment in which its independent directors are fully informed, have significant input into the content of Board meeting agendas and are able to provide objective and thoughtful oversight of management. The Board also believes that L-3’s current leadership structure does not affect the Board’s role in risk oversight of the Company. In addition, The Board of Directors also believes that combining the roles of Chairman and Chief Executive Officer gives L-3 the best chance to continue its strong performance over the long term. With the expected continued declines in the U.S. Department of Defense budget, it continues to be more important for L-3 to increasingly seek out business opportunities in the international community. In L-3’s industry, the Board of Directors believes that access to decision-makers in foreign countries is made easier when the roles of Chairman and Chief Executive Officer are combined as their customs often dictate having comparable titles when conducting negotiations. Moreover, since most of L-3’s industry peers have combined the roles of chairman and Chief Executive Officer, L-3 believes that separating such roles would put us at a significant competitive disadvantage.

Independence

The Board of Directors has affirmatively determined that all of the continuing members of the board of directors and director nominees, other than Mr. Strianese, including those who serve on the Audit, Nominating/Corporate Governance and Compensation Committees of the Board of Directors, have no material relationship with us, either directly or as a partner, shareholder or officer of an organization that has a relationship with us. Therefore, all of our directors, other than Mr. Strianese, are “independent” under all applicable standards. In connection with its determination that Mr. Millard and Professor Canizares are independent directors, the Board of Directors considered the fact that we conducted business with MIT where Mr. Millard is chair of the MIT Corporation and Professor Canizares is employed as a full time professor. In addition, the Board of Directors considered the fact that we conducted business with NASA, where Professor Canizares is a principal investigator of NASA’s Chandra X-ray observatory and is Associate Director of its science center, and with Sandia National Laboratories, where he is a consultant. During 2014, we retained MIT to provide research and development on our behalf, and MIT and NASA purchased equipment and services from us. Payments made to, or received from, MIT, NASA or Lawrence Livermore National Laboratory were less than 1% of MIT’s, NASA’s, Sandia National Laboratories’ or L-3’s annual consolidated gross revenues during each of their last completed fiscal years. Mr. Millard and Professor Canizares did not have any interest in these transactions and Professor Canizares recused himself from all decisions regarding L-3 with respect to these transactions.

Mr. Kramer and Generals (Ret.) Dunwoody, Newton and Shelton serve as directors, trustees or in similar capacities (but not as executive officers or employees) for one or more non-profit organizations to which we have made charitable contributions. Contributions to these organizations did not exceed either $120,000 or 1% of each of those organizations’ annual consolidated gross revenues during their last completed fiscal years and were below the thresholds set forth under our categorical standards of director independence.

In addition, the Board of Directors has determined that Professor Canizares and Messrs. Corcoran, Kramer, Pagano and Simon, members of the Audit Committee, and Messrs. Millard and Kramer and General (Ret.) Newton, members of the Compensation Committee, are “independent” in accordance with the New York Stock Exchange (the “NYSE”) standards applicable to members of the Audit Committee and Compensation Committee, respectively.

The Board of Directors has adopted Corporate Governance Guidelines that meet the independence standards of the NYSE. Also, as part of our Corporate Governance Guidelines, the Board of Directors has adopted categorical standards to assist it in evaluating the independence of each of its directors. The categorical standards are intended to assist the Board of Directors in determining whether or not certain relationships between our directors and us, either directly or as a partner, shareholder or officer of an organization that has a relationship with us, are “material relationships” for purposes of the NYSE independence standards. The categorical standards establish thresholds at which such relationships are deemed not to be material. Our Corporate Governance Guidelines, which include our categorical standards of independence, can be obtained through our website at http://www.L-3com.com.

Directors are expected to attend board meetings and meetings of the committees on which they serve, to spend the time needed, and to meet as frequently as necessary, in order to properly discharge their responsibilities. In addition, to the extent reasonably practicable, directors are expected to attend shareholder meetings. During the fiscal year ended December 31, 2014, the Board of Directors held ten meetings. Each director attended at least 75% of the combined number of meetings of the Board of Directors and meetings of committees on which he or she served during the period in 2014 in which he or she served as a director or member of such committee, as applicable. All of our directors attended the 2014 Annual Meeting in person. In accordance with applicable NYSE listing requirements, our independent directors hold regular executive sessions at which management, including the Chairman, President and Chief Executive Officer, is not present. Mr. Millard, our Lead Independent Director of the Board of Directors, presides at the regularly held executive sessions of the independent directors.

Board of Directors Composition

The Board of Directors seeks to ensure that the Board is composed of members whose particular experience, qualifications, attributes and skills, when taken together, will allow the Board of Directors to satisfy its oversight responsibilities effectively. In that regard, the Nominating/Corporate Governance Committee is responsible for recommending candidates for all directorships to be filled by the Board of Directors or by the shareholders at an annual or special meeting. In identifying candidates for membership on the Board of Directors, the Nominating/Corporate Governance Committee takes into account (1) minimum individual qualifications, such as strength of character, mature judgment, industry knowledge or experience and an ability to work collegially with the other members of the Board of Directors and (2) all other factors it considers appropriate. In addition, although the Board of Directors does not have a policy with regard to the consideration of diversity in identifying director nominees, among the many factors that the Nominating/Corporate Governance Committee carefully considers are the benefits to the Company of diversity, including gender and racial diversity, in board composition.

As part of its recurring activities, the Nominating/Corporate Governance Committee seeks to identify qualified candidates to sit on the Board of Directors. To identify and recruit qualified candidates for the Board, the Nominating/Corporate Governance Committee has previously utilized the services of professional search firms and has also sought referrals from other members of the Board, management, shareholders and other sources. After conducting an initial evaluation of a candidate, one or more members of the Nominating/Corporate Governance Committee will interview that candidate if the Nominating/Corporate Governance Committee believes the candidate might be suitable to be a director and may also ask the candidate to meet with other directors and management. If the Nominating/ Corporate Governance Committee believes a candidate would be a valuable addition to the Board of Directors, it will recommend to the full Board of Directors that candidate’s election.

When considering whether the Board’s directors and nominees have the experience, qualifications, attributes and skills, taken as a whole, to enable the Board of Directors to satisfy its oversight responsibilities effectively in light of L-3’s business and structure, the Board of Directors focused primarily on the information discussed in each of the Board members’ or nominees’ biographical information set forth on pages 6-10. In particular,

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with regards to Professor Canizares, the Board of Directors considered his distinguished career as a tenured professor at MIT including his current responsibility for over 20 research laboratories with an aggregate annual research budget of $1.5 billion, as well as his extensive knowledge of the aerospace industry;

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with regards to Mr. Corcoran, the Board of Directors considered his business operations background, including his service as the chief executive officer of a number of businesses, and his expertise in the aerospace and defense industries;

•	with regards to General (Ret.) Dunwoody, the Board of Directors considered her distinguished career in the United States Army and her extensive knowledge of the defense industry;

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with regards to Mr. Kramer, the Board of Directors considered his significant experience, expertise and background with regard to accounting and internal control matters as well as the breadth of his business knowledge gained while serving as an independent auditor for numerous organizations across many industries;

•	with regards to Mr. Millard, the Board of Directors considered his extensive financial background;

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with regards to General (Ret.) Newton, the Board of Directors considered his distinguished career in the Air Force, his experience as an Executive Vice President of Pratt & Whitney Military Engines and his knowledge as a director of public companies;

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with regards to Mr. Pagano, the Board of Directors considered his significant experience, expertise and background with regard to legal, capital markets and corporate governance matters, including his broad perspective brought by his experience advising clients in many diverse industries;

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with regards to General (Ret.) Shelton, the Board of Directors considered his distinguished career as the Chairman of the Joint Chiefs of Staff, Department of Defense and as the Commander in Chief of U.S. Special Operations Command (SOCOM) and his extensive knowledge of the defense industry;

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with regards to Mr. Simon, the Board of Directors considered his significant experience, expertise and background with regard to accounting and internal control matters and the breadth of his business knowledge gained while serving as an independent auditor for numerous organizations across many industries and as the Chair of the Audit Committee of Loral Space & Communications Inc.; and

•	with regards to Mr. Strianese, the Board of Directors considered his position as Chief Executive Officer and his expertise and experience in the aerospace and defense industries.

In addition, in connection with the nominations of Generals (Ret.) Dunwoody and Shelton and Messrs. Kramer, Millard, Pagano, Simon and Strianese for election as directors at the 2015 Annual Meeting, the Board of Directors considered their valuable contributions to L-3’s success during their years of Board service.

Audit Committee

The current members of the Audit Committee are: Lewis Kramer (Chair), Claude R. Canizares, Thomas A. Corcoran, Vincent Pagano, Jr. and Arthur L. Simon. The Audit Committee met eighteen times in 2014, including meetings held in connection with its oversight of the internal review related to misconduct and accounting errors identified by the Company at its Aerospace Systems segment. The Audit Committee is generally responsible for, among other things:

•	selecting, appointing, compensating, retaining and terminating our independent registered public accounting firm;

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overseeing the auditing work of any independent registered public accounting firm employed by us, including the resolution of any disagreements, if any, between management and the independent registered public accounting firm regarding financial reporting, for the purpose of preparing or issuing an audit report or performing other audit, review or attest services;

•	pre-approving audit, other audit, audit-related and permitted non-audit services to be performed by the independent registered public accounting firm and related fees;

•	meeting with our independent registered public accounting firm to review the proposed scope of the annual audit of our financial statements and to discuss such other matters that it deems appropriate;

•	reviewing the findings of the independent registered public accounting firm with respect to the annual audit;

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meeting to review and discuss with management and the independent registered public accounting firm our periodic financial reports prior to our filing them with the SEC and reporting annually to the Board of Directors with respect to such matters;

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reviewing with our financial and accounting management, the independent registered public accounting firm and internal auditor the adequacy and effectiveness of our internal control over financial reporting, financial reporting procedures and disclosure controls and procedures; and

•	reviewing the internal audit function.

L-3’s Audit Committee Charter states that the Audit Committee shall consist of at least three members, all of whom are determined by the Board of Directors to meet the independence, financial literacy and expertise requirements of the SEC and NYSE. These requirements dictate that all Audit Committee members must be financially literate and at least one member of the Audit Committee shall be an “audit committee financial expert” in compliance with the criteria established by the SEC and NYSE. The Board of Directors has determined that all of the members of the Audit Committee are financially literate and meet the independence requirements mandated by the NYSE listing standards, Rule 10A-3 under the Exchange Act and our independence standards. In addition, the Board of Directors has determined that Messrs. Kramer and Simon are both “audit committee financial experts,” as defined by Item 407(d)(5) of Regulation S-K.

Compensation Committee

The current members of the Compensation Committee are: Robert B. Millard (Chair), Lewis Kramer, Lloyd W. Newton and Alan H. Washkowitz. The Compensation Committee, which had five meetings in 2014, is responsible for, among other functions:

•	reviewing and approving corporate goals and objectives relevant to the Chief Executive Officer’s compensation;

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evaluating the performance of the Chief Executive Officer in light of these corporate goals and objectives and, either as a committee or together with other independent directors (as directed by the Board of Directors), determining and approving the annual salary, bonus, equity and equity-based incentives and other benefits, direct and indirect, of the Chief Executive Officer based on such evaluation;

•	reviewing and approving the annual salary, bonus, equity and equity-based incentives and other benefits, direct and indirect, of the other executive officers;

•	discussing the results of the shareholder advisory vote on the compensation paid to our named executive officers;

•	reviewing and making recommendations to the Board of Directors with respect to director compensation;

•	reviewing and recommending to the Board of Directors, or approving, all equity-based awards, including pursuant to the Company’s equity-based plans;

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reviewing and approving, or making recommendations to the Board of Directors with respect to, the Company’s equity-based plans and executive officer incentive compensation plans, and overseeing the activities of the individuals responsible for administering those plans;

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reviewing and discussing with management, on at least an annual basis, management’s assessment of whether risks arising from the Company’s compensation policies and practices for all employees, including non-executive officers, are reasonably likely to have a material adverse effect on the Company;

•	reviewing and discussing the “Compensation Discussion and Analysis” section contained in this proxy statement;

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retaining or terminating, as necessary or appropriate, and approving the fees and any other retention terms for, compensation and benefits consultants and other outside consultants, legal counsels or advisors to provide independent advice to the Committee; and

•	evaluating on at least an annual basis whether any work provided by a compensation consultant retained by the Committee raised any conflict of interest.

In fulfilling its responsibilities, the Compensation Committee can delegate any or all of its responsibilities to a subcommittee of the committee consisting of two or more members. For a discussion concerning the processes and procedures for considering and determining executive and director compensation and the role of executive officers and compensation consultants in determining or recommending the amount or form of executive and director compensation, see “Compensation Discussion and Analysis” beginning on page 33 and “2014 Director Compensation” beginning on page 80.

The Board of Directors has determined that all of the members of the Compensation Committee meet our standards for independence and the independence requirements mandated by the NYSE listing standards that are applicable to serving on the Compensation Committee. In addition, all members of the Compensation Committee qualify as “non-employee directors” for purposes of Rule 16b-3 under the Exchange Act and “outside directors” for purposes of Section 162(m) of the Internal Revenue Code.

Use of Consultants

As set forth in its charter, the Compensation Committee has the sole authority to retain or terminate, as necessary or appropriate, outside consultants to provide advice to the Compensation Committee in connection with its fulfillment of its responsibilities. The Compensation Committee engages Frederic W. Cook (“Cook & Co.”) to serve as the Compensation Committee’s independent consultant. Cook & Co. and its affiliates do not provide any services to the Company or any of the Company’s affiliates other than advising the Compensation Committee on director and executive officer compensation. In 2014, the Compensation Committee requested that Cook & Co. advise it directly on a variety of compensation-related matters, including:

•	validating the compensation peer group to be used for competitive benchmarking;

•	preparing analyses and recommendations of senior executive compensation levels as compared to the compensation peer group and published compensation surveys;

•	assessing the pay recommendations that the Chief Executive Officer developed for senior executives, including the named executive officers;

•	developing pay recommendations for the Chief Executive Officer;

•	assessing the alignment of senior executive pay and company performance;

•	preparing analyses and recommendations of non-employee director pay levels as compared to the peer group;

•	preparing analyses of equity plan share usage and share dilution as compared to the peer group;

•	assessing performance measures and targets for annual and long-term incentive awards;

•	updating the Compensation Committee on executive compensation trends; and

•	recommending executive compensation program changes in response to executive compensation trends and shareholder concerns identified through investor engagement efforts or otherwise.

In the course of conducting its activities, Cook & Co. attended meetings of the Compensation Committee and presented its findings and recommendations to the Compensation Committee for discussion. During 2014, Cook & Co. also met with management to obtain and validate data, and review materials. In March of 2015, the Compensation Committee evaluated whether any work performed by Cook & Co. raised any conflict of interest and determined that it did not.

In 2014, the Committee also retained Janet M. DenUyl, LLC (“DenUyl”) to advise the Committee in connection with its periodic review of plan design and benefit levels with respect to the Company’s retirement plans, including as compared to the retirement plan design and benefit levels of the companies within the compensation peer group used by the Committee to benchmark executive pay levels. DenUyl met with management to obtain and validate data, and review materials, and subsequently met with the Compensation Committee to present its finding and recommendations for discussion. Prior to its engagement of DenUyl, the Compensation Committee evaluated whether any work to be performed by DenUyl would raise any conflict of interest and determined that it would not.

Nominating/Corporate Governance Committee

The Nominating/Corporate Governance Committee currently consists of Vincent Pagano, Jr. (Chair), Ann E. Dunwoody, H. Hugh Shelton, Arthur L. Simon and Alan H. Washkowitz. This committee, which met four times during 2014, monitors corporate governance policies and procedures and serves as the nominating committee for the Board of Directors.

The primary functions performed by this committee include, among other responsibilities:

•	developing, recommending and monitoring corporate governance policies and procedures for L-3 and the Board of Directors;

•	recommending to the Board of Directors criteria for the selection of new directors;

•	identifying and recommending to the Board of Directors individuals to be nominated as directors;

•	evaluating candidates recommended by shareholders in a timely manner;

•	conducting all necessary and appropriate inquiries into the backgrounds and qualifications of possible candidates;

•	overseeing the evaluation of the Board of Directors and management; and

•	overseeing and approving the management continuity planning process.

The Nominating/Corporate Governance Committee will consider candidates for nomination as a director recommended by shareholders, directors, officers, third party search firms and other sources.

The Nominating/Corporate Governance Committee will review all candidates for director in the same manner, regardless of the source of the recommendation. Individuals recommended by shareholders for nomination as a director will be considered in accordance with the procedures described under “Shareholder Proposals and Nominations” on page 27 of this proxy statement.

The Board of Directors has determined that all of the members of the Nominating/Corporate Governance Committee meet the independence requirements mandated by the applicable NYSE listing standards applicable to serving on the Nominating/Corporate Governance Committee and our standards of independence.

Executive Committee

The Executive Committee currently consists of Robert B. Millard (Chair), Lewis Kramer, Vincent Pagano, Jr. and Michael T. Strianese. The Executive Committee did not meet during 2014. The Executive Committee may exercise most board powers during periods between board meetings.

Oversight of Risk Management

L-3 is exposed to various risks including, but not limited to, strategic, operational, financial, liquidity and reputational, and also risks relating to reporting, pending and threatened litigation, regulatory and legal compliance. L-3’s enterprise risk profile is also affected by changes in the yearly budget and spending levels, priorities and procurement practices, and also the fiscal situations and general economic conditions affecting our major customers, especially the U.S. Department of Defense. L-3’s management designed the Company’s enterprise risk management process to identify, monitor and evaluate these risks, and develop an approach to address each identified risk. L-3’s enterprise risk management process is a company-wide initiative and involves each of our operating segments and business units. The Company takes a multi-disciplinary approach to risk.

L-3’s Chief Financial Officer, at the direction of the Chief Executive Officer, is responsible for overseeing the Company’s enterprise risk management process and periodically reports enterprise risk information to each of the Chief Executive Officer, the Audit Committee and the Board of Directors. In fulfilling his risk management responsibilities, the Chief Financial Officer works closely with members of the senior management team, including the Company’s General Counsel, the Executive Vice President of Corporate Strategy and Development, the Vice President, Controller and Principal Accounting Officer, the Vice President — Planning, and each of the business unit group presidents and group chief financial officers.

On behalf of the Board of Directors, the Audit Committee plays a key role in the oversight of the Company’s enterprise risk management function. In this regard, the Audit Committee discusses policies with respect to risk assessment and risk management, and the Company’s Chief Financial Officer meets with the Audit Committee at least five times per year to specifically discuss the enterprise risks facing the Company, highlighting any new risks that may have arisen since they last met. Additionally, at each Board of Directors meeting, the Chief Executive Officer and Chief Financial Officer report information about major risks facing the company. Finally, the Chief Financial Officer reports directly to the Board of Directors at least once per year to apprise it directly of the Company’s enterprise risk management process.

Committee Charters and Corporate Governance Guidelines

The Board of Directors has adopted a charter for each of the Audit, Nominating/Corporate Governance and Compensation Committees and corporate governance guidelines that address the make-up and functioning of the Board of Directors. You can find links to these materials on our website at http://www.L-3com.com under the “Investor Relations” tab by selecting “Corporate Governance.”

Code of Ethics and Business Conduct

The Board of Directors has adopted a code of ethics and business conduct that applies to all of our directors, officers and employees. You can find a link to such code on our website at http://www.L-3com.com. In accordance with, and to the extent required by, the rules and regulations of the SEC, we intend to post on our Web site waivers or implicit waivers (as such terms are defined in Item 5.05 of Form 8-K of the Exchange Act) and amendments of the code of ethics and business conduct that apply to any of our directors and executive officers, including our Chairman, President and Chief Executive Officer, Senior Vice President and Chief Financial Officer, and Vice President, Controller and Principal Accounting Officer or other persons performing similar functions.

Communications with Directors

Anyone who would like to communicate with, or otherwise make his or her concerns known directly to, the full Board of Directors, the Chair of any of the Executive, Audit, Nominating/Corporate Governance and Compensation Committees, to the non-management directors as a group or to the Lead Independent Director of the Board of Directors, may do so either by email that can be accessed through our website at http://www.L-3com.com or by addressing such communications or concerns to the Corporate Secretary of L-3 Communications Holdings, Inc., 600 Third Avenue, New York, New York 10016, who will forward such communications to the appropriate party. The addressed communications may be done confidentially or anonymously. The Corporate Secretary or Assistant Secretary will forward all correspondence to the Board of Directors or the specifically designated party, except for spam, junk mail, mass mailings, product complaints or inquiries, job inquiries, surveys, business solicitations or advertisements or patently offensive or otherwise inappropriate material.

SHAREHOLDER PROPOSALS AND NOMINATIONS

Under the SEC’s rules and regulations, any shareholder desiring to submit a proposal to be included in our 2016 proxy statement must submit such proposal to us at our principal executive offices located at 600 Third Avenue, New York, New York 10016, to the attention of the Corporate Secretary, no later than the close of business on November 24, 2015. Under Rule 14a-8 under the Exchange Act, a shareholder submitting a proposal to be included in the Company’s proxy statement is required to be a record or beneficial owner of at least 1% or $2,000 in market value of the Common Stock and to have held such Common Stock continuously for at least one year prior to the date of submission of the proposal, and he or she must continue to own such securities through the date on which the meeting is held.

The Bylaws provide for advance notice provisions. The Bylaws require the timely notice of certain information to be provided by any shareholder who proposes director nominations or any other business for consideration at a shareholders’ meeting. Failure to deliver a proposal in accordance with the procedures discussed below and in the Bylaws may result in the proposal not being deemed timely received. To be timely, notice of a director nomination or any other business for consideration at a shareholders’ meeting must be received by our Corporate Secretary at our principal executive offices no less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting. Therefore, to be presented at the Company’s 2016 Annual Meeting, such a proposal must be received by the Corporate Secretary on or after January 6, 2016 but no later than February 5, 2016. In the event that the date of the 2016 Annual Meeting is advanced by more than 20 days, or delayed by more than 70 days, from the anniversary date of the 2015 Annual Meeting, notice must be received not earlier than 120 days prior to such Annual Meeting and not later than the close of business on the later of the 90th day prior to such Annual Meeting or the 10th day following the day on which public announcement of the date of the 2016 Annual Meeting is first made. All proposals must be sent to our principal executive offices by certified mail, return receipt requested, to the attention of the Corporate Secretary, L-3 Communications Holdings, Inc., 600 Third Avenue, New York, New York 10016.

Shareholders may, subject to and in accordance with the Bylaws, recommend director candidates for consideration by the Nominating/Corporate Governance Committee. The recommendation must be delivered to the Corporate Secretary, who will forward the recommendation to the Nominating/ Corporate Governance Committee for consideration. The Bylaws contain certain informational and other requirements that must be followed in connection with submitting director nominations and any other business for consideration at a shareholders’ meeting. The Bylaws are posted on our website at http://www.L-3com.com.

EXECUTIVES AND CERTAIN OTHER OFFICERS OF THE COMPANY

Set forth below is certain information regarding each of our current executives, other than Mr. Strianese who is presented under “Nominees For Election to the Board of Directors in 2015,” and certain of our other officers.

Name	Age	Principal Occupation And Other Information
Curtis Brunson	67	Executive Vice President of Corporate Strategy and Development. Mr. Brunson became an Executive Vice President in February 2009 and is responsible for leading the execution of L-3’s business strategy, including customer relationships, technical development and business development. Prior to that, he was a Senior Vice President. Mr. Brunson began his career in 1972 with Sperry Systems Management Division, prior to its merger into Unisys Government Services. At Unisys for over 20 years, he held several management positions of increasing responsibility. When Loral acquired Unisys Communication Systems in Salt Lake City, he was General Manager. That division became part of L-3 during L-3’s formation in 1997, with Mr. Brunson becoming President at that time. Mr. Brunson holds a Bachelor of Science degree in Computer Science from the New York Institute of Technology and a Master’s of Science degree in Computer Science from Polytechnic Institute of New York University.

Ralph G. D’Ambrosio	47	Senior Vice President and Chief Financial Officer. Mr. D’Ambrosio became Chief Financial Officer in January 2007 and a Senior Vice President in April 2010. From March 2005 to January 2007, he was our Vice President — Finance and Principal Accounting Officer and he continued to be our Principal Accounting Officer until April 2008. He became our Controller in August 2000 and a Vice President in July 2001 and was our Vice President and Controller until March 2005. He joined us in August 1997 and was our Assistant Controller until July 2000. Prior to joining us, he was a senior manager at Coopers & Lybrand LLP, where he held a number of positions since 1989. Mr. D’Ambrosio holds a Bachelor’s degree, summa cum laude, in Business Administration from Iona College and a Master’s degree, with honors, in Business Administration from the Stern School of Business at New York University.

Steven M. Post	62	Senior Vice President, General Counsel and Corporate Secretary. Mr. Post became Senior Vice President, General Counsel and Corporate Secretary on May 27, 2008. Prior to that, Mr. Post held several positions at L-3 and its predecessor companies, including, most recently, Senior Vice President and General Counsel of the Integrated Systems Group and prior to that, group counsel and associate counsel positions. Prior to joining L-3, Mr. Post was an instructor in the Contract Law department at the Judge Advocate General’s School in Charlottesville, Va. He began his legal and military career at the Office of the Staff Judge Advocate in Ft. Dix, N.J., as the contract and fiscal law advisor and as senior trial counsel. Following that assignment, Mr. Post served as a trial attorney in the litigation division for the Judge Advocate General at the Pentagon. Mr. Post earned his law degree with honors from Indiana University, and his undergraduate degree from the University of Dayton.

Name	Age	Principal Occupation And Other Information
Richard A. Cody	64	Senior Vice President of Washington Operations. General Cody (U.S. Army — Ret.) joined L-3 in October 2008 and serves as a corporate Senior Vice President. Prior to joining L-3, General (Ret.) Cody served as the 31st Vice Chief of Staff, U.S. Army, a position he held from 2004 until his retirement from the U.S. Army in August 2008. With more than 36 years of service, General (Ret.) Cody has served in command and staff positions throughout the Army in the U.S. and overseas. He has also received major military awards and decorations, including the Defense Distinguished Service Medal. A graduate of the U.S. Military Academy, General (Ret.) Cody is also a Master Aviator with more than 5,000 hours of flight time and was inducted into the Army Aviation Hall of Fame in 2009.

Dan Azmon	51	Vice President, Controller and Principal Accounting Officer. Mr. Azmon has been our Principal Accounting Officer since April 2008 and our Controller since January 2005. Mr. Azmon joined L-3 in October 2000 and was our Assistant Controller until December 2004. Prior to joining L-3, Mr. Azmon held a number of financial management and financial reporting positions at ASARCO Incorporated and Salomon Brothers, Inc., and was a manager in the audit practice at Coopers & Lybrand LLP. He holds a Master of Business Administration degree from St. John’s University in accounting and a Bachelor of Business Administration degree in finance from Hofstra University. Mr. Azmon is also a certified public accountant.

Steve Kantor	70	Senior Vice President and President of L-3 Electronic Systems. Mr. Kantor was appointed to this position in August 2012. Prior to that, he was Senior Vice President and President of L-3 Services Group from June 2010 to August 2012 and, prior to that, Mr. Kantor was President of L-3’s Power & Controls Systems Group which was later renamed Marine & Power Systems Group from 2005 until 2010. Mr. Kantor joined L-3 in 2003 and has over 35 years of experience in the defense electronics industry, serving the U.S. Department of Defense, prime contractors and original equipment manufacturers, and foreign allies. Previously, Mr. Kantor served as president of BAE Systems’ Reconnaissance and Surveillance Systems, a position he held since 1998. Prior to that, Mr. Kantor held various executive positions at Lockheed Martin, Loral and United Technologies. Mr. Kantor holds a Bachelor of Science degree in electrical engineering from the New York Institute of Technology.

John C. McNellis	62	Senior Vice President and President of Aerospace Systems since its formation in March 2014. Prior to that, Mr. McNellis was President of Integrated Systems Group from November 2008 to March 2014, and prior to that, he was President of our Link Simulation and Training Division from September 2003 to November 2008. He possesses over 30 years of executive and project management experience in a broad spectrum of domestic and international defense programs. Prior to L-3, he served as President of Lockheed Martin’s Tactical Systems unit and held executive positions at Loral and IBM. Mr. McNellis has an extensive background in aircraft special mission systems, modification and maintenance; command, control, communications, intelligence, surveillance and reconnaissance systems; training systems; and satellite command and control. Mr. McNellis holds a Master of Science degree in physics from the University of California, Los Angeles as well as a Master of Business Administration degree from the University of Santa Clara.

Name	Age	Principal Occupation And Other Information
John S. Mega	62	Senior Vice President and President of Communication Systems since its formation in March 2014. Prior to that, Mr. Mega was President of the Microwave Group since he joined L-3 in 1997. Mr. Mega has worked his entire career in the defense electronics industry, having started his career at Raytheon and held executive positions at Loral, Lockheed Martin and, since its inception, L-3 Communications. He received his Bachelor of Science degree, magna cum laude, from Boston College and is a member of American Mensa.

Les Rose	67	Vice President and President of National Security Solutions since July 2012. Mr. Rose joined L-3 in 2005 as president of Enterprise IT Solutions and became president of L-3 STRATIS in 2010. He has also held a variety of executive management positions for 20 years with other defense contractors in IT services. Mr. Rose holds a Bachelor of Science degree in mechanical engineering from the South Dakota School of Mines and Technology, and a Master’s of Science in civil engineering from the University of Michigan.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

Based on information available to us as of March 9, 2015, the Record Date, we know of no person who beneficially owned more than five percent of the Common Stock, except as set forth below.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
ClearBridge Investments, LLC 620 8th Avenue New York, NY 10018(1)	6,362,400	(1)	7.5	%(1)
The Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, PA 19355(2)	6,247,077	(2)	7.3	%(2)
BlackRock, Inc. 55 East 52nd Street New York, NY 10022(3)	4,741,358	(3)	5.6	%(3)
Putnam Investments, LLC One Post Office Square Boston, MA 02109(4)	4,567,115	(4)	5.4	%(4)

(1)	Information shown is based on information reported by the filer on a Schedule 13G filed with the SEC on February 17, 2015 in which ClearBridge Investments, LLC reported that it has sole dispositive power over 6,362,400 shares of Common Stock and sole voting power over 6,157,488 shares of Common Stock.

(2)	Information shown is based on information reported by the filer on a Schedule 13G filed with the SEC on February 10, 2015, in which The Vanguard Group, Inc. reported that it has sole dispositive power over 6,108,235 shares of Common Stock, shared dispositive power over 138,842 shares of Common Stock and sole voting power over 150,283 shares of Common Stock. The Vanguard Group, Inc. reported that Vanguard Fiduciary Trust Company and Vanguard Investments Australia, Ltd., wholly-owned subsidiaries of The Vanguard Group, Inc., are the beneficial owners of 115,942 shares or 0.13% and 57,241 shares or 0.06%, respectively, of the Common Stock outstanding as a result of its serving as investment manager of collective trust accounts.

(3)	Information shown is based on information reported by the filer on a Schedule 13G filed with the SEC on February 2, 2015 in which BlackRock, Inc. reported that it has sole dispositive power over 4,741,358 shares of Common Stock and sole voting power over 4,111,479 shares of Common Stock.

(4)	Information shown is based on information reported by the filer on a Schedule 13G filed with the SEC on February 17, 2015 in which Putnam Investments, LLC reported that it has sole dispositive power over 4,567,115 shares of Common Stock and sole voting power over 156,667 shares of Common Stock. Putnam Investments, LLC reported that Putnam Investment Management, LLC and The Putnam Advisory Company, LLC, wholly-owned subsidiaries of Putnam Investments, LLC, are the beneficial owners of 4,466,071 shares or 5.2% and 101,044 shares or 0.1%, respectively, of the Common Stock outstanding as a result of its serving as investment manager of collective trust funds.

SECURITY OWNERSHIP OF MANAGEMENT

As of March 9, 2015, the Record Date, there were 82,796,381 shares of our Common Stock outstanding. The following table shows the amount of Common Stock beneficially owned (unless otherwise indicated) by our named executive officers, our directors, and by all of our current executive officers and directors as a group.

Except as otherwise indicated, all information listed below is as of March 9, 2015.

Name of Beneficial Owner	Common Stock Beneficially Owned Directly or Indirectly(1)	Common Stock Acquirable Within 60 Days(2)	Total Common Stock Beneficially Owned	Percentage of Shares of Common Stock Outstanding(3)
Directors and Named Executive Officers:
Michael T. Strianese	89,204	1,217,260	1,306,464	1.58%
Ralph G. D’Ambrosio	23,205	202,150	225,355	*
Curtis Brunson	57,980	109,471	167,451	*
Steve Kantor	22,937	30,888	53,825	*
John C. McNellis	2,216	—	2,216	*
Claude R. Canizares	3,440	17,659	21,099	*
Thomas A. Corcoran	1,614	17,659	19,273	*
Ann E. Dunwoody	—	3,272	3,272	*
Lewis Kramer	1,300	8,376	9,676	*
Robert B. Millard(4)	336,148	18,878	355,026	*
Lloyd W. Newton	—	3,716	3,716	*
Vincent Pagano, Jr.	—	3,113	3,113	*
H. Hugh Shelton	—	5,927	5,927	*
Arthur L. Simon	4,000	8,737	12,737	*
Alan H. Washkowitz(5)	25,898	8,737	34,635	*
Directors and Executive Officers as a Group (20 persons)	607,592	1,735,785	2,343,377	2.8%

(1)	The number of shares shown includes shares that are individually or jointly owned and over which the individual has either sole or shared investment or voting authority. The shares of our Common Stock directly owned include the number of shares allocated to the accounts of executive officers under our savings plan as follows: Mr. Strianese, 3,257 shares; Mr. D’Ambrosio, 2,413 shares; Mr. Brunson, 4,553 shares; Mr. Kantor, 1,037 shares; Mr. McNellis, 2,216 shares; and 19,312 shares held by the executive officers as a group.

(2)	Shares that are deemed to be beneficially owned by the individual either by virtue of the individual’s right to acquire the shares upon the exercise of outstanding stock options within 60 days from March 9, 2015 and, in the case of non-employee directors, by virtue of the fact that shares issuable upon termination of board service under outstanding restricted stock unit awards have vested or will vest within 60 days of March 9, 2015.

(3)	In computing the percentage ownership of any person, the amount of shares outstanding is deemed to include the amount of shares beneficially owned by such person (and only such person) by reason of the acquisition rights described above. As a result, the percentage of outstanding shares of any person as shown in this table does not necessarily reflect the person’s actual ownership or voting power with respect to the number of shares of Common Stock actually outstanding at March 9, 2015.

(4)	Includes 96,770 shares owned by a charitable foundation of which Mr. Millard and his wife are the sole trustees, and as to which Mr. Millard disclaims beneficial ownership.

(5)	Mr. Washkowitz notified the Company that he intends to retire from the Board effective as of the date of the Annual Meeting.

*	Share ownership does not exceed one percent, including stock options exercisable within 60 days of March 9, 2015 and, in the case of non-employee directors, shares issuable upon termination of board service under outstanding restricted stock units that have vested or will vest within 60 days of March 9, 2015.

COMPENSATION DISCUSSION AND ANALYSIS

The Compensation Discussion and Analysis describes L-3’s executive compensation program related to the year ended December 31, 2014 (our 2014 fiscal year). This section details the compensation framework applied by the Compensation Committee of our Board of Directors (the “Committee”) in determining the pay levels and programs available to our named executive officers for whom compensation is disclosed in the compensation tables included in the Tabular Executive Compensation Disclosure section of this proxy statement beginning on page 59. Our named executive officers for the 2014 fiscal year are:

•	Michael T. Strianese, Chairman, President and Chief Executive Officer

•	Ralph G. D’Ambrosio, Senior Vice President and Chief Financial Officer

•	Curtis Brunson, Executive Vice President of Corporate Strategy and Development

•	Steve Kantor, Senior Vice President and President of Electronic Systems Group

•	John C. McNellis, Senior Vice President and President of Aerospace Systems Group

Company Background, 2014 Operating Environment and 2014 Performance Achievements

Company Background. L-3 is a prime contractor in Intelligence, Surveillance and Reconnaissance (ISR) systems, aircraft sustainment (including modifications, logistics and maintenance), simulation and training, night vision and image intensification equipment, enterprise and mission information technology (IT) and cyber operations. L-3 is also a leading provider of a broad range of communication and electronic systems and products used on military and commercial platforms. Approximately 66% of our consolidated net sales for 2014 were made to the U.S. Department of Defense (the “DoD”). Accordingly, our sales, results of operations and cash flows are highly correlated to DoD budget and spending levels. Additionally, most of our businesses are short-cycle in nature, with programs or contracts that have performance periods of a year or less, and, consequently, changes in business trends immediately affect our sales volume, results of operations and cash flows.

2014 Operating Environment. For the year ended December 31, 2014, L-3 continued to face a challenging business environment. Our performance in 2014 was influenced by the following factors:

•

While the total DoD budget for the U.S. Government fiscal year ended September 30, 2014 increased by 1% from the prior fiscal year, total DoD outlays (spending) for the “investment” and “operations and maintenance” accounts of its budget (which compose the available market for industry sales to the DoD) declined by 5%.

•

The continuation of the DoD’s efficiency and better buying power initiatives, which have resulted in increased competition and contract turnover, and lower profit margins, especially in our national security solutions and logistics solutions businesses.

•	The continuation of the U.S. military drawdown in Afghanistan.

2014 Performance Achievements. Despite the challenging U.S. defense sector environment, L-3 delivered solid financial performance for 2014, highlighted by the following items:

•

Our consolidated net sales were $12.1 billion in 2014. We grew our international and commercial sales by 3%, increasing these markets to 29% of our 2014 net sales. Accordingly, while our consolidated net sales declined by 4% for 2014, this compares favorably to the 5% decline in total DoD outlays described above.

•

Our diluted earnings per share (“EPS”) was $7.56 for 2014. We also generated robust net cash from operating activities of $1,125 million and free cash flow (“FCF”) of $946 million for 2014. However, our EPS and FCF results were adversely affected by accounting charges and other expenses related to the Aerospace Systems review discussed below, and fell below corporate targets under our annual incentive plan. The FCF results discussed in this paragraph are subject to the adjustments set forth in “Reconciliation of Non-GAAP Measures to GAAP Measures” beginning on page 57.

•

In December 2014, we entered into an agreement to divest our Marine Systems International business for approximately €285 million, which will sharpen our focus on L-3’s core businesses and is expected to increase our margins. We also announced two acquisitions in 2014 for approximately $100 million in the aggregate (which were completed in the first quarters of 2014 and 2015, respectively). These acquisitions enhance and augment our existing core businesses.

•	We repurchased $823 million of our common stock and paid dividends of $208 million following our tenth consecutive annual dividend increase, returning $1.0 billion of cash to our shareholders.

•

Our total shareholder return (“TSR”) for 2014 was 20.5%, which approximated the 67th percentile of the peer group used to measure our TSR performance under the long-term incentives awarded to our named executive officers in 2014.

2014 Aerospace Systems Review and Related Compensation Decisions

As previously disclosed in our public filings, during 2014, we conducted an internal review related to misconduct and accounting errors by employees at our Aerospace Systems segment (none of whom were executive officers). In connection with the review, we recognized charges to pre-tax income of approximately $94 million for the three years ended December 31, 2013 and $75 million for the first two fiscal quarters of 2014. We also identified material weaknesses in our internal controls over financial reporting, and delayed filing of our quarterly report for the second quarter of 2014 until the review was completed on October 10, 2014.

Upon our completion of the review, the Company revised (but did not restate) its previously issued financial statements to record certain adjustments, including the charges relating to the internal review, in the appropriate periods. These adjustments negatively affected the Company’s aggregate EPS and Operating Income performance for the three years ended December 31, 2013, which performance had been used to calculate prior incentive-based payouts to our named executive officers under our annual incentive plan and long-term incentive plan.

While our compensation clawback policy (which is described in further detail on page 55) does not apply to the prior payouts made to our named executive officers under these circumstances, management recommended to the Committee, and the Committee agreed, that the prior payouts be recalculated based on our revised EPS and Operating Income performance, and that the difference between the prior and recalculated payouts be used as an adjustment to reduce future payouts to the named executive officers accordingly. The amounts of these revision-based compensation reductions are set forth in the table below.

Revision-Based Compensation Reduction

Michael T. Strianese	$1,139,500
Ralph G. D’Ambrosio	287,700
Curtis Brunson	274,100
Steve Kantor	118,000
John C. McNellis	405,200

With respect to all of our named executive officers other than Mr. McNellis, the Committee implemented the compensation reductions by using its negative discretion to reduce the 2014 payouts that otherwise would have been paid to the named executive officers under the annual incentive plan. In the case of Mr. McNellis, who would not have received any 2014 payout under the annual incentive plan for the reasons described below, the Committee implemented the compensation reduction by reducing the grant date target value of the long-term incentive awards that otherwise would have been granted to him in 2015.

In addition to these compensation reductions, the Committee believed it was appropriate to take further account of the Aerospace Systems review in determining compensation awards for Messrs. Strianese, D’Ambrosio and McNellis in light of their roles and responsibilities at the Company. Accordingly, with respect to the 2014 annual incentive payouts, the Committee took the Aerospace Systems review into account in determining the personal ratings to be assigned to Messrs. Strianese and D’Ambrosio for their 2014 performance. In the case of Mr. McNellis, the Committee determined not to award him any annual incentive payout for 2014 because, as described on page 46, and based in part on the charges recognized in 2014 in connection with the Aerospace Systems review, his group did not meet the threshold financial performance requirements for 2014 under the annual incentive plan. With respect to 2015 target pay levels, the Committee further determined to make no change to base salary levels for Messrs. D’Ambrosio and McNellis (as compared to 3% base salary increases for the other named executive officers), and to reduce the grant date target value of the long-term incentive awards granted to them by 7% and 6%, respectively (as compared to the other named executive officers, whose grant date target values for 2015 were consistent with 2014 levels). In the case of Mr. McNellis, the 6% reduction to his grant date target value for 2015 was in addition to a 23% reduction resulting from the revision-based adjustment described above.

For purposes of calculating the 2014 annual incentive payouts, and the performance conditions and achievements under long-term incentive awards with performance periods ending in 2014, actual financial performance achievements were measured based on L-3’s revised results, including the charges recognized in connection with the Aerospace Systems review in 2014.

Compensation Philosophy, 2014 Target Pay and 2014 Incentive Plan Payouts

Compensation Philosophy. Our compensation philosophy supports a pay for performance culture. We target base salaries and annual and long-term incentive opportunities to approximate market median compensation levels, subject to adjustments based on experience, performance, the other individual factors as described in “Use of Market Data and Competitive Compensation Positioning” beginning on page 40 and as otherwise appropriate. The majority of each executive’s target pay is in the form of incentive compensation, which is subject to future performance to have any realizable value. See the information in “Mix of Pay” on page 39.

2014 Target Pay. For 2014, our Chief Executive Officer’s base salary, target annual incentive opportunity (“target bonus”) and grant date target value of long-term incentive awards (collectively, “target pay”) was increased by 2% in the aggregate over 2013 levels to reflect his long-term performance, leadership and experience. Total 2014 target pay for our other named executive officers was also increased based on these factors. Following these increases, the target pay for each of our named executive officers in 2014 was within a competitive range of 85% to 115% of market median. For a further discussion, see “Use of Market Data and Competitive Compensation Positioning” beginning on page 40.

The table below details each named executive officer’s 2014 target pay, and changes in target pay relative to 2013 levels.

	Salary		Target Bonus as % of Salary		Target Value of Long-Term Incentives		Target Pay
Named Executive Officer	($)	(% Change)	(%)	(Change)	($)	(% Change)	($)	(% Change)

Michael T. Strianese	1,350,000	-	165%	+15%	10,000,000	-	13,577,500	2%
Ralph G. D’Ambrosio	695,000	3.0%	90%	-	2,700,000	8%	4,020,500	6%
Curtis Brunson	650,000	4.0%	90%	-	2,700,000	8%	3,935,000	7%
Steve Kantor	672,000	3.1%	100%	-	1,650,000	18%	2,994,000	11%
John C. McNellis	650,000	9.8%	100%	-	1,750,000	17%	3,050,000	14%

2014 Incentive Plan Payouts. Payouts under our annual incentive plan and our long-term incentive plan performance awards are subject to the achievement of pre-established targets. Our performance was below our 2014 annual plan targets for EPS and FCF that were established in February 2014. As a result, calculated payouts under our annual incentive plan were, on average, below target, before being further reduced to reflect the revision-based compensation reductions described in “2014 Aerospace Systems Review and Related Compensation Decisions” beginning on page 34. For our long-term performance awards that vested on December 31, 2014, our three-year performance was above target for EPS, resulting in a 140.12% payout for this measure, but slightly below the minimum performance requirement for relative TSR, resulting in no payout for this measure. Based on these performance award achievements, our named executive officers received performance award payouts that, on average, represented 70% of their target awards. For a further discussion, see “Elements of 2014 Target Pay – Annual Incentives” and “Payment of Performance Awards for the 2012-2014 Award Cycle” beginning on page 42 and on page 53, respectively.

2014 Shareholder Advisory Vote on Executive Compensation (“Say-On-Pay”)

At our 2014 annual shareholders meeting, approximately 96% of the votes cast on our Say-On-Pay proposal were voted in favor of the compensation paid to our named executive officers for 2013. We believe that this strong level of shareholder support demonstrates, among other things, the effectiveness of the substantive changes made to our compensation program over the past three years in response to shareholder feedback. The Committee considers the outcome of Say-On-Pay votes and other shareholder input in making decisions regarding the executive compensation program.

Sound Pay Practices

The Committee has adopted a broad range of program changes in response to shareholder feedback that began in connection with our first Say-On-Pay vote in 2011. As a result of these changes and other actions taken by the Committee, the Committee believes L-3’s executive compensation program reinforces its pay for performance culture and includes corporate governance practices that are considered by investors to reflect market “best practices.” The table below highlights key features of our executive compensation program.

Executive Compensation Program Features

Executive Compensation Program Includes	•	Emphasis on long-term, performance-based compensation and meaningful stock ownership guidelines to align executive and shareholder interests
	•	Transparent, formulaic incentive plans designed to promote short- and long-term business success
	•	Performance conditions on the Chief Executive Officer’s stock options
	•	Clawback policy that applies to all incentive compensation, including equity-based awards
	•	Modest perquisites in limited circumstances consistent with competitive practices
	•	Double trigger provisions for severance payable in the event of a change in control
	•	Annual compensation risk assessment to ensure program does not encourage excessive risk-taking
	•	Tally sheet analysis to better understand current and accumulated compensation and benefits
Executive Compensation	•	Employment agreements
Program Does Not Include or	•	Excise tax gross-ups on severance/change in control payments
Prohibits	•	Repricing of stock options or other equity-based awards without shareholder approval
	•	Pension plan/SERP credit for years not worked with L-3 or its predecessor companies
	•	Excessive severance or change in control provisions
	•	Payment of dividends on stock options, or on other equity-based awards prior to vesting
	•	Hedging or pledging of L-3 stock by executives, employees and non-employee directors

Program Overview

The table below outlines the principal elements of our executive compensation program. Detailed descriptions of each element of compensation and discussion of how the Committee determined compensation levels for 2014 can be found in the section “Elements of 2014 Target Pay” beginning on page 41.

Determining Executive Compensation

Role of the Compensation Committee. L-3’s executive compensation program is administered by the Committee. The Committee is ultimately responsible for the review and approval of compensation for L-3’s Chief Executive Officer and all executives who directly report to him, including the other named executive officers. Key areas of responsibility for the Committee are described in “The Board of Directors and Certain Governance Matters — Compensation Committee” beginning on page 22.

Role of Management and the Chief Executive Officer. The Company’s human resources, finance and legal departments assist the Committee in the design and development of competitive compensation programs by providing data and analyses to the Committee and Cook & Co., the Committee’s independent compensation consultant, in order to ensure that L-3’s programs and incentives align with and support the Company’s business strategy. Management also recommends incentive plan metrics, performance targets and other plan objectives to be achieved, based on expected Company performance and subject to Committee approval.

On an annual basis, the Chief Executive Officer reviews the performance of those executives who report directly to him, including the other named executive officers, relative to their individual goals and Company performance and submits recommendations to the Committee for proposed base salary adjustments, target bonuses and personal ratings, and grant date target values for long-term incentive awards. The Chief Executive Officer also provides the Committee with an annual assessment of his own performance, but otherwise has no role in determining his own compensation. No other executive officer participates in the setting of compensation for himself or any other executive officer.

Role of Compensation Consultants. The Committee has the sole authority to select, retain, terminate and approve the fees payable to outside consultants to provide it with advice on various aspects of executive compensation design and delivery. The Committee retained Cook & Co. to advise the Committee on executive and non-employee director compensation generally. For a detailed description of Cook & Co.’s activities for the Committee, see “The Board of Directors and Certain Governance Matters — Compensation Committee — Use of Consultants” on page 23. In 2014, the Committee also retained Janet M. DenUyl, LLC (“DenUyl”) to advise the Committee in connection with its periodic review of plan design and benefit levels with respect to the Company’s retirement plans. For a further description, see “The Board of Directors and Certain Governance Matters—Compensation Committee—Use of Consultants” on page 23.

Mix of Pay

The Committee believes that L-3’s pay mix strongly supports the Company’s pay for performance culture. In 2014, 68% of the Chief Executive Officer’s 2014 target pay was “at risk” and subject to future performance to have any realizable value. Target pay for 2014 is defined as the sum of (1) annualized base salary as of the end of fiscal year 2014, (2) the target bonus for fiscal year 2014 performance, and (3) the grant date target value of long-term incentives awarded in 2014.

Base salary and restricted stock units (“RSUs”) are the only elements of 2014 target pay that are not contingent on future performance to have value (“fixed” pay). However, they both serve to attract and retain top executive talent, and the use of these pay elements is consistent with competitive market practices. As illustrated below, the mix of incentive compensation for our named executive officers is balanced to avoid the risk of emphasizing short-term gains at the expense of long-term performance. The emphasis on long-term incentives demonstrates our strong commitment to the alignment of management and shareholder interests over time.

2014 Target Pay Mix

Use of Market Data and Competitive Compensation Positioning

Use of Market Data. The Committee believes that the success of our Company is dependent upon its ability to continue to attract and retain high-performing executives. To ensure the comparability of our executive compensation practices and pay levels, the Committee has historically monitored executive pay at leading defense, aerospace and other industrial companies (the “compensation peer group”) with whom L-3 competes for business, executive talent or investor capital. The table below shows the composition of our peer group used to benchmark target pay in 2014, which is identical to the peer group used to benchmark target pay in 2013.

2014 Compensation Peer Group

Danaher Corporation	Honeywell International, Inc.	Parker Hannifin Corporation
Eaton Corporation	Leidos Holdings, Inc.	Raytheon Company
General Dynamics Corporation	Lockheed Martin Corporation	Rockwell Collins, Inc.
Harris Corporation	Northrop Grumman Corporation	Textron, Inc.

The Committee evaluates each peer company on an annual basis to determine its continued suitability from a pay benchmarking perspective. The selection criteria examined include:

•

Operational Fit: companies in the same or similar industries with a comparable business mix and client base, and diversified global operations. Due to the limited number of “pure defense” companies of comparable size, the Committee believes that it is appropriate to include other companies in L-3’s compensation peer group that are similar in size and compete with L-3 for executive talent or investor capital.

•

Financial Scope: companies of similar size as measured by annual corporate revenues. Most of the peers fall within a range of one-third to three times the size of L-3, and L-3’s revenues are at or near the median of the compensation peer group. In limited circumstances, we have found it appropriate to include companies with revenues that fall both above and below this range if they are proven competitors for business, executive talent or investor capital.

In reviewing competitive compensation levels, the Committee considers compensation peer group data for all named executive officers and, for those named executive officers who are group presidents (Messrs. Kantor and McNellis), also considers general industry compensation data included in third-party surveys because it believes that including a broader industry group more accurately reflects the labor market for these positions and ensures a meaningful sample size given the revenues of the groups they lead. With respect to compensation decisions made by the Committee for group presidents in 2014, the Committee considered competitive compensation levels based on the average of the compensation peer group data and survey data from the Towers Watson Executive Compensation Database General Industry survey. The survey data is size-adjusted by Cook & Co. to reflect each group’s annual revenues, and is used to provide a supplemental market reference.

Competitive Market Positioning. The Committee’s practice is to make pay decisions regarding the elements of compensation that compose each named executive officer’s target pay (base salary, target bonus and grant date target value of long-term incentives) in February of each fiscal year. As part of its decision-making process, the Committee compares each named executive officer’s target pay for the fiscal year against the market median; however, the Committee does not use market data in isolation in determining pay. Instead, competitive market data serves as one of many considerations used by the

Committee in determining base salary adjustments and target pay opportunities for both annual and long-term incentives. The primary factors considered by the Committee in making its annual pay determinations is shown below.

Target Pay Determinants

• Positioning to competitive market median	• Long-term financial and individual performance	• Role and responsibilities relative to benchmark
• Competitive mix of fixed and at-risk pay	• Tenure and experience in role	• Internal pay equity
• Competitive mix of cash and equity	• Expected future contributions and market conditions	• Prior year’s compensation levels

For 2014, the target pay for each of our named executive officers was within a competitive range of 85% to 115% of market median.

Elements of 2014 Target Pay

Base Salary

Base salary serves as the foundation of an executive’s compensation and is an important component in L-3’s ability to attract and retain executive talent. On an individual basis, the Committee considers each executive’s role and responsibilities, experience, tenure, business results and individual performance, competitive market pay levels, and internal pay equity considerations in making base salary adjustments. In 2014, the Committee did not increase the Chief Executive Officer’s base salary. The Committee did approve base salary increases of 3.0% to 4.0% for Messrs. D’Ambrosio, Brunson, and Kantor to maintain competitive positioning as compared to market levels. Mr. McNellis received an adjustment of 9.8% intended to address internal pay equity concerns based on his role and responsibilities. All base salary increases for 2014 were approved by the Committee on February 19, 2014 and made effective on April 1, 2014.

Named Executive Officer	2014 Salary (in thousands)	2013 Salary (in thousands)	Percent Change

Michael T. Strianese	$ 1,350	$ 1,350	-
Ralph G. D’Ambrosio	$ 695	$ 675	3.0%
Curtis Brunson	$ 650	$ 625	4.0%
Steve Kantor	$ 672	$ 652	3.1%
John C. McNellis	$ 650	$ 592	9.8%

Note: Amounts reflect annualized base salary rates in effect at the end of the fiscal years indicated.

Annual Incentives

The annual incentive plan provides senior executives with the opportunity to earn annual cash incentive awards based on corporate, group and individual performance relative to pre-established internal targets.

Award Determination under Annual Incentive Plan

•	Performance criteria defined at the beginning of the performance period
•	Performance compared to pre-established goals
• •

For corporate named executive officers, financial performance is based on consolidated EPS and FCF results

For group presidents, financial performance is primarily based on the operating income (“OI”) and FCF results for their respective groups, with additional consideration given to consolidated EPS and FCF

•	Individual performance measured based on pre-established goals and assigned specific weighting
•

Payouts can range from 0% to 225% of target bonus based on performance

¡     0% to 200% of target bonus can be earned by the CEO, and the other named executive officers who are not group presidents

¡     For group presidents, up to an additional 25% of the target bonus can be earned based on achievement of organic OI growth

The Committee established the 2014 corporate and group financial targets under the annual incentive plan, as well as individual performance goals and weightings, in February 2014. The corporate financial targets were based on management’s most recent consolidated internal financial plan presented to L-3’s Board of Directors (the “2014 Plan”), which formed the basis for L-3’s financial guidance for 2014 EPS and FCF disclosed to investors in January 2014. The individual group financial targets were based on internal group financial plans that were consistent with the 2014 Plan.

Based on L-3’s actual 2014 financial performance relative to plan, the Committee’s assessment of the named executive officers’ individual performance for 2014 and the revision-based compensation reductions described in “2014 Aerospace Systems Review and Related Compensation Decisions” beginning on page 34, the Committee approved 2014 annual incentive payouts for the named executive officers as detailed in the steps below.

STEP 1. Determine target bonus at beginning of fiscal year

Annual incentive plan (“AIP”) target bonuses are set as a percent of base salary in connection with the determination of target pay for each named executive officer. In February 2014, the Committee increased Mr. Strianese’s target bonus as a percentage of his base salary, from 150% to 165%, to reflect his long-term performance, leadership and experience. The 2014 target bonus for each of the other named executive officers was held constant, as a percentage of their respective base salaries, from 2013 levels.

Named Executive Officer	2014 Salary (in thousands)	2014 AIP Target Bonus (%)	2014 AIP Target Bonus (in thousands)

Michael T. Strianese	$1,350	165%	$2,228
Ralph G. D’Ambrosio	$695	90%	$626
Curtis Brunson	$650	90%	$585
Steve Kantor	$672	100%	$672
John C. McNellis	$650	100%	$650

STEP 2. Determine the financial rating based on performance for the fiscal year

Financial ratings are based on a weighted-average assessment of L-3’s consolidated performance (or, for group presidents, both L-3’s and their respective group’s performance) relative to pre-established targets for key financial measures. For corporate named executive officers, our annual incentive plan is focused on L-3’s consolidated EPS and FCF performance (with FCF calculated as net cash from operating activities from continuing operations, less capital expenditures, net of dispositions) because we believe that these metrics constitute two of the most important financial measures that create shareholder value. For group presidents, our plan emphasizes the respective group’s OI and FCF performance because we consider them to be important financial measures that group presidents can directly influence in order to increase L-3’s consolidated EPS and FCF. Our plan also takes into account L-3’s consolidated EPS and FCF results in evaluating group presidents’ financial ratings in order to provide a degree of alignment for group presidents with L-3’s overall performance. The table below provides the relative weightings of these performance measures that are utilized in evaluating each named executive officer’s financial rating. We believe that the weightings appropriately reflect the importance of these measures to our overall financial success.

Corporate Executives		Group Presidents
Financial Measure	Weight	Financial Measure	Weight (by measure)	Weight (corporate/group)		Final Effective Weighting

Consolidated EPS Consolidated FCF	80% 20%	Consolidated EPS Consolidated FCF	80% 20%	}	25%	20% 5%
		Group OI Group FCF	80% 20%	}	75%	60% 15%
Total	100%	Total				100%

Pay for Performance: A financial rating of 100% indicates weighted-average performance at target levels (that is, at plan). Performance that exceeds plan by 15% (or by 25% for group presidents) results in a maximum financial rating of 200%. If performance is below plan by 15% (or by 25% for group presidents), this results in a threshold financial rating of 50%. If performance is below threshold, this results in a financial rating of zero. Performance is interpolated between these points. Based on the increased range of volatility for group-level financial results as compared to L-3’s consolidated financial results, we believe it is appropriate to consider a wider range of performance at the group level.

Performance Level	Corporate Executives (% of Plan Performance)	Group Presidents (% of Plan Performance)	Financial Rating

Maximum	≥115%	≥125%	200%
Target	100%	100%	100%
Threshold	85%	75%	50%
Below Threshold	<85%	<75%	0%

For purposes of calculating actual financial results under the annual incentive plan, the Committee excludes the effects of pre-established categories of items that it believes are not reflective of operating performance. Accordingly, in February 2014, the Committee determined to exclude the following pre-established categories of adjustments in calculating L-3’s consolidated EPS and FCF under the plan for 2014, as applicable:

L-3 Consolidated EPS Adjustments	L-3 Consolidated FCF Adjustments

•    Impairment losses on goodwill and other intangible assets, or on debt or equity investments

•    Gains or losses on retirement of debt, or on asset dispositions

•    Extraordinary gains and losses under U.S. generally accepted accounting principles (“GAAP”)

•    Non-cash gains or losses on discontinued operations

•    New accounting standards required to be adopted under GAAP or SEC rules

•    Gains or losses on litigation matters at or exceeding $5 million individually or $25 million in the aggregate

•    Gains or losses related to the resolution of income tax contingencies for business acquisitions which existed at the date of acquisition

•    Discretionary contributions to pension plans that exceed the amount forecasted in L-3’s plan established in February of the fiscal year

•    Premiums and other payments in excess of principal and interest associated with the retirement of debt, including income taxes incurred in connection with the debt retirement

•    Tax payments or benefits associated with gains or losses on business divestitures in determining net cash from operating activities

The group OI and FCF performance targets are subject to adjustment based on acquisitions or dispositions that occur during the fiscal year, or to account for internal realignments that result in business units being transferred from one group to another group during the fiscal year. In addition, the group OI and FCF results reflect adjustments to account for the impact of non-operational items that were not anticipated at the time the group performance targets were established.

In connection with its evaluation of L-3’s performance under the annual incentive plan, the Committee considered the impact of the Company’s share repurchase program on its actual consolidated EPS results for 2014. Consistent with L-3’s financial guidance for 2014 EPS disclosed to investors in January 2014, the 2014 EPS performance target of $8.25 under the annual incentive plan assumed that weighted average diluted shares outstanding for 2014 would be 87.5 million shares. Our actual weighted average diluted shares outstanding for 2014 was 87.8 million. Accordingly, the Committee concluded that the impact of the Company’s share repurchase activities for 2014 on our actual consolidated EPS results was consistent with plan assumptions.

Each named executive officer’s 2014 financial rating, based on actual performance relative to their performance targets, is set forth in the following table.

2014 Financial Performance Achieved Relative to Plan

Named Executive Officer	Corporate Level Financial Performance						Group Level Financial Performance						Financial Rating(2)
	Earnings Per Share			Free Cash Flow (in millions)			Operating Income (in millions)			Free Cash Flow (in millions)
	Actual(1)	Plan	Weight	Actual(1)	Plan	Weight	Actual(1)	Plan	Weight	Actual(1)	Plan	Weight

Michael T. Strianese	$7.73	$8.25	80%	$946	$1,000	20%	—	—	—	—	—	—	80%
Ralph G. D’Ambrosio	$7.73	$8.25	80%	$946	$1,000	20%	—	—	—	—	—	—	80%
Curtis Brunson	$7.73	$8.25	80%	$946	$1,000	20%	—	—	—	—	—	—	80%
Steve Kantor	$7.73	$8.25	20%	$946	$1,000	5%	$562	$514	60%	$460	$420	15%	124%
John C. McNellis	$7.73	$8.25	20%	$946	$1,000	5%	$320	$491	60%	$296	$404	15%	0%
(1)	Actual results reflect the effects of the pre-established categories of adjustments described above.
(2)	For 2014, the weighted-average financial performance for Mr. McNellis’ group, Aerospace Systems, was less than 75% of the weighted-average target for the group that was established in February 2014. Accordingly, the Committee determined not to award him any payout under the annual incentive plan for 2014.

STEP 3. Determine personal rating based on individual performance

Personal ratings are based on the assessment of an executive’s performance relative to pre-determined individual goals. The personal rating can range from 0% to 200% of target. The Chief Executive Officer provides individual performance assessments and recommends personal ratings for the Committee’s consideration for all executives who report directly to him, including the other named executive officers, based on the factors in the table below. The Chief Executive Officer also submits a self-assessment addressing factors listed for him, but makes no recommendation as to his own personal rating. The Committee determines the Chief Executive Officer’s performance rating based on the factors indicated below and following input from the other independent members of the Board of Directors.

Michael T. Strianese	Ralph G. D’Ambrosio	Curtis Brunson	Steve Kantor	John C. McNellis

•  Company financial performance

•  Market positioning

•  Optimizing
operations

•  Internal
collaboration

•  Leadership

•  Enterprise risk
management

•  Corporate
governance

•  Strategic planning

•  Succession planning

•  Internal/external
communications

•  Board relations

•  Timely and
accurate financial reporting and forecasting

•  Management of capital structure, liquidity and capital allocation

•  Internal
management reporting and external financial reporting

•  Internal controls over financial reporting

•  Investor relations

•  Enterprise risk management

•  Tax planning and strategies

•  Business development

•  Strategic customer relationships

•  Guidance of strategic growth pursuits

•  Development of products and services in international markets

•  Research and development

•  Customer service

•  Leadership in engineering and technology initiatives

•  Group financial performance

•  Winning important re-competitions and new business contracts

•  Market share
gains

•  Program performance

•  Cost savings initiatives

•  International expansion

•  Internal collaboration

•  Developing adjacent markets

•  Research and development

•  Group financial performance

•  Winning important re-competitions and new business contracts

•  Market share
gains

•  Program performance

•  Cost savings initiatives

•  International expansion

•  Internal collaboration

•  Developing adjacent markets

•  Research and development

In connection with its consideration of these factors, and as described in “2014 Aerospace Systems Review and Related Compensation Decisions” beginning on page 34, the Committee took the Aerospace Systems review into account in determining the personal ratings it assigned to Messrs. Strianese and D’Ambrosio for 2014. In light of the Committee’s determination not to award Mr. McNellis any payout for 2014 based on the financial performance of his group, the Committee did not consider or assign any personal rating for Mr. McNellis under the annual incentive plan.

STEP 4. Determine total rating

Each executive’s total rating determines the potential payout under the annual incentive plan and is equal to the weight-adjusted sum of the financial and individual ratings.

	Corporate Executives (weight)	Group Presidents (weight)
Financial Rating	80%	67%
Personal Rating	20%	33%
Total Rating	100%	100%

Annual Incentive Plan Payout Formula	Total Rating = [Financial Rating x Weight] + [Personal Rating x Weight] Potential Annual Incentive Plan Payout ($) = Target Bonus ($) x Total Rating

STEP 5. For Group Presidents, determine organic growth adjustment

For Group Presidents, the final annual incentive payout may be adjusted upwards by up to an additional 25% of their target bonus under the formulaic plan design. This performance modifier is intended to incentivize Group Presidents to drive organic growth in their respective groups as measured by OI. Organic OI growth of 5.0% or above triggers the maximum adjustment of 25% of target bonus. Payouts for organic growth between zero and the maximum level are adjusted based on the graduated scale in the table to the right, with performance interpolated between these points.

Organic Operating Income Growth	Growth Adjustment (% of Target Bonus)
0.0%	0.0%
0.6%	1.5%
1.3%	3.0%
1.9%	6.0%
2.5%	9.0%
3.1%	13.0%
3.8%	17.0%
4.4%	21.0%
5.0% or above	25.0%

For 2014, Mr. Kantor’s group, Electronic Systems, achieved organic OI growth of 0.9%. Accordingly, Mr. Kantor was awarded an additional 2.1% of his 2014 target bonus as part of his annual incentive award payout. Mr. McNellis’ group did not achieve organic OI growth for 2014, and, accordingly, he would not have received an OI growth-based adjustment to his annual incentive award payout.

STEP 6. Negative Discretion

Notwithstanding the achievement of any of the aforementioned performance criteria, the Committee retains the ability to apply negative discretion to reduce awards that would otherwise be considered “earned” based on the formulaic plan design. As described in “2014 Aerospace Systems Review and Related Compensation Decisions” beginning on page 34, the Committee applied negative discretion to all of the 2014 awards earned under annual incentive plan to implement the revision-based compensation reductions.

CEO ANNUAL INCENTIVE AWARD CALCULATION: Detailed below are the calculation steps used to determine the Chief Executive Officer’s 2014 annual incentive plan payout.

2014 Annual Incentive Plan Payouts. The table below lists the final 2014 annual incentive plan payments to the named executive officers that were approved by the Committee.

	2014 Annual Incentive Plan Payouts
Named Executive Officer	2014 AIP Target [Step 1]	Total Rating [Steps 2-4]	Organic Growth Adjustment [Step 5]	Formulaic AIP Payout [Subtotal]	Negative Discretion [Step 6]	2014 AIP Payout [Total]

Michael T. Strianese	$2,227,500	84%	N/A	$1,871,100	$(1,139,500)	$731,600
Ralph G. D’Ambrosio	$625,500	80%	N/A	$500,000	$(287,700)	$212,300
Curtis Brunson	$585,000	104%	N/A	$608,000	$(274,100)	$333,900
Steve Kantor	$672,000	134%	2.1%	$915,000	$(118,000)	$797,000
John C. McNellis	$650,000	0%	0.0%	$–	$–	$–

Long-Term Incentives

Long-term incentives are intended to align the interests of the named executive officers with shareholders by linking a meaningful portion of executive pay to shareholder value creation over a multi-year period. Long-term incentives are also provided to drive the performance of our long-term business strategy, engage and retain our key executives, and facilitate ownership of our Common Stock. The table below details the long-term incentive vehicles granted in 2014, and their respective weights as a percentage of the total grant date target value of the long-term incentives awarded. The forms and weightings of the long-term incentives awarded in 2014 are substantially identical to those awarded in 2013.

Long-term Incentive	Weight		Rationale		Performance Criteria & Other Features

Stock Options	30%	• •	Stock price appreciation Stock ownership and capital accumulation	• •	Ultimate value dependent on stock price appreciation Vests in equal annual increments over three years and has a 10-year term
				•	Exercise price equal to the closing price of our Common Stock on the date of grant
				•	Grants to the Chief Executive Officer include additional performance vesting conditions as described below under “Stock Options”
RSUs	30%	• •	Retention Stock ownership and capital accumulation	• •	Ultimate value dependent on stock price Vest at the end of three years
Performance Awards	40%	• • •	Stock price appreciation Stock ownership and capital accumulation for performance units Motivates achievement of long-term business strategy	• • •

50% Performance Cash: vests at the
end of a three-year period based
on TSR relative to performance
peer group and is paid in cash

50% Performance Units: vest at the
end of a three-year period based
on EPS performance and are paid
in shares of Common Stock

The actual percentages of the
awards that vest range from 0 to
200% of target, based on
performance

For purposes of allocating the total grant date target value of long-term incentives approved by the Committee in accordance with the weightings listed above, stock options are valued based on their grant date fair value for financial reporting purposes, RSUs are valued based on the total number of units awarded multiplied by the closing price of our Common Stock on the grant date, performance cash is valued based on the target dollar value at the time the award is made, and performance units are valued based on the target number of units awarded multiplied by the closing price of our Common Stock on the grant date.

2014 Grant Date Target Values for Long-Term Incentive Awards. In connection with determining the total grant date target value of the long-term incentives awarded to each named executive officer, the Committee primarily considered the following factors:

•	Competitive market median pay levels in the context of target pay as described in the section “Use of Market Data and Competitive Compensation Positioning” beginning on page 40;

•	The grant date target value of the prior year’s long-term incentive awards;

•	The long-term performance of the named executive officer;

•	The scope of responsibility of the named executive officer relative to the other participants in the long-term incentive program; and

•	In the case of the named executive officers other than Mr. Strianese, the long-term incentive award recommendation of Mr. Strianese.

For 2014, the grant date target value of long-term incentive awards for our named executive officers, other than our Chief Executive Officer, was increased 8% to 18% over 2013 levels. These increases were intended to reflect the executives’ long-term performance, leadership and experience.

Named Executive Officer	2014 Grant Date Target Value (in thousands)	2013 Grant Date Target Value (in thousands)	Percent Change

Michael T. Strianese	$ 10,000	$ 10,000	–
Ralph G. D’Ambrosio	$ 2,700	$ 2,500	8%
Curtis Brunson	$ 2,700	$ 2,500	8%
Steve Kantor	$ 1,650	$ 1,400	18%
John C. McNellis	$ 1,750	$ 1,500	17%

Stock Options. Stock options are a regular component of our long-term incentive program. Stock options directly align the long-term interests of our executives with those of shareholders because they provide value only if the price of our Common Stock increases after the options are granted. Stock options are granted with an exercise price equal to the closing price of our Common Stock on the date of grant, vest in equal annual increments over a three-year period and expire ten years from the grant date.

Consistent with the efforts undertaken by the Committee since 2012 to strengthen the performance-based orientation of our executive compensation programs, the Committee continued to include performance-based vesting conditions on the stock options granted to our Chief Executive Officer in 2014. As a result,

•	50% of these stock options would vest only if L-3’s consolidated EPS for the fiscal year ended December 31, 2014 is at least $7.01; and

•	50% of these stock options would vest only if L-3’s consolidated FCF for the fiscal year ended December 31, 2014 is at least $850 million.

In the event that one or both of the performance conditions were not satisfied, the stock options that fail to vest as a result would be forfeited.

Consistent with the terms of last year’s CEO stock option grant, the performance-based vesting requirements for EPS and FCF under the CEO stock options granted in 2014 represent a 15% reduction from the corporate financial targets for these measures for 2014 established by the Committee in February 2014 under the annual incentive plan.

For purposes of evaluating whether the performance conditions have been satisfied, L-3’s consolidated EPS and FCF results for 2014 are required to be calculated on the same basis as the methodology used to determine performance for these measures under L-3’s annual incentive plan. In February 2015, the Committee determined that both the EPS and FCF performance conditions of the stock options granted to Mr. Strianese in 2014 were satisfied.

Performance Awards. The performance awards granted by the Committee in 2014 were equally weighted between performance cash earned on the basis of relative TSR and performance units earned on the basis of cumulative EPS results, in each case for the three-year period ending December 31, 2016. The payout ultimately earned can range from zero to 200% of the target amount of cash or stock, in each case based on actual performance relative to the pre-determined goals. The Committee chose relative TSR and cumulative EPS because it believes that they are aligned with shareholder value creation both directly (relative TSR) and indirectly (EPS).

Performance Cash: Relative TSR (50% weighting; denominated and paid in cash)			Performance Units: EPS (50% weighting; denominated and paid in stock)

Level	Relative TSR	Payout*	Level	EPS	Payout*
Maximum	>74th Percentile	200%	Maximum	>$28.00	200%
	63rd Percentile	150%		$27.03	150%
Target	50th Percentile	100%	Target	$26.05	100%
Threshold	40th Percentile	50%	Threshold	$24.10	50%
Below Threshold	<40th Percentile	0%	Below Threshold	<$24.10	0%
*Interim points are interpolated.			*Interim points are interpolated.

While the Committee has elected to use EPS as a performance measure for both the annual incentive plan and the long-term performance awards, the performance requirements under these plans are designed so that the resulting payouts under the plans reflect different and important aspects of Company performance that are not duplicative. Payouts under the annual incentive plan take into account EPS performance for a single fiscal year, while payouts under the long-term performance awards require EPS performance to be sustained and measured over a three-year period. The Committee believes it is appropriate to separately reward annual and long-term EPS performance achievements because of the importance of EPS in creating shareholder value.

With respect to the terms of the performance awards granted in 2014, the Committee made incremental changes intended to reflect prevailing market practices. For the EPS-based performance awards, which are denominated and paid in stock, the award terms were revised to provide for the accumulation of cash dividend equivalents, payable in a lump sum contingent upon vesting, based upon the number of shares actually earned upon vesting (if any). For the TSR-based performance awards, the award terms were revised to provide that the calculation of total shareholder returns for the performance period will be based on average closing prices for the one-month periods ending on the first and last days of the performance period, assuming the reinvestment of cash dividends on the applicable “ex-dividend date” for such distributions.

Relative Benchmark for the TSR-Based Performance Awards. In 2014, the Committee elected to use the same benchmark, initially developed in 2012, for assessing relative TSR performance. This benchmark consists of a custom peer group (the “performance peer group”) of 15 companies with a sales mix that is heavily weighted towards sales to the DoD and the defense industry, and which include the primary U.S. public company competitors for each of L-3’s reporting segments. The companies included in the performance peer group at the time of grant are listed below.

Performance Peer Group

Alliant Techsystems Inc.(1)	Harris Corporation	Northrop Grumman Corporation
BAE Systems	Huntington Ingalls Industries, Inc.	Raytheon Company
CACI International Inc.	Leidos Holdings, Inc.	Rockwell Collins, Inc.
Exelis Inc.	Lockheed Martin Corporation	Textron Inc.
General Dynamics Corporation	ManTech International Corporation	URS Corporation(2)

(1)	In February 2015, Alliant Techsystems Inc. became Orbital ATK Inc.
(2)	In October 2014, URS Corporation was removed from the peer group upon its acquisition by AECOM Technology Corporation.

Targets for 2014 EPS-Based Performance Awards. The performance targets for the 2014 EPS-based performance awards are based on a three-year forecast presented by management to the Committee in February 2014. At that time, Congress had recently enacted the Bipartisan Budget Agreement, which set DoD base budget appropriation levels for the U.S. Government fiscal years ended September 30, 2014 and 2015. These appropriations were below the budgets requested and projected by the Obama Administration by several percentage points, but also provided partial relief from Budget Control Act (“BCA”) sequestration budget cuts for those fiscal years, with full BCA sequestration cuts resuming for the DoD budget for the U.S. Government fiscal year ended September 30, 2016. The compound annual growth rate (“CAGR”) for these total DoD budgets was -2.8% from the U.S. Government fiscal year ended September 30, 2013 to the U.S. Government fiscal year ended September 30, 2016.

Given the outlook described above, management’s three-year forecast for cumulative EPS was $26.05, which represents average annual forecasted EPS of $8.68. The forecast assumed a CAGR of -1.3% for L-3’s consolidated sales from 2013 to 2016 (which compares favorably to the CAGR of -2.8% for the total DoD budget as described above), and average annual operating margin increases of 23 basis points. The Committee considered these assumptions to be meaningful and rigorous, and set the three-year cumulative EPS target for the 2014 EPS-based performance awards based on management’s forecast of $26.05. Consistent with the performance range for the 2013 EPS-based performance awards, the Committee set the threshold and maximum EPS performance goals under the 2014 performance unit awards based on a range of ±7.5% of the target three-year goal.

For purposes of calculating actual financial results for the performance units, EPS is required to be calculated on the same basis as the methodology used to determine EPS performance under L-3’s annual incentive plan.

RSUs. RSUs are a regular component of our long-term incentive program. The Committee believes that RSUs enhance retention of L-3’s senior executives. The Committee may also make these awards to recognize increased responsibilities or special contributions, to attract new executives, to retain executives or to recognize other special circumstances. RSU grants generally have the following characteristics:

•	automatically convert into shares of our Common Stock on the vesting date;

•	vest three years from the grant date; and

•	accumulate cash dividend equivalents payable in a lump sum contingent upon vesting.

RSU grants to senior executives are also subject to performance-based forfeiture conditions intended to qualify the compensation paid under these awards as performance-based compensation under Section 162(m) of the Internal Revenue Code. For a further discussion, see “Tax Considerations” on page 56 and Note 4 to the 2014 Grants of Plan Based Awards Table on page 63.

Payment of Performance Awards for the 2012-2014 Award Cycle

At its February 17, 2015 meeting, the Committee reviewed and certified the results for the performance awards granted to named executive officers in 2012. Payouts under the 2012 performance awards were contingent upon L-3’s EPS and relative TSR achievements over the three-year performance period ending December 31, 2014. The Company achieved cumulative EPS of $23.84, resulting in the vesting of 140.12% of the target number of EPS-based performance units originally awarded in 2012. With respect to the performance cash awards based on relative TSR performance, L-3’s TSR was at the 37.93rd percentile of the returns of the component companies within the performance peer group, which was just below the 40th percentile threshold requirement, and as a result, no payout was made with respect to these awards. The EPS-based performance units earned were paid in shares of Common Stock.

The payout under the EPS-based performance units granted in 2012 was calculated based on adjusted EPS targets that were established by the Committee following the Company’s spin-off of Engility Holdings, Inc. (“Engility”) in fiscal 2012. The original EPS targets were established in February 2012 based on L-3’s projected EPS for 2012 at that time, with the three year cumulative “target” requirement established as triple the projected 2012 EPS, and the “threshold” and “maximum” cumulative requirements established as ±7% of the target requirement. Following the Engility spin-off, the Committee established revised targets based on the portion of the originally projected 2012 EPS attributable to L-3’s continuing operations. For purposes of calculating L-3’s actual performance with respect to these performance goals, L-3’s actual EPS results for 2012 were based solely on continuing operations, and were subject to the same pre-established categories of adjustments that apply to the calculation of EPS under the annual incentive plan.

In connection with its evaluation of L-3’s actual results under the EPS-based performance units, the Committee considered the impact of the Company’s share repurchase program on the Company’s cumulative EPS for the three-year performance period ending December 31, 2014. Our actual weighted average diluted shares outstanding for each of the three years of the performance period was slightly greater than the projected number of shares upon which the performance goals for these awards were established. Accordingly, the Committee concluded that the impact of the Company’s share repurchase activities during the performance period was consistent with the forecast assumptions.

Executive Benefits and Perquisites

Retirement Plans. L-3 provides retirement benefits as part of a competitive compensation package to retain key employees. All of L-3’s named executive officers participate in the L-3 Communications Corporation Pension Plan (the “Corporate Plan”), which is a tax-qualified defined benefit plan, and in a nonqualified supplemental executive retirement plan (the “Restoration SERP”). The Restoration SERP fills the gap in benefits that are not accrued under the Corporate Plan due to limits imposed by the Internal Revenue Code. The Corporate Pension Plan and Restoration SERP are designed such that the combined annual amount a named executive officer would receive with 30 years of employment by L-3 equals approximately 45% to 55% of their final average cash compensation (base salary and annual incentive payouts). In 2014, the Committee reviewed the plan design and benefit levels of these plans to ensure that they are consistent with the pay practices of our compensation peer group, and concluded that the benefits provided under these plans to our named executive officers were consistent with market median levels. See “2014 Pension Benefits” beginning on page 67 for additional details.

A significant portion of the amounts reported in the Summary Compensation Table on page 59 under the heading “Change in Pension Value and Nonqualified Deferred Compensation Earnings” reflect changes in actuarial assumptions made since 2011 that are required under GAAP, and are not the result of any arrangements entered into between the Company and any named executive officer that modify any of our pension plans or enhance any benefits accrued or to be accrued thereunder. For a further discussion, see Note 5 to the Summary Compensation Table on page 60.

Deferred Compensation Plans. L-3 sponsors two nonqualified deferred compensation plans, the L-3 Communications Corporation Deferred Compensation Plan I and the L-3 Communications Corporation Deferred Compensation Plan II, to a select group of highly compensated executives, including our named executive officers, as a competitive practice. These plans allow for voluntary deferrals by executives, including the named executive officers, of up to 50% of base salary and 100% of annual incentive payouts into an unfunded, nonqualified account. There are no company contributions under these plans, and deferred amounts earn interest at the prime rate.

Employment, Severance and Change in Control Arrangements. L-3 does not have any employment agreements with its named executive officers nor do we have any severance arrangements other than in connection with a change in control. L-3’s named executive officers are covered under the L-3 Change in Control Severance Plan (the “Change in Control Severance Plan”), which provides for specified severance benefits in the event of termination by the Company without cause or by the employee for good reason following a change of control. The purpose of these arrangements is to preserve morale and productivity, and encourage retention, in the face of the disruptive impact of a change in control. Severance benefits under the Change in Control Severance Plan are market competitive and do not provide tax gross-ups. See “Potential Payments Upon Change in Control or Termination of Employment” beginning on page 74 for additional details.

Perquisites. L-3 provides the named executive officers with modest perquisites in limited circumstances consistent with competitive practices. In 2014, the named executive officers were eligible for an annual executive physical, supplemental life insurance and participation in an executive medical plan. We provide our Chief Executive Officer with a car and security driver, and access to L-3’s fractionally-owned aircraft for occasional personal use. Our corporate aircraft policy requires that our Chief Executive Officer reimburse the Company for the incremental costs incurred in connection with his personal use of the aircraft. We also maintain a key employee relocation policy applicable to management employees generally.

Stock Ownership Guidelines and Retention Requirements

L-3’s stock ownership guidelines reflect the Committee’s belief that executives should accumulate a meaningful level of ownership in Company stock to align their interests with those of our shareholders. The Chief Executive Officer is required to maintain a level of ownership that is equivalent in value to at least six times his base salary. Minimum ownership requirements for senior executives, other than the Chief Executive Officer, range from one and a half to three times base salary depending on roles and organizational levels. The Committee reviews progress towards guideline achievement annually. Each executive subject to stock ownership guidelines is required to retain 75% of net shares (after payment of fees, taxes and exercise prices, if applicable) acquired upon the vesting of stock awards or the exercise of stock options until the required multiple of base salary is met.

The current stock ownership guidelines for the named executive officers are as follows:

Named Executive Officer	Ownership Guideline (multiple of salary)	Stock Ownership (as of 12/31/2014)	Actual Ownership (multiple of salary)	Subject to Retention Ratio

Michael T. Strianese	6.0	$22,538,164	16.7	No
Ralph G. D’Ambrosio	3.0	5,168,594	7.4	No
Curtis Brunson	3.0	9,681,122	14.9	No
Steve Kantor	3.0	4,207,842	6.3	No
John C. McNellis	3.0	2,398,117	3.7	No

“Stock ownership” is defined to include shares of Common Stock held outright, shares and share equivalents held in benefit plans, and unvested RSUs. Unvested performance units and unexercised stock options are not included in this calculation.

Compensation Clawback Policy

Under L-3’s clawback policy, the Company may recoup and/or cancel any incentive-based compensation, including equity-based compensation, awarded to executives on or after January 1, 2012 under the following circumstances:

•	The award was predicated upon the achievement of financial results that were subsequently the subject of a material restatement of L-3’s financial statements;

•	The executive’s fraud or willful misconduct was a significant contributing cause to the need for the restatement; and

•	A smaller award would have been earned under the restated financial results.

Subject to the discretion and approval of the Board of Directors, the Company will, to the extent permitted by law, seek to recover the amount of incentive compensation paid or payable to the executive in excess of the amount that would have been paid based on the financial restatement.

Anti-Hedging and Anti-Pledging Policies

Our policies prohibit the hedging or pledging of L-3 stock by all executives, employees and non-employee directors.

Compensation Risk Assessment

The Committee reviews and discusses with management, on at least an annual basis, management’s assessment of whether risks arising from the Company’s compensation policies and practices for all employees, including executive officers, are reasonably likely to have a material adverse effect on the Company. As part of the 2014 assessment performed by L-3, the following were determined on a collective basis for L-3 and its subsidiaries:

•	no business unit carries a significant portion of the Company’s risk profile;

•	the Company’s compensation policies and practices are not structured differently from one business unit to another in any material respect;

•	incentive compensation expense is not a significant percentage of the Company’s sales;

•	the Company’s compensation programs do not vary significantly from the overall risk and reward structure of the Company;

•

the Company’s long-term incentive awards are intended to align the interests of the Company’s executives and key employees with those of shareholders by linking a meaningful portion of their compensation to value creation over a multi-year period (and, with respect to senior executives, by utilizing overlapping performance periods and multiple performance measures such as relative TSR and cumulative EPS) to promote sustainable, long-term performance;

•

the Company’s short-term incentive awards, capped at 200% of target for corporate executives and 225% for group presidents, are based upon a variety of financial and nonfinancial performance measures, which, in the Company’s view, reward performance without incentivizing inappropriate risk-taking; and

•

the Company has policies and procedures that require compensation programs adopted at the subsidiary and business unit level to be reviewed and approved by senior corporate management to, among other things, ensure that none of the Company’s or its subsidiaries’ compensation programs encourage inappropriate risk-taking.

The Committee has also adopted stock ownership guidelines for our senior executives, including our named executive officers, which are intended to align their long-term interests with those of our shareholders and to encourage a long-term focus in managing the Company. For a further discussion, see “Stock Ownership Guidelines and Retention Requirements” on page 54.

Tax Considerations

Section 162(m) of the Internal Revenue Code generally limits tax deductibility of compensation paid by a public company to its chief executive officer and certain other highly compensated executive officers to $1 million in the year compensation becomes taxable to the executive, subject to an exception for performance-based compensation that meets specific requirements. The Committee considers the impact of this rule when developing and implementing its executive compensation programs; however, the Committee reserves the right to provide compensation that is not tax deductible if it believes the value in doing so outweighs the value of the lost tax deduction.

We intend that the compensation paid under our annual incentive plan and under our long-term incentive awards qualifies as performance-based compensation under Section 162(m) of the Internal Revenue Code. With respect to our annual incentive plan, we established maximum payment levels under the program in February 2014 using an objective formula based on our 2014 operating income. Similarly, with respect to RSUs awarded to our named executive officers in 2014, we included forfeiture conditions that established maximum grant date fair values using an objective formula based on our 2014 free cash flow. These formulas do not establish any entitlement to payments or awards at the calculated levels. The actual payments under our annual incentive plan for 2014 and the actual grant date fair values of RSUs awarded to our named executive officers in 2014 were less than the amounts generated by the applicable formulas.

In 2014, the portion of the base salary paid to Chief Executive Officer in excess of $1 million does not qualify as tax deductible compensation under Section 162(m). However, the Committee believes that the base salary awarded to our Chief Executive Officer in 2014 is appropriate in light of competitive market practices.

Equity Grant Timing

The Committee approves all long-term incentive awards to the named executive officers at in-person or telephonic meetings on an annual basis. We do not time the grant of equity awards, including stock options, to precede the release of non-public information. The Committee makes grants on an annual basis at a scheduled meeting in February, and may also grant long-term incentive awards at Committee meetings held in connection with or following new hires or promotions. Under the terms of the Company’s long-term equity incentive plans, the exercise price of each stock option granted is equal to the fair market value of the underlying Common Stock on the date of grant. The Committee does not grant discounted stock options and the Company’s long-term equity incentive plans do not permit stock option repricing without shareholder approval.

Reconciliation of Non-GAAP Measures to GAAP Measures

Free cash flow is defined as net cash from operating activities less net capital expenditures (capital expenditures less cash proceeds from dispositions of property, plant and equipment), plus income tax payments attributable to discontinued operations. Free cash flow represents cash generated after paying for interest on borrowings, income taxes, pension benefit contributions, capital expenditures and changes in working capital, but before repaying principal amount of outstanding debt, paying cash dividends on common stock, repurchasing shares of our common stock, investing cash to acquire businesses, and making other strategic investments. Thus, a key assumption underlying free cash flow is that L-3 will be able to refinance its existing debt. Because of this assumption, free cash flow is not a measure that should be relied upon to represent the residual cash flow available for discretionary expenditures. Management believes that free cash flow is a useful measure of cash flow that may be available for discretionary use by L-3 and is an important measure that drives long-term shareholder value creation.

The following table provides a reconciliation of net cash from operating activities to free cash flow for the year ended December 31, 2014:

For the year ended December 31,	2014
($ in millions)
Net cash from operating activities	$1,125
Less: Capital expenditures, net of dispositions	(179)
Plus: Income tax payments attributable to discontinued operations	—

Free cash flow	$946

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on its review and discussion with management, the Compensation Committee recommended to L-3’s Board of Directors that the Compensation Discussion and Analysis be included in L-3’s proxy statement and Annual Report on Form 10-K for the fiscal year ended December 31, 2014.

In 2014, Robert B. Millard (Chairman), Lewis Kramer, Lloyd W. Newton and Alan H. Washkowitz served as members of the Compensation Committee.

Robert B. Millard (Chairman)

Lewis Kramer

Lloyd W. Newton

Alan H. Washkowitz

TABULAR EXECUTIVE COMPENSATION DISCLOSURE

Summary Compensation Table

The following table provides summary information concerning compensation paid or accrued by us to or on behalf of our Chairman, President and Chief Executive Officer, our Senior Vice President and Chief Financial Officer, and each of our three other most highly compensated executive officers serving at fiscal year end. These officers are collectively referred to as the named executive officers.

Name and Principal Position	Year	Salary ($)	Bonus(1) ($)	Stock Awards(2) ($)	Option Awards(3) ($)	Non-Equity Incentive Plan Compensation(1)(4) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(5) ($)	All Other Compensation(6) ($)	Total(7) ($)
Michael T. Strianese	2014	1,350,000	–	5,000,003	3,000,002	731,600	4,583,292	100,496	14,765,393
(Chairman, President and Chief Executive Officer and Director)	2013	1,311,538	–	4,999,995	2,999,996	2,713,500	–	99,583	12,124,612
	2012	1,300,000	–	4,624,997	2,775,003	2,500,000	3,603,420	99,632	14,903,052

Ralph G. D’Ambrosio	2014	689,539	–	1,350,058	809,990	212,300	1,033,645	34,262	4,129,794
(Senior Vice President and Chief Financial Officer)	2013	645,019	–	1,250,018	749,999	820,000	–	34,810	3,499,846
	2012	603,250	250,000	999,965	599,996	750,000	640,350	34,610	3,878,171

Curtis Brunson	2014	643,173	–	1,350,058	809,990	333,900	603,652	64,682	3,805,455
(Executive Vice President of Corporate Strategy and Development)	2013	608,481	–	1,250,018	749,999	770,000	64,723	52,406	3,495,627
	2012	603,250	–	999,965	599,996	725,000	500,836	87,177	3,516,224

Steve Kantor	2014	666,538	–	825,017	495,003	797,000	713,726	55,421	3,552,705
(Senior Vice President and President of Electronic Systems)	2013	634,712	–	700,007	419,997	850,000	261,404	42,238	2,908,358
	2012	629,250	250,000	649,999	390,002	700,000	488,608	77,692	3,185,551

John C. McNellis	2014	634,161	–	875,032	525,006	–	703,766	82,209	2,820,174
(Senior Vice President and President of Aerospace Systems)	2013	576,365	–	749,980	450,004	875,000	186,530	215,486	3,053,365
	2012	562,500	–	700,004	419,999	975,000	373,502	56,296	3,087,301

(1)	Amounts reported as Bonus in 2012 represent discretionary bonuses paid for 2012 performance. The amounts earned under the annual incentive plan for 2014, 2013 and 2012 performance were calculated under a formula-based approach that was established at the beginning of the year and, accordingly, are reported in the Non-Equity Incentive Plan Compensation column. All amounts are reported for the fiscal year in which the related services were rendered, although the actual payments were made in the following year.

(2)	Represents the grant date fair value of RSUs and performance units granted in 2014, 2013 and 2012, which is calculated in accordance with the accounting standards for share-based compensation. The grant date fair value of RSUs and performance units is calculated using L-3’s stock price on the date of grant. For a discussion of the general terms of RSUs and performance units, see “Compensation Discussion and Analysis — Elements of 2014 Target Pay — Long-Term Incentives” beginning on page 49. The RSUs granted in 2014 and 2013 are subject to forfeiture conditions based on L-3’s 2014 and 2013 free cash flow, respectively. For a further discussion of these conditions, see Note 4 to the “2014 Grants of Plan-Based Awards” table beginning on page 62.

The grant date fair value of the performance units granted in 2014, 2013 and 2012 assumes that the Target level of performance is achieved, which represents the probable outcome of the performance conditions of the awards on the date of grant. The following table provides the value of the performance units granted in 2014 as of their grant date assuming the Target and Maximum levels of performance are achieved:

Name	2014 Target ($)	2014 Maximum ($)
Michael T. Strianese	2,000,024	4,000,048
Ralph G. D’Ambrosio	540,046	1,080,092
Curtis Brunson	540,046	1,080,092
Steve Kantor	329,984	659,968
John C. McNellis	349,990	699,980

(3)	Represents the grant date fair value calculated in accordance with the accounting standards for share-based compensation for stock options granted in 2014, 2013 and 2012. See Note 18 to the audited consolidated financial statements included in L-3’s 2014 Annual Report on Form 10-K for a discussion of the assumptions used in calculating equity compensation expense in connection with these stock options. For a discussion of the general terms of our stock options, see “Compensation Discussion and Analysis — Elements of 2014 Target Pay — Long-Term Incentives — Stock Options” beginning on page 50.

(4)	Amounts reported as Non-Equity Incentive Plan Compensation in 2014 represent the amounts earned under the annual incentive plan for 2014 performance, and under long-term performance cash awards for the three-year performance period ended December 31, 2014, as set forth in the table below. For a further discussion of these awards, see “Compensation Discussion and Analysis — Elements of 2014 Target Pay — Annual Incentives” beginning on page 42 and “Compensation Discussion and Analysis — Payment of Performance Awards for the 2012-2014 Award Cycle.”

Name	Annual Incentive Plan ($)	Long-Term Performance Cash Awards ($)	Total ($)
Michael T. Strianese	731,600	–	731,600
Ralph G. D’Ambrosio	212,300	–	212,300
Curtis Brunson	333,900	–	333,900
Steve Kantor	797,000	–	797,000
John C. McNellis	–	–	–

(5)	Amounts in this column reflect the increase in the actuarial value of defined benefit plans during 2014, 2013 and 2012. None of the named executive officers earned above-market interest on deferred compensation balances during 2014.

Actuarial value computations are based on assumptions discussed in Note 20 to the audited consolidated financial statements included in L-3’s 2014 Annual Report on Form 10-K. A significant portion of the changes in pension value reported in this column reflects changes in actuarial assumptions made since 2011 as required under GAAP. The changes in pension value reported in this column are not the result of any arrangements entered into between the Company and any named executive officer that modify any of our pension plans or enhance any benefits accrued or to be accrued thereunder. The table below sets forth the different actuarial assumptions used to calculate the change in pension value for the years indicated:

	Actuarial Assumptions
Year	Discount Rate	Post-Retirement Mortality
2014	4.20%	RP-2014 Annuitant Mortality table, projected generationally with the 2014 Social Security Administration Intermediate-Cost Projections Scale
2013	5.10%	RP-2000 Annuitant Mortality table, projected 7 years from valuation date
2012	4.20%	RP-2000 Annuitant Mortality table, projected 7 years from valuation date
2011	5.10%	RP-2000 Annuitant Mortality table, projected 7 years from valuation date

If no change had been made to the 2011 discount rate and mortality assumptions, the amounts that would have been reported in this column for the named executive officers for 2014, 2013 and 2012 would have been as follows:

	Change in Pension Value and Nonqualified Deferred Compensation Earnings
Name	2014 ($)	2013 ($)	2012 ($)
Michael T. Strianese	1,449,135	1,269,770	1,706,389
Ralph G. D’Ambrosio	285,394	308,447	241,116
Curtis Brunson	221,459	240,131	297,732
Steve Kantor	320,304	404,485	327,278
John C. McNellis	404,535	310,002	232,843

(6)	The following table describes each component of the All Other Compensation column in the Summary Compensation Table above for 2014.

Name	Employer Contribution to Employee Savings Plan ($)	Life Insurance(a) ($)	Medical Insurance Benefits(b) ($)	Other ($)		Total ($)
Michael T. Strianese(c)	15,900	28,380	9,765	46,451	(d)	100,496
Ralph G. D’Ambrosio	10,400	12,144	11,718	—		34,262
Curtis Brunson	15,900	26,318	9,765	12,699	(e)	64,682
Steve Kantor	15,900	15,758	9,765	13,998	(f)	55,421
John C. McNellis	15,900	28,330	15,193	22,786	(g)	82,209

(a)	Represents payments of premiums for executive and group term life insurance.

(b)	Represents payments of premiums for a Company-provided executive medical reimbursement plan, and in the case of Mr. McNellis, includes $3,475 for an executive health exam.

(c)	Mr. Strianese has access to L-3’s fractionally-owned aircraft for occasional personal use. Mr. Strianese is required to and has reimbursed L-3 for all incremental costs incurred by L-3 in connection with his personal use of the aircraft.

(d)	Represents incremental costs of $29,026 associated with the use of a Company car, which include the monthly lease payments, maintenance, gas, tolls, parking and all other costs associated with the car, and payments of $17,425 for financial planning services.

(e)	Represents payments of $12,699 for financial planning services.

(f)	Represents payments of $11,877 for financial planning services and $2,121 for spousal travel to a Company-sponsored event.

(g)	Represents payments of $12,411 for financial planning services and $10,375 for relocation expenses incurred in connection with a change in principal residence made in 2013. Consistent with our key employee relocation policy applicable to management employees generally, the amount for relocation expenses includes a gross-up payment of $2,236 related to the portion of the relocation expenses treated as taxable compensation, in order to make the relocation tax neutral to the employee.

(7)	The amounts in this column include the change in pension value reported for each year, which was significantly impacted by changes in actuarial assumptions described in Note 5 above. If no changes had been made to these actuarial assumptions, the amounts that would have been reported in this column for the named executive officers for 2014, 2013 and 2012 would have been as follows:

	Total
Name	2014 ($)	2013 ($)	2012 ($)
Michael T. Strianese	11,631,236	13,394,382	13,006,021
Ralph G. D’Ambrosio	3,381,543	3,808,293	3,478,937
Curtis Brunson	3,423,262	3,671,035	3,313,120
Steve Kantor	3,159,283	3,051,439	3,024,221
John C. McNellis	2,520,943	3,176,837	2,946,642

2014 Grants of Plan-Based Awards

The following table provides information regarding: (1) annual incentive plan awards and three-year performance cash awards under the L-3 Communications Holdings, Inc. 2012 Cash Incentive Plan, and (2) performance units, RSUs and stock options under the L-3 Communications Holdings, Inc. Amended and Restated 2008 Long Term Performance Plan. Plan-based awards are generally granted to the named executive officers on an annual basis in February.

			Estimated Future Payouts Under Non- Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
	Grant Type	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Michael T. Strianese	AIP(1)	2/19/14	—	2,227,500	4,455,000
	PCA(2)	2/19/14	1,000,000	2,000,000	4,000,000
	PU(3)	2/19/14				8,798	17,595	35,190			2,000,024
	RSU(4)	2/19/14				—	26,392	26,392			2,999,979
	Option(5)	2/19/14				70,094	140,187	140,187		113.67	3,000,002

Ralph G. D’Ambrosio	AIP(1)	2/19/14	—	625,500	1,251,000
	PCA(2)	2/19/14	270,000	540,000	1,080,000
	PU(3)	2/19/14				2,376	4,751	9,502			540,046
	RSU(4)	2/19/14				—	7,126	7,126			810,012
	Option(5)	2/19/14							37,850	113.67	809,990

Curtis Brunson	AIP(1)	2/19/14	—	585,000	1,170,000
	PCA(2)	2/19/14	270,000	540,000	1,080,000
	PU(3)	2/19/14				2,376	4,751	9,502			540,046
	RSU(4)	2/19/14				—	7,126	7,126			810,012
	Option(5)	2/19/14							37,850	113.67	809,990

Steve Kantor	AIP(1)	2/19/14	—	650,000	1,462,500
	PCA(2)	2/19/14	165,000	330,000	660,000
	PU(3)	2/19/14				1,452	2,903	5,806			329,984
	RSU(4)	2/19/14				—	4,355	4,355			495,033
	Option(5)	2/19/14							23,131	113.67	495,003

John C. McNellis	AIP(1)	2/19/14	—	672,000	1,512,000
	PCA(2)	2/19/14	175,000	350,000	700,000
	PU(3)	2/19/14				1,540	3,079	6,158			349,990
	RSU(4)	2/19/14				—	4,619	4,619			525,042
	Option(5)	2/19/14							24,533	113.67	525,006

(1)	Represents the Threshold, Target and Maximum cash payout opportunities for fiscal 2014 under the annual incentive plan, which were established by the Compensation Committee in February of 2014. For a further discussion of the payout opportunities, see “Compensation Discussion and Analysis — Elements of 2014 Target Pay — Annual Incentives” beginning on page 42.

(2)	Represents long-term performance cash awards granted to the named executive officers. The final value of each award will vary based upon L-3’s relative TSR achieved over the three-year performance period beginning January 1, 2014 and ending December 31, 2016 in relation to performance goals established by the Compensation Committee in February 2014. The amounts disclosed in the Estimated Future Payouts Under Non-Equity Incentive Plan Awards columns represent the amounts of cash to be paid assuming achievement of the specific Threshold, Target or Maximum levels of performance established by the Compensation Committee for these awards over the performance period. See “Compensation Discussion and Analysis — Elements of 2014 Target Pay — Long-Term Incentives — Performance Awards” beginning on page 51 for a further discussion of the performance cash awards. See “— Potential Payments Upon Change in Control or Termination of Employment — Effect of Change in Control or Termination of Employment Upon Long-Term Incentive Awards” beginning on page 75 for a discussion concerning the effect of a change in control or termination of employment on outstanding performance cash awards.

(3)

Represents performance units granted to the named executive officers, which are payable in shares of our Common Stock at the end of the performance period. The final number of shares of our Common Stock issuable for each unit will vary based upon L-3’s EPS achieved over the three-year performance period beginning January 1, 2014 and ending December 31, 2016 in relation to performance goals established by the Compensation Committee in February 2014. The amounts disclosed in the

Estimated Future Payouts Under Equity Incentive Plan Awards columns represent the shares of our Common Stock issuable assuming achievement of the specific Threshold, Target or Maximum levels of performance established by the Compensation Committee for these units over the performance period. See “Compensation Discussion and Analysis — Elements of 2014 Target Pay — Long-Term Incentives — Performance Awards” beginning on page 51 for a further discussion of the performance units. See “— Potential Payments Upon Change in Control or Termination of Employment — Effect of Change in Control or Termination of Employment Upon Long-Term Incentive Awards” beginning on page 75 for a discussion concerning the effect of a change in control or termination of employment on outstanding performance units. The amounts disclosed in the Grant Date Fair Value of Stock and Option Awards column represent the grant date fair values of the performance unit awards assuming that the Target level of performance for the awards is achieved, as calculated in accordance with the accounting standards for share-based compensation.

(4)	Represents RSUs granted to the named executive officers, which vest three years after the grant date and are subject to forfeiture conditions based on a grant date fair value limit equal to 0.5% of L-3’s 2014 free cash flow (or 1.0% of L-3’s 2014 free cash flow, in the case of the RSUs granted to Mr. Strianese). If the grant date fair value of an executive’s RSUs award exceeds the applicable limit, then the portion of the executive’s award exceeding this limit is forfeited. The Threshold level of performance reported in table above assumes that L-3’s 2014 free cash flow is negative, resulting in the forfeiture of all RSUs. The Target and Maximum levels of performance reported in table above assume that L-3’s 2014 free cash flow is sufficient to avoid any forfeiture of the RSUs. The calculation of free cash flow under these awards is identical to the calculation of free cash flow under the annual incentive plan for fiscal 2014 performance. The amounts disclosed in the Grant Date Fair Value of Stock and Option Awards column represent the grant date fair values of the RSU awards assuming that L-3’s 2014 free cash flow is sufficient to avoid any forfeiture of the awards, as calculated in accordance with the accounting standards for share-based compensation. For a discussion of the free cash flow calculation, see “Compensation Discussion and Analysis — Elements of 2014 Target Pay — Annual Incentives” beginning on page 42. For a further discussion of our RSUs, see “Compensation Discussion and Analysis — Elements of 2014 Target Pay — Long-Term Incentives — RSUs” on page 52. For a discussion concerning the effect of a change in control or termination of employment on outstanding RSUs, see “— Potential Payments Upon Change in Control or Termination of Employment — Effect of Change in Control or Termination of Employment Upon Long-Term Incentive Awards” beginning on page 75.

(5)	Represents stock options granted to the named executive officers. The awards had an exercise price equal to the closing price of our Common Stock on the grant date, and provide value to the recipient only if the price of our Common Stock increases after the grant date. Stock options have a term of ten years and vest in equal, annual increments over a three-year period starting with the first anniversary of the grant date and, in the case of the options granted to Mr. Strianese, are also subject to two separate vesting conditions based on L-3’s 2014 financial performance. With regard to the options granted to Mr. Strianese, the Threshold level of performance reported in table above assumes the satisfaction of only one of the financial performance conditions, while the Target and Maximum levels of performance reported in table above assume the satisfaction of both financial performance conditions. The amounts disclosed in the Grant Date Fair Value of Stock and Option Awards column represent the grant date fair values of the option awards, as calculated in accordance with the accounting standards for share-based compensation. With regard to the options granted to Mr. Strianese, the amount disclosed in the Grant Date Fair Value of Stock and Option Awards column assumes that both of the financial performance conditions of his award are satisfied. For a further discussion of the stock options, see “Compensation Discussion and Analysis — Elements of 2014 Target Pay — Long-Term Incentives — Stock Options” beginning on page 50. For a discussion concerning the effect of a change in control or termination of employment on outstanding stock option awards, see “— Potential Payments Upon Change in Control or Termination of Employment — Effect of Change in Control or Termination of Employment Upon Long-Term Incentive Awards” beginning on page 75.

Outstanding Equity Awards at Fiscal Year End 2014

The following table provides information with respect to holdings of exercisable and unexercisable stock options, and unvested and (as applicable) unearned RSUs and performance units held by the named executive officers at December 31, 2014.

		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable(1)(2)	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)(2)	Option Exercise Price(1) ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(1)(3) (#)	Market Value of Shares or Units of Stock That Have Not Vested(4) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(5) (#)	Equity Incentive Plan Awards: Market or Payout Value Of Unearned Shares, Units or Other Rights That Have Not Vested(4) ($)
Michael T. Strianese	2/19/14	—	140,187	113.67	2/19/24	26,392	3,330,934	17,595	2,220,665
	2/20/13	82,781	165,563	77.00	2/20/23	38,961	4,917,268	25,974	3,278,179
	2/22/12	171,018	85,510	67.49	2/22/22	41,121	5,189,881
	2/24/11	248,015	—	76.82	2/24/21
	2/23/10	208,961	—	86.41	2/23/20
	7/28/09	187,484	—	70.53	7/28/19
	7/29/08	183,981	—	92.31	7/29/18
	8/1/07	95,511	—	95.42	8/1/17

Ralph G. D’Ambrosio	2/19/14	—	37,850	113.67	2/19/24	7,126	899,372	4,751	599,624
	2/20/13	20,695	41,391	77.00	2/20/23	9,740	1,229,285	6,494	819,608
	2/22/12	18,488	18,490	67.49	2/22/22	8,891	1,122,133
	2/24/11	48,262	—	76.82	2/24/21
	2/23/10	36,144	—	86.41	2/23/20
	7/28/09	33,255	—	70.53	7/28/19
	7/29/08	26,760	—	92.31	7/29/18
	8/1/07	13,892	—	95.42	8/1/17

Curtis Brunson	2/19/14	—	37,850	113.67	2/19/24	7,126	899,372	4,751	599,624
	2/20/13	20,695	41,391	77.00	2/20/23			6,494	819,608
	2/22/12	36,975	18,490	67.49	2/22/22
	2/24/11	50,944	—	76.82	2/24/21

Steve Kantor	2/19/14	—	23,131	113.67	2/19/24	4,355	549,645	2,903	366,388
	2/20/13	11,589	23,179	77.00	2/20/23			3,636	458,900
	2/22/12	24,033	12,019	67.49	2/22/22
	2/24/11	12,856	—	76.82	2/24/21

John C. McNellis	2/19/14	—	24,533	113.67	2/19/24	4,619	582,964	3,079	388,601
	2/20/13	—	24,835	77.00	2/20/23	5,844	737,571	3,896	491,714
	2/22/12	—	12,943	67.49	2/22/22	6,223	785,405

(1)	In connection with our spin-off of Engility Holdings, Inc. on July 17, 2012, the number of shares subject to outstanding option and stock awards, and the exercise price for the option awards, were adjusted to maintain the intrinsic value of each award as required pursuant to the terms of the stock-based compensation plans under which they were issued. The awards otherwise retained the original terms and conditions after conversion, except in the case of financial performance conditions, which were adjusted to reflect the spin-off.

(2)	Stock options vest in equal, annual increments over a three-year period starting with the first anniversary of the grant date and, in the case of the options granted to Mr. Strianese in 2011 and subsequent years, are also subject to performance-based vesting conditions that have been fully satisfied. For a further discussion, see “Compensation Discussion and Analysis — Elements of 2014 Target Pay — Long-Term Incentives — Stock Options” beginning on page 50. For a discussion concerning the effect of a change in control or termination of employment on outstanding stock option awards, see “— Potential Payments Upon Change in Control or Termination of Employment — Effect of Change in Control or Termination of Employment Upon Long–Term Incentive Awards” beginning on page 75.

(3)

Represents RSUs, which vest three years after the grant date and, in the case of RSUs granted in 2014 and 2013, are subject to forfeiture conditions based on L-3’s 2014 and 2013 free cash flow, respectively. Our free cash flow for 2014 and 2013 was sufficient to avoid any forfeiture of the RSUs. For a further discussion of the forfeiture conditions, see Note 4 to the “2014

Grants of Plan-Based Awards” table beginning on page 62. On the vesting date, each RSU automatically converts into the right to receive one share of our Common Stock. For a discussion concerning the effect of a change in control or termination of employment on outstanding RSU awards, see “— Potential Payments Upon Change in Control or Termination of Employment — Effect of Change in Control or Termination of Employment Upon Long-Term Incentive Awards” beginning on page 75. For a further discussion concerning the effect of retirement eligibility on outstanding RSU awards, see Note 2 to the “2014 Option Exercises and Stock Vested” table on page 66.

(4)	The market value is based on the closing price of our Common Stock on December 31, 2014, the last trading day of 2014, of $126.21, multiplied by the number of shares or units.

(5)	Reflects the number of shares of our Common Stock issuable under performance units granted in 2014 and 2013 assuming achievement of the Target level of performance for these units. The Target level of performance is reported for the performance units granted in 2014 because the Company’s performance from the beginning of the applicable performance period (January 1, 2014) through December 31, 2014, measured against the applicable performance goals, exceeded the Threshold level of performance. Similarly, the Target level of performance is reported for the performance units granted in 2013 because the Company’s performance from the beginning of the applicable performance period (January 1, 2013) through December 31, 2014, measured against the applicable performance goals, exceeded the Threshold level of performance. For a further discussion of our performance units, see “Compensation Discussion and Analysis — Elements of 2014 Target Pay — Long-Term Incentives — Performance Awards” beginning on page 51. For a discussion concerning the effect of a change in control or termination of employment on performance unit awards, see “— Potential Payments Upon Change in Control or Termination of Employment — Effect of Change in Control or Termination of Employment Upon Long-Term Incentive Awards” beginning on page 75.

2014 Option Exercises and Stock Vested

The following table provides information regarding the exercise of stock options and vesting of RSUs and performance units held by our named executive officers during the year ended December 31, 2014. The shares and cash consideration underlying the performance units vested on December 31, 2014 and were delivered and paid in February 2015. For a further discussion, see “Compensation Discussion and Analysis – Payment of Performance Awards for the 2012-2014 Award Cycle” beginning on page 53.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise(1) ($)	Number of Shares Acquired on Vesting(2) (#)	Value Realized on Vesting(3) ($)
Michael T. Strianese	218,734	8,435,139	74,537	9,049,380
Ralph G. D’Ambrosio	22,000	993,358	15,334	1,865,782
Curtis Brunson	46,041	1,108,375	18,044	2,180,925
Steve Kantor	56,528	1,922,492	10,853	1,311,874
John C. McNellis	36,977	1,515,520	10,890	1,320,532

(1)	Value realized on exercise is based on the difference between the aggregate exercise price and the fair market value of the shares acquired at the time of exercise.

(2)	The following table provides additional information regarding the Number of Shares Acquired on Vesting.

Name	Award Type	Vesting Date	Number of Shares Acquired on Vesting (#)
Michael T. Strianese	Restricted Stock Units	2/24/14	36,125
	Performance Units	12/31/14	38,412

Ralph G. D’Ambrosio	Restricted Stock Units	2/24/14	7,030
	Performance Units	12/31/14	8,304

Curtis Brunson	Restricted Stock Units	2/21/14	9,740	(a)
	Performance Units	12/31/14	8,304

Steve Kantor	Restricted Stock Units	2/21/14	5,455	(a)
	Performance Units	12/31/14	5,398

John C. McNellis	Restricted Stock Units	2/24/14	5,077
	Performance Units	12/31/14	5,813

(a)	On February 21, 2014, Messrs. Brunson and Kantor became eligible for qualified retirement under the terms of RSUs granted on February 20, 2013. Accordingly, the shares underlying their RSU awards are deemed to have vested on February 21, 2014. However, in accordance with the terms of the RSUs, these shares will not be delivered until February 20, 2016 unless accelerated due to death, disability or a change in control. For a further discussion, see “—Potential Payments Upon Change in Control or Termination of Employment—Effect of Change of Control or Termination of Employment Upon Long–Term Incentive Awards” beginning on page 75. For information regarding shares delivered to Messrs. Brunson and Kantor in 2014 in respect of RSUs deemed to have vested in prior years, see “— 2014 Nonqualified Deferred Compensation” on page 72.

(3)	Value realized on vesting is based on the fair market value of the shares at the time of vesting and includes the value of payments in lieu of fractional shares. The amounts in this column do not include accrued cash dividends realized on vesting.

2014 Pension Benefits

The following table provides information regarding the pension benefits for our named executive officers under L-3’s tax-qualified and supplemental plans. The named executive officers participate in multiple tax-qualified or supplemental pension plans. The purpose of each plan is to provide the named executive officers retirement benefits as part of their overall compensation package. The material terms of the plans are described following the table.

Name	Plan Name	Number of Years Credited Service (#)		Present Value of Accumulated Benefit(1) ($)		Payments During Last Fiscal Year ($)
Michael T. Strianese(2)	L-3 Communications	24.17	(3)	1,052,657	(4)	—
	Corporation Pension Plan

	L-3 Communications	24.17	(3)	16,663,503	(4)	—
	Corporation Supplemental
	Executive Retirement Plan

Ralph G. D’Ambrosio(5)	L-3 Communications	17.42		475,873		—
	Corporation Pension Plan

	L-3 Communications	17.42		2,288,918		—
	Corporation Supplemental
	Executive Retirement Plan

Curtis Brunson(6)	L-3 Communication	31.58	(3)	601,062	(7)	—
	Systems — West Retirement Plan

	L-3 Communications	7.92		412,676		—
	Corporation Pension Plan

	L-3 Communications	39.50	(3)	2,212,768	(7)	—
	Corporation Supplemental
	Executive Retirement Plan

Steve Kantor(6)	L-3 Communications	12.00		578,536		—
	Corporation Pension Plan

	L-3 Communications	12.00		2,689,639		—
	Corporation Supplemental
	Executive Retirement Plan

John C. McNellis(2)	L-3 Link Simulation and	5.42		160,307		—
	Training Retirement Plan

	L-3 Communications	6.08		301,141		—
	Corporation Pension Plan

	L-3 Communications	11.50		1,569,613		—
	Corporation Supplemental
	Executive Retirement Plan

(1)	The present values of the accumulated benefits in the table above were determined using the same assumptions that were used by L-3 as of December 31, 2014 for financial reporting purposes, including a 4.2% discount rate and post-retirement mortality in accordance with the RP-2014 Annuitant Mortality table (adjusted back to 2006) projected generationally with the 2014 Social Security Administration Intermediate-Cost Projections Scale. We used age 65, the normal retirement age under the pension plans and the supplemental executive retirement plan (or current age, if greater), to determine the present value of the accumulated benefits in the table. For the other assumptions used in calculating the present value of the accumulated benefits, see Note 20 to the audited consolidated financial statements included in L-3’s 2014 Annual Report on Form 10-K.

(2)	Messrs. Strianese and McNellis are eligible for early retirement under the retirement plans in which they participate.

(3)	L-3 was formed in 1997 through the acquisition of ten pre-existing business units from Lockheed Martin Corporation. In connection with the acquisition, L-3 hired the employees of these business units and acquired their associated pension plan assets, subject to the obligation to provide these employees with credit for the years of service that they had previously accrued under the pension plans. Accordingly, the years of credited service reflected for Messrs. Strianese and Brunson in the table above include 6.50 and 21.75 years of service, respectively, that had been accrued by them as employees of these business units or their predecessors at the time of L-3’s formation.

(4)	The present value of the benefits reported for Mr. Strianese that are attributable to his years of service to predecessors as described in Note 3 above is $283,089 with respect to the L-3 Communications Corporation Pension Plan and $4,481,290 with respect to the L-3 Communications Corporation Supplemental Executive Retirement Plan (the “Restoration SERP”).

(5)	Mr. D’Ambrosio has not yet met the eligibility requirements for early retirement under the retirement plans in which he participates because he has not attained age 55.

(6)	Messrs. Brunson and Kantor are eligible for retirement under the retirement plans in which they participate.

(7)	The present value of the benefits reported for Mr. Brunson that are attributable to his years of service to predecessors as described in Note 3 above is $413,968 with respect to the L-3 Communication Systems — West Retirement Plan and $293,633 with respect to the Restoration SERP.

The present value of the accumulated benefits for each of the named executives shown in the table above reflects the present value of the benefits earned under each of the pension plans as of December 31, 2014. The pension benefits that are the basis for the present values of the accumulated benefits shown are calculated based on all years of creditable service with L-3 and its predecessor companies under each of the plans as of December 31, 2014.

A more complete discussion of the material factors useful to an understanding of each plan is presented below.

Tax-Qualified Pension Plans

L-3 Communications Corporation Pension Plan

Eligibility	Employees were eligible to participate in the plan after one year of service and upon attaining 21 years of age. Employees hired on or after January 1, 2007 are not eligible to participate in the plan.

Vesting	Participants are fully vested after five years of service, and there is no partial vesting.

Availability of Early Retirement Benefits	Participants are eligible for early retirement benefits after age 55, if they have ten years of eligibility service.

Earnings	Earnings are defined as base pay, overtime, commissions and performance-based cash bonuses (excluding long-term incentive awards payable in cash) and are limited to the IRS earnings limit of $260,000 in 2014 and $265,000 in 2015.

Final Average Earnings (“FAE”)	FAE is equal to the average of the participant’s earnings for the five calendar years during the ten calendar years prior to date of termination that result in the highest average earnings amount.

Social Security Wage Base	The wage level at which social security tax is applied for a given year.

Covered Compensation	Covered Compensation is the average of the Social Security Wage Bases for 35 calendar years ending with the year the participant attains Social Security retirement age; however, upon separation from service, Covered Compensation is determined as of the date of separation.

Benefit Plan Formula	The annual pension benefit is equal to 1.5% of FAE up to Covered Compensation, plus 1.75% of FAE in excess of Covered Compensation, for each plan year (partial and completed months) of accrual service.

Early Retirement Reduction Factors	For those participants who are eligible to retire early, the reduction factor is 1/180 for each of the first 60 months prior to age 65 and 1/360 for each of the next 60 months.

Payment Options	The plan provides for a number of payment options including a single life annuity (normal form for single participants), a qualified 50% joint and survivor annuity (normal form for married participants), other joint and survivor options, period-certain options and a level income option.

L-3 Communication Systems — West Retirement Plan

Eligibility	Employees were eligible to participate in the plan if they were participants in the Lockheed Martin Tactical Defense Systems Retirement Plan on April 30, 1997 and became employees of L-3 Communication Systems-West on May 1, 1997.

Vesting	Participants are fully vested after five years of service, and there is no partial vesting.

Availability of Early Retirement Benefits	Participants are eligible for early retirement benefits after age 55, if they have five years of eligibility service.

Earnings	Earnings are defined as regular pay plus overtime, commissions, performance-based cash bonuses (excluding long-term incentive awards payable in cash) and fringe benefits and are limited to the IRS earnings limit of $240,000 in 2014 and 2015.

Final Average Earnings (“FAE”)	FAE is used in calculating the benefit accrued prior to January 1, 1991 and is equal to the average of the participant’s earnings for the 60 consecutive months during the 120 consecutive months prior to January 1, 1991 that result in the highest average earnings amount.

Social Security Wage Base	The wage level at which social security tax is applied for a given year.

Final Average Social Security Wage Base (“FASS”)	FASS is equal to the average of the Social Security Wage Bases (determined at the start of each plan year) for the last five consecutive years prior to termination; however, the FASS for the five years prior to January 1, 1991 is $46,020.

Benefit Plan Formula	The annual pension benefit is equal to the sum of: (a) (1) 1% of pre-1991 FAE up to 50% of the pre-1991 FASS plus 1.35% of pre-1991 FAE in excess of the pre-1991 FASS, multiplied by (2) years of accrual service as of December 31, 1990 and (b) for each year of accrual service after January 1, 1991, 1% of earnings for the year up to 50% of the FASS for the year plus 1.35% of earnings for the year in excess of 50% of the FASS for the year.

Early Retirement Reduction Factors	For those participants who are eligible to retire early, the reduction factor is 6% for each year prior to age 65, or age 62 for a participant with 20 years or more of vesting service.

Payment Options	The plan provides for a number of payment options including a single life annuity (normal form for single participants), a qualified 50% joint and survivor annuity (normal form for married participants), other joint and survivor options, period-certain options and a level income option.

L-3 Link Simulation and Training Retirement Plan

Eligibility	Employees were eligible to participate in the plan if (a) they participated in a specific component of the Raytheon Pension Plan on February 10, 2000 and became employees of L-3 Link Simulation and Training on February 11, 2000, (b) they were an employee of Raytheon on February 10, 2000, became a full-time employee of L-3 Link Simulation and Training after February 11, 2000 but on or before August 31, 2000 or (c) they were hired before January 1, 2007 in a pension eligible organization and have met the one year of service requirement to participate in the plan.

Vesting	Participants are fully vested after five years of vesting service or attainment of age 65, and there is no partial vesting.

Availability of Early Retirement Benefits:	Participants are eligible for early retirement benefits after age 55, provided that they have five years of vesting service.

Earnings	Earnings are defined as base pay, performance-based cash bonuses (excluding long-term incentive awards payable in cash), shift differentials, payment for overtime hours, paid time off actually taken, bereavement, jury duty and military training pay and are limited to the IRS earnings limit of $260,000 in 2014 and $265,000 in 2015.

Final Average Monthly Compensation (“FAMC”)	FAMC is equal to the average of the participant’s monthly earnings during the five highest-paid 12-month accounting periods worked out of the last ten consecutive 12-month accounting periods worked.

Social Security Wage Base	The wage level at which social security tax is applied for a given year.

Covered Compensation	Covered Compensation means for any plan year, the average (without indexing) of the Social Security Wage Base in effect for each calendar year during the 35-year period ending with the calendar year in which a participant attains or will attain his Social Security retirement date.

Benefit Plan Formula	1.5% of FAMC times benefit service up to 35 years, minus 0.6% of the lesser of Covered Compensation or FAMC, multiplied by years of benefit service up to 35 years, plus 0.5% of FAMC, multiplied by years of benefit service in excess of 35 years.

Early Retirement Reduction Factors	For those participants who are eligible to retire early, the reduction factor is the smaller of (a) the actuarial equivalent or (b) 6% for each year prior to the participant’s normal retirement date for Social Security purposes. Unreduced early retirement is available if retirement is within three years prior to Social Security normal retirement age and following ten years of continuous service.

Payment Options	The plan provides for a number of payment options including a single life annuity (normal form for single participants), a qualified 50% joint and survivor annuity (normal form for married participants), other joint and survivor options and period certain options.

Supplemental Plan

The provisions of the L-3 Communications Corporation Supplemental Executive Retirement Plan (the “Restoration SERP”) are substantially identical to the provisions of the tax-qualified pension plans described above (the “Qualified Pension Plans”). However, the Restoration SERP takes into consideration earnings above the annual IRS earnings limit and provides a non-qualified benefit to those participants based on those earnings in excess of the IRS limit or the benefit limits under Section 415 of the Internal Revenue Code.

2014 Nonqualified Deferred Compensation

The following table provides information regarding: (1) contributions, earnings and balances for our named executive officers under the L-3 Deferred Compensation Plans, and (2) shares and cash dividend equivalents underlying RSU awards deemed to have vested based on the retirement eligibility of our named executive officers (“Retirement Eligible RSU Awards”).

Name	Plan or Award	Executive Contributions in Last Fiscal Year(1) ($)	Registrant Contributions in Last Fiscal Year(2) ($)	Aggregate Earnings in Last Fiscal Year(3)(4) ($)	Aggregate Withdrawals/ Distributions(5) ($)	Aggregate Balance at Last Fiscal Year End(6)(7) ($)
Michael T. Strianese	—	—	—	—	—	—

Ralph G. D’Ambrosio	—	—	—	—	—	—

Curtis Brunson	L-3 Deferred Compensation Plans(8)	192,500	—	139,404	—	4,391,703
	Retirement Eligible RSU Awards(9)	—	1,147,177	390,336	(906,598)	2,454,530

Steve Kantor	L-3 Deferred Compensation Plans	—	—	22,388	(64,685)	699,977
	Retirement Eligible RSU Awards(9)	—	642,490	244,677	(620,324)	1,480,703

John C. McNellis	L-3 Deferred Compensation Plans(8)	—	—	103,320	—	3,231,158

(1)	The amount in this column is included in the Non-Equity Incentive Plan Compensation column for 2013 in the Summary Compensation Table on page 59.

(2)	Represents the value of Retirement Eligible RSU Awards deemed to have vested in 2014. The value reported is based on the sum of (a) the number of shares underlying the awards multiplied by the closing price of our Common Stock on the vesting date, and (b) accrued cash dividend equivalents in respect of these awards as of the vesting date. The grant date fair value of these awards is included in the Summary Compensation Table under the Stock Award column for 2013. For further information concerning the Retirement Eligible RSU awards that vested in 2014 and their respective grant date fair values, see Note 9 below.

(3)	Represents, in the case of L-3 Deferred Compensation Plans, aggregate earnings in the last fiscal year, which are based on the prime interest rate. The average interest rate for the year was 3.25%. The amounts reported do not include any above-market interest and, accordingly, are not included in the Summary Compensation Table on page 59.

(4)	Represents, in the case of each Retirement Eligible RSU Award, the sum of (a) the change in market value of the shares underlying such award during the period in 2014 for which the award was deemed to have been vested but the underlying shares remained undelivered, and (b) the aggregate cash dividend equivalents that accrued in respect of such award during this period. These amounts are not considered above-market or preferential earnings and, accordingly, are not included in the Summary Compensation Table on page 59. For further information concerning the Retirement Eligible RSU Awards included in this column, see Note 9 below.

(5)	Represents, in respect of Retirement Eligible RSU Awards, the value of the underlying shares delivered and cash dividend equivalents paid to the named executive officers during 2014. The value reported for each award is based on the sum of (a) the number of shares delivered multiplied by the closing price of our Common Stock as of the latest trading date on or prior to the date the shares became deliverable and (b) the amount of cash dividend equivalents paid in respect of the award. For further information concerning the Retirement Eligible RSU Awards included in this column, see Note 9 below.

(6)	Includes, in the case of L-3 Deferred Compensation Plans, $1,997,808, $451,822 and $495,000 in executive contributions from Messrs. Brunson, Kantor and McNellis, respectively, that were reported in the Salary, Bonus and Non-Equity Incentive Plan Compensation columns of the Summary Compensation Tables for previous years.

(7)	Represents, in the case of Retirement Eligible RSU Awards, the value of the underlying shares and cash dividend equivalents that were deemed to have vested but remained undelivered and unpaid as of December 31, 2014. The value reported represents the sum of (a) the number of shares underlying the awards multiplied by $126.21, the closing price of our Common Stock on December 31, 2014, and (b) accrued cash dividend equivalents in respect of these awards as of December 31, 2014. The grant date fair value of each Retirement Eligible RSU Award included in this column is included in the Stock Award column for 2012 or 2013, as applicable, in the Summary Compensation Table on page 59. For further information concerning the Retirement Eligible RSU Awards included in this column and their respective grant date fair values, see Note 9 below.

(8)	Messrs. Brunson and McNellis maintained balances under two Deferred Compensation Plans in the last fiscal year as follows:

	Curtis Brunson		John C. McNellis
	Plan I ($)	Plan II ($)	Plan I ($)	Plan II ($)
Executive Contributions in Last Fiscal Year	—	192,500	—	—
Aggregate Earnings in Last Fiscal Year	26,963	112,441	12,171	91,149
Aggregate Balance at Last Fiscal Year End	843,249	3,548,454	380,631	2,850,527

(9)	The following table provides additional information regarding the Retirement Eligible RSU Awards held by our named executive officers during 2014.

Name	Grant Date	Number of Shares Underlying RSU Award(a) (#)	Grant Date Fair Value ($)	Vesting Date(b)	Delivery Date(c)
Curtis Brunson	2/20/13	9,740	749,980	2/21/14	2/20/16
	2/22/12	8,891	599,993	2/23/13	2/22/15
	2/24/11	7,420	570,009	5/26/12	2/24/14

Steve Kantor	2/20/13	5,455	420,035	2/21/14	2/20/16
	2/22/12	5,778	389,971	2/23/13	2/22/15
	2/24/11	5,077	390,027	2/25/12	2/24/14

(a)	In connection with our spin-off of Engility Holdings, Inc. on July 17, 2012, the number of shares subject to outstanding stock awards was adjusted to maintain the intrinsic value of each award as required pursuant to the terms of the stock-based compensation plans under which they were issued. The awards otherwise retained their original terms and conditions after conversion.

(b)	Reflects the date on which the RSU award is deemed to have vested based on the retirement eligibility of the named executive officer.

(c)	Reflects the date on which the shares and accrued cash dividend equivalents underlying the RSU award are to be delivered and paid to the named executive officer. The Delivery Date is subject to acceleration in the event of death, disability or a change in control. For a further discussion, see “— Potential Payments Upon Change in Control or Termination of Employment — Effect of Change in Control or Termination of Employment Upon Long-Term Incentive Awards” beginning on page 75.

For a further discussion of the L-3 Deferred Compensation Plans, see “Compensation Discussion and Analysis — Executive Benefits and Perquisites — Deferred Compensation Plans” on page 54.

Potential Payments Upon Change in Control

or Termination of Employment

Change in Control Severance Plan

Under our Change in Control Severance Plan, executive officers and other corporate employees are entitled to severance benefits if, under specified conditions, their employment is terminated in connection with or following a change in control of L-3. The material terms of the program with respect to our named executive officers are as follows:

Protection Period	Two years following the occurrence of a change in control. In addition, the program covers terminations that become effective prior to the occurrence of a change in control if such termination occurs (1) upon the request of the acquirer or (2) otherwise in anticipation of the change in control.

Payout Requirements	Severance payments are required following termination by us without cause, or termination by the executive for good reason, during the Protection Period.

Severance Benefits	Lump sum payment equal to a multiple of annual salary and three-year average annual incentive plan awards:

• Chief Executive Officer, Chief Financial Officer, General Counsel and Executive Vice Presidents — three times

• Senior Vice Presidents and Group Presidents — two and a half times

Annual Incentive Plan Award for Year of Termination	Pro rata award based on number of months worked in the year of termination and three-year average annual incentive plan awards (or actual, if performance is determinable at the time of termination).

Benefits/Perquisites Continuation	Continuation of medical and life insurance benefits at the same cost to the executive, or cash equal to any increased premiums, for the same period as the severance multiple.

Restrictive Covenants	Non-compete and non-solicit covenants for one year following termination of employment.

Amendment or Termination of the Plan	Prior to the occurrence of a change in control, the Compensation Committee may amend or terminate the program at any time upon 90 days written notice.

Effect of Change in Control or Termination of Employment Upon Long-Term Incentive Awards

The following table summarizes the effect of the following events upon outstanding long-term incentive awards granted to our named executive officers.

Long-Term Incentive Award Type	Change in Control	Death/ Disability	Qualified Retirement (1)	Termination by Company for Cause	Termination by Company without Cause	Resignation

Stock Options	Immediate vesting of remaining unvested award.	Immediate vesting of remaining unvested award.	Unvested options are forfeited.	Forfeiture of remaining unexercised award.	Unvested options are forfeited.	Unvested options are forfeited.

RSUs	Immediate vesting and delivery of full award.	Immediate vesting and delivery of full award.	Full award is deemed to have vested, but underlying shares and dividend equivalents remain undelivered and unpaid until expiration of original three-year vesting period.	Forfeiture of full award.	Forfeiture of full award.	Forfeiture of full award.

Performance Awards	Immediate vesting based on Target level of performance, prorated to reflect reduced service period.(2)	Forfeiture of prorated portion of award to reflect reduced service period. Payment level for the remaining awards is based on actual performance for the full performance period.	Forfeiture of prorated portion of award to reflect reduced service period. Payment level for the remaining awards is based on actual performance for the full performance period.	Forfeiture of full award.	Forfeiture of prorated portion of award to reflect reduced service period. Payment level for the remaining awards is based on actual performance for the full performance period.	Forfeiture of full award.

(1)

Qualified Retirement is defined as a termination of employment that satisfies all of the following: (a) the executive terminates employment more than one year after the grant date of the applicable award (or in the case of performance awards, one year after the first day of the applicable performance period), (b) the executive terminates employment on or after attaining age 65 and completing at least five years of service (which must be continuous through the date of termination except for a single break in service that does not exceed one year in length), (c) the executive is not subject to termination for cause by the Company at the time of the employee’s termination and (d) the executive is available for consultation following the termination of employment at the reasonable request of the Company.

(2)	In connection with a change in control, the Compensation Committee has the discretion to increase this payment (but not above the benefit payable for the Maximum level of performance achievement) to the extent (if any) that the Compensation Committee is able to assess that the Company’s progress towards achievement of the applicable performance measures, at or prior to the change in control, exceeds the Target performance level requirement as adjusted to reflect the reduced service period.

Payments Upon Change in Control or Termination of Employment

The following table quantifies the payments under our severance arrangements, long-term incentive awards and the Restoration SERP that would be made assuming that a change in control, death or disability occurred on December 31, 2014, the last business day of 2014. Payments under other plans that do not change as a result of a change in control or termination of employment are found elsewhere in this Proxy Statement under “2014 Pension Benefits” beginning on page 67 and “2014 Nonqualified Deferred Compensation” on page 72 and are not included in this table. In addition, payments that are available generally to salaried employees that do not discriminate in scope, terms or operation in favor of executive officers are also not included in this table.

Named Executive Officer	Change in Control ($)	Death/Disability ($)
Michael T. Strianese
Severance(1)(2)	11,763,500	—
Medical Benefits(1)(3)	58,660	—
Life Insurance Premiums(1)(3)	37,063	—
Outplacement Benefits(1)(4)	25,000	—
Acceleration of Stock Options(5)(6)	14,926,447	14,926,447
Acceleration of RSUs(7)(8)	13,950,325	13,950,325
Acceleration of Performance Awards(9)(10)	4,967,937	—
Restoration SERP(11)	—	—

TOTAL	45,728,932	28,876,772

Ralph G. D’Ambrosio
Severance(1)(2)	4,518,616	—
Medical Benefits(1)(3)	83,560	—
Life Insurance Premiums(1)(3)	27,687	—
Outplacement Benefits(1)(4)	25,000	—
Acceleration of Stock Options(5)(6)	3,597,223	3,597,223
Acceleration of RSUs(7)(8)	3,371,006	3,371,006
Acceleration of Performance Awards(9)(10)	1,271,021	—
Restoration SERP(11)	—	—

TOTAL	12,894,113	6,968,229

Curtis Brunson
Severance(1)(2)	4,054,519	—
Medical Benefits(1)(3)	58,660	—
Life Insurance Premiums(1)(3)	21,150	—
Outplacement Benefits(1)(4)	25,000	—
Acceleration of Stock Options(5)(6)	3,597,223	3,597, 223
Acceleration of RSUs(7)(8)	916,474	916,474
Acceleration of Performance Awards(9)(10)	1,271,021	—
Restoration SERP(11)	33,402	—

TOTAL	9,977,449	4,513,697

Named Executive Officer	Change in Control ($)	Death/Disability ($)
Steve Kantor
Severance(1)(2)	3,708,012	—
Medical Benefits(1)(3)	50,635	—
Life Insurance Premiums(1)(3)	16,920	—
Outplacement Benefits(1)(4)	25,000	—
Acceleration of Stock Options(5)(6)	2,136,457	2,136,457
Acceleration of RSUs(7)(8)	560,097	560,097
Acceleration of Performance Awards(9)(10)	731,697	—
Restoration SERP(11)	47,959	—

TOTAL	7,276,777	2,696,554

John C. McNellis
Severance(1)(2)	3,677,069	—
Medical Benefits(1)(3)	69,633	—
Life Insurance Premiums(1)(3)	22,109	—
Outplacement Benefits(1)(4)	25,000	—
Acceleration of Stock Options(5)(6)	2,289,787	2,289,787
Acceleration of RSUs(7)(8)	2,184,720	2,184,720
Acceleration of Performance Awards(9)(10)	781,401	—
Restoration SERP(11)	—	—

TOTAL	9,049,719	4,474,507

(1)	Severance, medical benefits, life insurance premiums and outplacement benefits in connection with a change in control are payable only if the named executive officer (a) is involuntarily terminated (other than for cause, death or disability) at the request of the acquirer or otherwise in anticipation of, or during the two-year period following, the change in control or (b) voluntarily terminates employment for good reason during the two-year period following the change in control. For purposes of calculating the amount of these benefits in connection with a change in control, we assumed that such a termination of employment occurred on December 31, 2014, the last business day of 2014. Receipt of these benefits is conditioned upon the named executive officer’s execution of an agreement with the Company containing confidentiality, 12-month non-competition and 12-month non-solicitation covenants and a customary release of all claims against the Company. For a further discussion, see “— Change in Control Severance Plan” on page 74.

(2)	As discussed in “— Change in Control Severance Plan” on page 74, the change in control severance amount for each named executive officer is a multiple of base salary and average annual incentive plan awards for the three years prior to the year of termination. While the Change in Control Severance Plan also provides for an unpaid annual incentive plan award for the current year earned through the termination date, such amounts for each named executive officer are not reflected in this table because such amounts are already included in the Summary Compensation Table on page 59 in the Non-Equity Incentive Plan Compensation column for 2014. In the event that these payments, when aggregated with all other change in control payments, would subject the named executive officer to an excise tax under IRS regulations, then these payments will be reduced to the highest amount for which no excise tax would be due, but only if the reduced amount is greater than the unreduced amount net of the excise tax.

(3)	Medical benefits and life insurance premiums are based on a multiple of the premiums paid by the Company in 2014, as set forth in Note 6 to the Summary Compensation Table on page 60, to provide the named executive officer (and the named executive officer’s spouse and dependents, as applicable) with executive medical benefits and life insurance.

(4)	Under our Change in Control Severance Plan, a named executive officer is entitled to reasonable outplacement services from a provider selected by the executive and paid for by the Company. The amount disclosed represents the Company’s reasonable estimate of the cost to provide this benefit.

(5)	As disclosed above, in the event of any termination of employment other than death or disability, unvested stock options (or all stock options, in the case of a termination for cause) are forfeited. Accordingly, stock options are not quantified in the table above with respect to any termination of employment event other than in connection with a change in control, or upon death or disability.

(6)	The value attributable to the acceleration of unvested stock options is based upon the number of unvested stock options multiplied by the difference between the closing price of our Common Stock ($126.21) on December 31, 2014, the last business day of 2014, and the per share exercise price of the option.

(7)	As disclosed above, in the event of the named executive officer’s Qualified Retirement, the RSUs are deemed to have vested, but the underlying Common Stock and accrued cash dividend equivalents remain undelivered and unpaid until the end of the original vesting period. In the event of any other termination of employment other than in connection with a change in control, or upon death or disability, the RSUs are forfeited. Accordingly, the RSUs are not quantified in the table above with respect to any termination of employment event other than in connection with a change in control, or upon death or disability. In addition, the amounts disclosed in the table above exclude the value attributable to the accelerated delivery and payment upon a change in control, death or disability of shares and dividend equivalents underlying Retirement Eligible RSU Awards because these amounts are already included in the 2014 Nonqualified Deferred Compensation table on page 72 in the Aggregate Balance at Last Fiscal Year End column.

(8)	The value attributable to the acceleration of unvested RSUs is based upon the sum of (a) number of unvested RSUs multiplied by the closing price of our Common Stock ($126.21) on December 31, 2014, the last business day of 2014, and (b) the accrued cash dividend equivalents underlying the unvested RSUs as of December 31, 2014.

(9)	As disclosed above, in the event of the named executive officer’s death, disability, Qualified Retirement or termination by the Company without cause, a prorated portion of the performance awards are forfeited, and the remaining performance awards are not delivered or paid until the end of the original performance period based on actual performance for the full performance period. In the event of any other termination of employment, the performance awards are forfeited. Accordingly, the performance awards are not quantified in the table above with respect to any termination of employment event other than in connection with a change in control.

(10)	The value attributable to the acceleration of performance units is based upon the sum of (a) the prorated number of shares issuable assuming a Target level of performance achievement multiplied by the closing price of our Common Stock ($126.21) on December 31, 2014, the last business day of 2014, and (b) where applicable, the accrued cash dividend equivalents underlying such prorated number of shares as of December 31, 2014. The value attributable to the acceleration of performance cash awards is based upon the prorated amount of cash payable assuming a Target level of performance achievement. As disclosed above, the Compensation Committee has the discretion to increase the number of shares issuable or the amount of cash payable up to the prorated number of shares issuable or amount of cash payable assuming the Maximum level of performance achievement based on the Compensation Committee’s assessment of the Company’s progress towards achievement of the applicable performance measures at or prior to the change in control.

(11)	The Restoration SERP pays benefits in a lump sum upon a change in control, and in an annuity following the later of (a) the named executive officer’s earliest retirement date under the applicable Qualified Pension Plan or (b) the date of the named executive officer’s termination of employment (subject to a potential six-month delay to comply with Section 409A of the Internal Revenue Code). ERISA regulations for Qualified Pension Plans require that an interest rate different than the rate used for financial reporting purposes be used to determine benefits paid out in lump sum. The Restoration SERP uses lump sum factors under Section 417(e) of the Internal Revenue Code as defined in the applicable Qualified Pension Plan, resulting in an enhanced benefit received upon a change in control compared to the benefits received following a voluntary termination, normal retirement or involuntary not-for-cause termination. The amounts disclosed represent the enhancement received upon a change in control. In the case of Messrs. Strianese, D’Ambrosio and McNellis, they would not receive an enhancement upon a change in control because the interest rates used to calculate the lump sum value for younger executives exceeds the discount rate used to calculate the present value of normal retirement benefits. In the case of any other termination, no enhanced benefit is received under the Restoration SERP and, accordingly, no amounts relating to payments under the Restoration SERP in the case of such terminations are included in the table above. In the event of a termination for cause, all benefits under the Restoration SERP are forfeited. For a further discussion, see the 2014 Pension Benefits table on page 67.

COMPENSATION OF DIRECTORS

L-3’s compensation program for non-employee directors (the “Director Compensation Program”) is determined by our Board of Directors. The objectives of the program are to attract and retain highly qualified directors, and to compensate them in a manner that closely aligns their interests with those of our shareholders. Directors who are also employees of L-3 do not receive additional compensation for their services as directors.

Pursuant to its charter, the Compensation Committee is responsible for periodically reviewing and making recommendations to our Board of Directors with respect to director compensation. The Compensation Committee’s practice is to review the appropriateness of the components, amounts and forms of compensation provided to directors on an annual basis.

In June 2014, the Compensation Committee conducted its annual review of the Director Compensation Program and recommended that the annual board member retainer be increased from $106,000 to $110,000 beginning with the quarterly installment payable on October 21, 2014. The Compensation Committee’s recommendation was based, in part, upon a market assessment of L-3’s director pay levels and the practices of L-3’s peer group conducted by Cook & Co.

The following table provides information concerning the Director Compensation Program for 2014.

Compensation Type	Compensation Rates
Annual Board Member Retainer(1)	$110,000
Annual Board Member Equity Award(2)	$120,000
Annual Audit Committee Chairperson Retainer(1)	$30,000
Annual Compensation Committee Chairperson Retainer(1)	$10,000
Annual Nominating/Corporate Governance Committee Chairperson Retainer(1)	$10,000
Annual Audit Committee Member Retainer(1)	$20,000
Annual Lead Independent Director Retainer(1)	$25,000

(1)	Annual retainers are payable in quarterly installments in arrears on the final day of each quarterly, in-person, regular meeting of the Board of Directors. In 2014, these dates were February 11, May 6, June 24 and October 21. As noted above, in 2014, the annual board member retainer was increased from $106,000 to $110,000, beginning with the quarterly installment payable on October 21, 2014.

(2)	Each non-employee director received on May 6, 2014, the date of the 2014 annual meeting of shareholders, an award of RSUs having a grant date fair value of $120,000, calculated in accordance with the accounting standards for share-based compensation. The RSUs vest approximately one year after the grant date, subject to acceleration in the event of death, permanent disability or a change in control. Regardless of vesting, the RSUs will not be converted into shares until the earlier of: (a) the date on which the recipient ceases to be a director or (b) a change in control that satisfies specified requirements set forth in Section 409A of the Internal Revenue Code. Dividend equivalents are accrued in the form of additional RSUs with the same vesting and delivery terms as the underlying RSUs.

With respect to the retainers described above (other than the annual equity award), each non-employee director could elect to receive all such compensation in cash, our Common Stock (with respect to quarterly installments payable on February 11, 2014) and/or RSUs (with respect to quarterly installments payable on May 6, 2014 or thereafter). RSUs received pursuant to such elections (“Elected RSUs”) have identical terms and conditions as the RSUs issued in respect of the annual board member equity award, except that Elected RSUs are fully vested at the time of issuance.

2014 Director Compensation

The following table provides summary information concerning compensation paid or accrued by us to or on behalf of our non-employee directors for services rendered to us during the fiscal year ended December 31, 2014.

Name	Fees Earned or Paid in Cash(1) ($)	Stock Awards(2) ($)	All Other Compensation ($)	Total ($)
Claude R. Canizares	127,000	119,945	—	246,945
Thomas A. Corcoran	127,000	119,945	—	246,945
Ann E. Dunwoody	107,000	119,945	—	226,945
Lewis Kramer	137,000	119,945	—	256,945
Robert B. Millard	142,000	119,945	—	261,945
Lloyd W. Newton	107,000	119,945	—	226,945
Vincent Pagano, Jr.	112,000	119,945	—	231,945
H. Hugh Shelton	107,000	119,945	—	226,945
Arthur L. Simon	127,000	119,945	—	246,945
Alan H. Washkowitz	112,000	119,945	—	231,945
John P. White(3)	53,000	—	113,750	166,750

(1)	Includes fees with respect to which directors elected to receive payment in shares of our Common Stock or RSUs, each valued at the closing price on the date the director would have otherwise been issued a check for such payment. For 2014, General (Ret.) Dunwoody elected to receive payment in RSUs with respect to $80,500 of her fees. Mr. Millard elected to receive payment in shares of our Common Stock with respect to $35,250 of his fees and in RSUs with respect to $106,750 of his fees. Mr. Pagano elected to receive payment in RSUs with respect to $42,750 of his fees.

(2)	Represents the grant date fair value of RSUs based on L-3 Holdings’ closing stock price on May 6, 2014, the date of grant.

(3)	Dr. White retired from our Board of Directors on May 6, 2014. The amount set forth in the All Other Compensation column represents post-retirement consulting fees.

The following table provides a summary of the aggregate number of stock options and unvested RSUs outstanding for each of our non-employee directors as of December 31, 2014. Stock options have not been granted to non-employee directors since April 1, 2008.

Name	Outstanding Options	Outstanding RSUs
Claude R. Canizares	8,922	1,070
Thomas A. Corcoran	11,531	1,070
Ann E. Dunwoody	—	1,070
Lewis Kramer	—	1,070
Robert B. Millard	11,531	1,070
Lloyd W. Newton	—	1,070
Vincent Pagano, Jr.	—	1,070
H. Hugh Shelton	—	1,070
Arthur L. Simon	—	1,070
Alan H. Washkowitz	—	1,070

The Board of Directors has maintained company stock ownership guidelines for non-employee directors since 2006. Each non-employee director is required to own shares with a value that is equal to five times his or her annual retainer amount. Each non-employee director is required to retain 100% of net shares (after payment of fees, taxes and exercise prices, if applicable) acquired under equity-based awards until the ownership requirement is met.

“Stock ownership” is defined to include shares of Common Stock held outright, unvested RSUs and vested but undelivered RSUs. Unexercised stock options are not taken into account for purposes of the ownership guidelines.

REPORT OF THE AUDIT COMMITTEE

The directors who serve on the Audit Committee are all “independent” in accordance with the NYSE listing standards and the applicable SEC rules and regulations. During 2014, the Audit Committee fulfilled all of its responsibilities under its charter that was effective during 2014. As part of the Company’s governance practices, the Audit Committee reviews its charter on an annual basis and, when appropriate, recommends to the Board of Directors changes to its charter. The Audit Committee charter can be obtained through our website at http://www.L-3com.com.

We have reviewed and discussed with management and our independent registered public accountant, PricewaterhouseCoopers LLP, the Company’s Annual Report on Form 10-K, which includes the Company’s audited consolidated financial statements for the year ended December 31, 2014.

We have discussed with PricewaterhouseCoopers LLP, the matters required to be discussed by the Public Company Accounting Oversight Board (PCAOB) Auditing Standard No. 16 “Communications with Audit Committees.”

We have received and reviewed the written disclosures and the letter from PricewaterhouseCoopers LLP, required by the applicable requirements of the PCAOB regarding PricewaterhouseCoopers LLP’s communications with the Audit Committee concerning independence, and have discussed with PricewaterhouseCoopers LLP their independence from the Company and management.

Based on the review and discussions referred to above, we recommended to the Company’s Board of Directors that the Company’s audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014 filed with the Securities and Exchange Commission. The Board of Directors approved our recommendations.

During 2014, Lewis Kramer (Chairman), Claude R. Canizares, Thomas A. Corcoran, Vincent Pagano, Jr. and Arthur L. Simon served as members of the Audit Committee. Mr. Pagano has served as a member of the Audit Committee since October 20, 2014.

Lewis Kramer (Chairman)

Claude R. Canizares

Thomas A. Corcoran

Vincent Pagano, Jr.

Arthur L. Simon

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES

For services rendered in 2014 and 2013 by PricewaterhouseCoopers LLP, our independent registered public accounting firm, we incurred the following fees:

	Year
	2014	2013
Audit Fees(1)	$19,562,042	$13,846,533
Audit-Related Fees(2)	1,235,215	1,466,013
Tax Fees(3)	7,457,174	5,046,434
All Other Fees(4)	235,300	184,500

(1)	Represents fees incurred for the annual audits of the consolidated financial statements and internal control over financial reporting, quarterly reviews of interim financial statements, statutory audits of foreign subsidiaries, and for 2014, audit procedures performed in connection with the Company’s internal review at its Aerospace Systems segment, which was completed in October 2014.

(2)	Represents fees incurred for: (a) employee benefit plan audits, which include fees paid by both the Company and the employee benefit plans and (b) pre-implementation review services related to the implementation of a new enterprise resource planning system in 2013.

(3)	Represents fees incurred for: (a) U.S. and foreign income tax compliance, (b) expatriate tax services, (c) state tax planning services, and (d) acquisition, divestiture and restructuring related tax services, including tax consulting to the Company during 2014 in connection with the planned divestiture of its Hamburg based Marine Systems International business. Tax fees related to tax compliance in 2014 and 2013 were $2,078,585 and $1,720,196, respectively.

(4)	Represents consulting services related to: (a) a salary survey and agreed upon procedures services related to executive compensation in both 2014 and 2013 and (b) consulting services related to changes in a foreign law in 2014.

The Audit Committee has considered and determined that the provision of the services covered under the captions “Audit-Related Fees,” “Tax Fees” and “All Other Fees” is compatible with maintaining the registered public accounting firm’s independence.

In accordance with its charter, the Audit Committee has established pre-approval policies with respect to annual audit, other audit and audit related services and permitted non-audit services to be provided by our independent registered public accounting firm and related fees. The Audit Committee has pre-approved detailed, specific services. Fees related to the annual audits of our consolidated financial statements, including the Section 404 attestation, are specifically approved by the Audit Committee on an annual basis. All fees for pre-approved other audit and audit related services are pre- approved annually or more frequently, if required, up to a maximum amount equal to 50% of the annual audit fee. All fees for pre-approved permitted non-audit services are pre-approved annually or more frequently, if required, up to a maximum amount equal to 50% of the fees for audit and audit related services as reported in our most recently filed proxy statement with the SEC. Fees for permitted non-audit services that exceed 50% of the fees for audit and audit related services as reported in our most recently filed proxy statement with the SEC, are approved by the Audit Committee as required. The Audit Committee also pre-approves any proposed engagement to provide services not included in the approved list of audit and permitted non-audit services and for fees in excess of amounts previously pre-approved. One or more designated members of the Audit Committee may approve these services and related fees and expenses on behalf of the Audit Committee, provided that such approval is reported to the Audit Committee at the next regularly scheduled meeting.

All of the services covered under the captions “Audit Fees,” “Audit-Related Fees,” “Tax Fees” and “All Other Fees” were pre-approved by the Audit Committee.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

None of the individuals who served on our Compensation Committee during the 2014 fiscal year has served us or any of our subsidiaries as an officer or employee or had any relationships requiring disclosure under Item 404 of Regulation S-K during the 2014 fiscal year. None of our executive officers has served on the board of directors or compensation committee of any other entity that has or has had one or more executive officers who served as a member of our Board of Directors or our Compensation Committee during the 2014 fiscal year.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Board of Directors has adopted a written policy and written procedures for the review, approval and monitoring of transactions involving L-3 and “related persons.” For the purposes of the policy, “related persons” include executive officers, directors and director nominees or their immediate family members, or shareholders owning five percent or greater of our outstanding Common Stock.

The related person transaction policy requires:

•

that any transaction in which a related person has a material direct or indirect interest and which exceeds $120,000, such transaction referred to as a “related person” transaction, and any material amendment or modification to a related person transaction, be reviewed and approved or ratified by any committee of the Board of Directors composed solely of independent directors who are disinterested or by the disinterested members of the Board of Directors; and

•

that any employment relationship or transaction involving an executive officer and any related compensation must be approved by the Compensation Committee of the Board of Directors or recommended by the Compensation Committee to the Board of Directors for its approval.

In connection with the review and approval or ratification of a related person transaction:

•

management must disclose to the Compensation Committee or disinterested directors, as applicable, the material terms of the related person transaction, including the approximate dollar value of the amount involved in the transaction, and all the material facts as to the related person’s direct or indirect interest in, or relationship to, the related person transaction;

•

management must advise the Compensation Committee or disinterested directors, as applicable, as to whether the related person transaction complies with the terms of our agreements governing our material outstanding indebtedness that limit or restrict our ability to enter into a related person transaction;

•

management must advise the Compensation Committee or disinterested directors, as applicable, as to whether the related person transaction will be required to be disclosed in our SEC filings. To the extent required to be disclosed, management must ensure that the related person transaction is disclosed in accordance with SEC rules; and

•

management must advise the Compensation Committee or disinterested directors, as applicable, as to whether the related person transaction constitutes a “personal loan” for purposes of Section 402 of the Sarbanes-Oxley Act of 2002.

In addition, the related person transaction policy provides that the Compensation Committee, in connection with any approval or ratification of a related person transaction involving a non-employee director or director nominee, should consider whether such transaction would compromise the director or director nominee’s status as an “independent,” “outside,” or “non-employee” director, as applicable, under the rules and regulations of the SEC, NYSE and the Internal Revenue Code.

During 2014, we did not enter into any transactions with related persons that required review, approval or ratification under the Board of Directors’ related person transaction policy, except for the consulting agreement and employment relationship discussed below.

Susan D. Opp served as Senior Vice President and President of L-3’s Communication Systems Group during a potion of 2014. Her husband, Evan Deneris, and her brother-in-law, Charles Deneris (collectively, the “Related Employees”), have been employees of L-3’s Communication Systems-West division since 1982 and 1994, respectively. For 2014, the combined total compensation of the Related Employees, including salary paid, bonus earned, long-term incentives awarded and change in the present value of accrued pension benefits, was approximately $947,000. Their compensation is commensurate with that of their peers.

L-3 has implemented appropriate processes that are intended to ensure that Ms. Opp does not participate in, or influence, compensation decisions involving the Related Employees. These processes include the submission of compensation recommendations for the Related Employees directly by their respective line managers to L-3’s corporate human resources department.

Recommendations are reviewed and approved by L-3’s Vice President, Human Resources and L-3’s Executive Vice President of Corporate Strategy and Development without the involvement of Ms. Opp. L-3’s relationship with Messrs. Deneris and Deneris predates Ms. Opp being designated as an executive officer in 2011.

EQUITY COMPENSATION PLAN INFORMATION

The table below sets forth information about shares of our Common Stock that may be issued under our equity compensation plans as of December 31, 2014. For a description of our equity compensation plans, see Note 18 to the audited consolidated financial statements included in L-3’s 2014 Annual Report on Form 10-K.

	Equity Compensation Plan Information
Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted average exercise of outstanding options, warrants and rights		Number of securities remaining available for future issuance under equity compensation plans
	(In millions)				(In millions)
Equity compensation plans approved by security holders	4.8	(1)	$82.95	(2)	10.2	(3)
Equity compensation plans not approved by security holders(4)	0.1		$87.49		—
Total	4.9		$83.02		10.2

(1)	Represents awards, including stock options, RSUs and performance units, issuable under the L-3 Communications Holdings, Inc. Amended and Restated 1999 Long Term Performance Plan (the “1999 Plan”), the L-3 Communications Holdings, Inc. Amended and Restated 2008 Long Term Performance Plan (the “2008 LTPP”) and the L-3 Communications Holdings, Inc. Amended and Restated 2008 Directors Stock Incentive Plan (the “2008 DSIP”). The number of shares of Common Stock to be issued in respect of performance units has been calculated based on the assumption that the maximum levels of performance applicable to the performance units will be achieved. The table above does not include shares underlying performance units that vested on December 31, 2014 and were delivered in February 2015. For information regarding these shares, see Note 2 to the “2014 Option Exercises and Stock Vested” table on page 66.

(2)	The calculation of the weighted average exercise price excludes the effect of the RSU awards and performance unit awards, which have been granted to employees at no cost.

(3)	Includes 4.2 million and 6.0 million shares available for future issuance under the L-3 Communications Corporation 2009 Employee Stock Purchase Plan (the “2009 ESPP”) and the 2008 LTPP, respectively. For purposes of calculating the number of shares available for future issuance under the 2008 LTPP, each share of our Common Stock issued under a “full value” award (i.e., awards other than stock options or stock appreciation rights) is counted as 3.69 shares, in the case of awards granted on or after February 26, 2013, or 2.6 shares, in the case of awards granted between March 1, 2010 and February 25, 2013.

(4)	Represents stock options outstanding under the 1997 Option Plan for Key Employees of L-3 Communications Holdings, Inc. and the Amended and Restated 1998 Directors Stock Option Plan for Non-Employee Directors of L-3 Communications Holdings, Inc. (the “Legacy Option Plans”). The stock options granted under the Legacy Option Plans are non-qualified for U.S. income tax regulations, vest ratably over a three-year period on the annual anniversary of the date of grant, expire ten years from the date of grant and have an exercise price based on the closing price of our Common Stock on the date of grant.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership and changes in ownership with the SEC and the NYSE. Officers, directors and greater than 10% shareholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. Based on our records and other information, we believe that all Section 16(a) forms required to be filed were filed on a timely basis and in compliance with the requirements of Section 16(a).

HOUSEHOLDING OF PROXY MATERIALS

SEC rules permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and notices with respect to two or more shareholders sharing the same address by delivering a single proxy statement or a single notice addressed to those shareholders. This process, which is commonly referred to as “householding,” provides cost savings for companies. Some brokers household proxy materials, delivering a single proxy statement or notice to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker that they will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement or notice, or if your household is receiving multiple copies of these documents and you wish to request that future deliveries be limited to a single copy, please notify your broker. You can request prompt delivery of a copy of the Proxy Materials by writing to: Corporate Secretary, L-3 Communications Holdings, Inc., 600 Third Avenue, New York, New York 10016 or by calling (212) 697-1111.

GENERAL AND OTHER MATTERS

At the date of this proxy statement, we know of no business that will be brought before the Annual Meeting other than the matters set forth above. However, if any further business properly comes before the Annual Meeting or any adjournments or postponements of the Annual Meeting, the persons named as proxies in the accompanying proxy card will vote them in accordance with their discretion and judgment on such matters.

We have provided each shareholder whose proxy is being solicited hereby access to a copy of our Summary Annual Report and our Annual Report on Form 10-K filed with the SEC for the year ended December 31, 2014. Written requests for additional copies should be directed to: Corporate Communications, L-3 Communications Holdings, Inc., 600 Third Avenue, New York, New York 10016.

Please vote over the Internet or telephone, or (if you received a paper copy of the Proxy Materials) complete, date, sign and promptly mail the paper proxy card in the reply envelope accompanying the Proxy Materials sent to you. No postage is required if returned in the envelope provided, and mailed in the United States.

By Order of the Board of Directors,

Steven M. Post

Senior Vice President, General Counsel and

    Corporate Secretary

New York, New York

March 24, 2015

We make available, free of charge on our website, all of our filings that are made electronically with the SEC, including Forms 10-K, 10-Q and 8-K. To access these filings, go to our website, www.L-3com.com, and click on “SEC Filings” under the “Investor Relations” heading. Copies of our Annual Report on Form 10-K for the year ended December 31, 2014, including financial statements and schedules thereto, are also available without charge to shareholders upon written request addressed to:

Corporate Secretary

L-3 Communications Holdings, Inc.

600 Third Avenue

New York, New York 10016

Annex A

Amendments to the Company’s Amended and Restated Bylaws to Provide the Court of Chancery of the State of Delaware as the Sole and Exclusive Forum for Certain Actions

AMENDED AND RESTATED BYLAWS

OF

L-3 COMMUNICATIONS HOLDINGS, INC.

(hereinafter called the “Corporation”)

Dated                      ,                      Incorporated under the Laws of the State of Delaware

ARTICLE VI

MISCELLANEOUS PROVISIONS

Section 6.9 Forum Selection. Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the General Corporation Law of the State of Delaware, or (iv) any action asserting a claim governed by the internal affairs doctrine. Any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Section 6.9.

A-1

L-3 COMMUNICATIONS HOLDINGS, INC. 600 3RD AVENUE NEW YORK, NEW YORK 10016	Admission Ticket VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Daylight Time on May 4, 2015. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Daylight Time on May 4, 2015. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. Proxies submitted by mail must be received by 11:59 P.M. Eastern Daylight Time on May 4, 2015.

SHAREHOLDER MEETING REGISTRATION: To vote and/or attend the meeting, go to “shareholder meeting registration” link at www.proxyvote.com.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M80683-P60791-Z64916	KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

L-3 COMMUNICATIONS HOLDINGS, INC.
The Board of Directors recommends you vote FOR the following proposals:
1.	Election of Directors
	Nominees:	For	Against	Abstain
	1a. Ann E. Dunwoody	☐	☐	☐			For	Against	Abstain
	1b. Lewis Kramer	☐	☐	☐	2.	Ratify the appointment of PricewaterhouseCoopers LLP as independent registered public accounting firm.	☐	☐	☐
	1c. Robert B. Millard	☐	☐	☐
	1d. Vincent Pagano, Jr. 1e. H. Hugh Shelton	☐ ☐	☐ ☐	☐ ☐	3.	Approve, in a non-binding, advisory vote, the compensation paid to our named executive officers.	☐	☐	☐
	1f. Arthur L. Simon	☐	☐	☐	4.	Approve an amendment to the Company’s Amended and Restated Bylaws to designate the Delaware Chancery Court as the exclusive forum for certain legal actions.	☐	☐	☐
	1g. Michael T. Strianese	☐	☐	☐
The Board of Directors recommends you vote AGAINST the following proposal:
					5.	Approve a shareholder proposal to allow shareholders to call a special meeting.	☐	☐	☐

Please indicate if you plan to attend this meeting.		☐ Yes	☐ No

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date				Signature (Joint Owners)	Date

Admission Ticket

2015 Annual Meeting of

L-3 Communications Holdings, Inc. Shareholders

L-3 COMMUNICATIONS HOLDINGS, INC.

ANNUAL MEETING OF SHAREHOLDERS

TUESDAY, MAY 5, 2015, 2:30 P.M. EASTERN DAYLIGHT TIME

THE RITZ-CARLTON NEW YORK

BATTERY PARK

TWO WEST STREET

NEW YORK, NY

PLEASE INDICATE WHETHER YOU PLAN TO ATTEND THE 2015 ANNUAL MEETING OF SHAREHOLDERS BY MARKING THE APPROPRIATE BOX OR IF YOU USE THE INTERNET OR TELEPHONE SYSTEM, WHEN PROMPTED. ONLY THE SHAREHOLDER(S) WHOSE NAME(S) APPEAR(S) ON THIS TICKET, OR THE PROXY OF THAT SHAREHOLDER, WILL BE ADMITTED. YOU WILL NEED TO PRE-REGISTER WITH L-3 IN ADVANCE IN ORDER TO BE ADMITTED. TO ATTEND THE ANNUAL MEETING AND VOTE IN PERSON, FOLLOW THE INSTRUCTIONS PROVIDED IN THE PROXY STATEMENT. DUE TO SPACE LIMITATIONS, ADMISSION TO THE MEETING WILL BE ON A FIRST-COME, FIRST-SERVED BASIS. SEATING WILL BEGIN AT 2:00 P.M.

Upon arrival, please present this admission ticket and photo identification at the registration desk.

Directions to the 2015 Annual Meeting of Shareholders of L-3 Communications Holdings, Inc.

Directions from the East Side:

Take the FDR Drive South to the end and follow sign to the Battery Park City exit.

Proceed to the traffic light and make a right turn, go to the next light and make a left turn onto State Street and continue driving until the very end.

The hotel is located at Battery Place and West Street.

Directions from the West Side:

Take the West Side Highway South.

The West Side Highway South becomes West Street. Continue South bearing right until the end of West Street.

Turn right, the hotel is on your right.

Directions by Subway:

Take the 4/5 to Bowling Green (last stop in Manhattan).

Turn right (South) onto Battery Place.

Follow Battery Place to Little West Street; turn right, the hotel is on your left.

Or

Take the 2/3 to Wall Street.

Walk West on Wall Street to Broadway; turn left on Broadway, then right onto Battery Place.

Follow Battery Place to Little West Street; turn right, the hotel is on your left.

Or

Take the 1/9 to Rector Street.

Walk South on Greenwich Street to Battery Place.

Make a right on Battery Place and follow to Little West Street; turn right, the hotel is on your left.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement, Form 10-K & Summary Annual Report are available at www.proxyvote.com.

M80684-P60791-Z64916

Proxy

L-3 COMMUNICATIONS HOLDINGS, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF L-3 COMMUNICATIONS HOLDINGS, INC. (THE “COMPANY”) FOR THE ANNUAL MEETING OF SHAREHOLDERS OF THE COMPANY TO BE HELD ON MAY 5, 2015, AND SHOULD BE READ IN CONJUNCTION WITH THE NOTICE OF MEETING AND THE PROXY STATEMENT.

The undersigned shareholder(s) hereby appoint(s) Michael T. Strianese, Steven M. Post, and Ralph G. D’Ambrosio or any one of them, attorneys and agents, or proxy or proxies, with full power of substitution, in the name and on behalf of the undersigned, to attend, vote and act at the Annual Meeting of Shareholders to be held on May 5, 2015, at 2:30 p.m., Eastern Daylight Time, at The Ritz-Carlton New York, Battery Park, Two West Street, New York, NY, and at any and all adjournments or postponements thereof, upon the matters set forth and in accordance with their discretion on any other matters that may properly come before the meeting, or any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in accordance with the directions of the undersigned shareholder(s). In the absence of such directions, this proxy will be voted for all nominees listed on the reverse hereof, for the ratification of the appointment of PricewaterhouseCoopers LLP as independent registered public accounting firm, for the advisory approval of the compensation paid to our named executive officers, for management’s proposal relating to amending the Company’s bylaws with regard to enumerated shareholder actions being brought exclusively in the Court of Chancery of the State of Delaware unless otherwise agreed to by the Company, and against the shareholder proposal granting shareholders the right to call a special meeting under specified circumstances. The proxies are authorized in their discretion to vote upon such other business as may properly come before the meeting.

Continued and to be signed on reverse side